Exhibit 10.1
Dated 10 December 2010
GRAND VENETICO INC.
GRAND MARKELA INC.
NEWLEAD SHIPPING S.A.
NEWLEAD BULKERS S.A.
GRAND RODOSI INC.
BRAZIL HOLDINGS LTD.
AUSTRALIA HOLDINGS LTD.
—and—
CHINA HOLDINGS LTD.
as joint and several Borrowers
—and—
THE BANKS AND FINANCIAL INSTITUTIONS
listed in Schedule 1
as Banks
—and—
MARFIN EGNATIA BANK Societe Anonyme
as Agent, Security Trustee and Swap Bank
—and—
INVESTMENT BANK OF GREECE
Societe Anonyme Bancaire
as Arranger

FINANCIAL AGREEMENT
relating to a reducing revolving credit facility not exceeding
US$62,000,000 regarding, m.v.’s “GRAND VENETICO”,
“NEWLEAD MARKELA, “GRAND RODOSI”, “BRAZIL”, “AUSTRALIA” and “CHINA”

CONTENTS

1	DEFINITIONS	2
2	THE FACILITY — THE BORROWERS’ JOINT AND SEVERAL LIABILITY	35
3	AVAILABILITY — DESIGNATED TRANSACTIONS — COMMITMENTS BY THE BANKS — POSITION OF THE BANKS, THE SWAP BANK AND THE INSTRUCTING GROUP	36
4	NOTICE OF DRAWDOWN	38
5	INTEREST	40
6	INTEREST PERIODS	40
7	SUBSTITUTE BASIS	41
8	PREPAYMENT	42
9	APPLICATION OF PROCEEDS	45
10	REDUCTION — REPAYMENT	47
11	EVIDENCE OF DEBT	47
12	PAYMENTS — SET OFF- PRO RATA SHARING OF PAYMENTS	47
13	CHANGE OF CIRCUMSTANCES	50
14	REPRESENTATIONS AND WARRANTIES	53
15	SECURITIES	58
16	CONDITIONS PRECEDENT	58
17	MAINTENANCE OF SECURITY	63
18	GENERAL UNDERTAKINGS	64
19	OPERATIONAL UNDERTAKINGS	68
20	INSURANCE UNDERTAKINGS	74
21	OPERATING ACCOUNT, EARNINGS ACCOUNTS AND EARNINGS	78
22	EVENTS OF DEFAULT	79
23	FEES	82
24	EXPENSES	83
25	INDEMNITY	83
26	STAMP DUTIES	83
27	VARIATIONS AND WAIVERS	84
28	PARTIAL INVALIDITY	85
29	THE AGENT, THE SECURITY TRUSTEE, THE SWAP BANK AND THE BANKS	85
30	RETIREMENT OF THE SERVICING BANKS	91
31	ASSIGNMENTS AND TRANSFERS	92
32	LANGUAGE	94
33	NON-IMMUNITY	94
34	NOTICES	94
35	SUPPLEMENTAL	96
36	LAW AND JURISDICTION	96
37	THIS AGREEMENT AND THE OTHER FINANCE DOCUMENTS	97
EXECUTION PAGE		98
SCHEDULE 1		101
THE BANKS AND THEIR COMMITMENTS		101
SCHEDULE 2		102
NOTICE OF DRAWDOWN		102
SCHEDULE 3		105
FORM OF ACKNOWLEDGEMENT		105
SCHEDULE 4		108
FORM OF TRANSFER CERTIFICATE		108
SCHEDULE 5		112
FORM OF COMPLIANCE CERTIFICATE		112

THIS AGREEMENT is made on the 10 December day of December 2010
BETWEEN
1.	GRAND VENETICO INC., GRAND MARKELA INC., NEWLEAD SHIPPING S.A., NEWLEAD BULKERS S.A., GRAND RODOSI INC., BRAZIL HOLDINGS LTD., AUSTRALIA HOLDINGS LTD., and CHINA HOLDINGS LTD. as joint and several Borrowers;

2.	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1 as Banks;

3.	MARFIN EGNATIA BANK Societe Anonyme as Agent, Security Trustee and Swap Bank; and

4.	INVESTMENT BANK OF GREECE S.A. as Arranger.
WHEREAS
A.	The Banks have agreed to make available to the Borrowers as joint and several borrowers a reducing revolving credit facility not exceeding at any time the lesser of (i) Sixty Two million Dollars ($62,000,000) and (ii) seventy per cent (70%) of the aggregate of (a) the aggregate of the Market Values of the Owned Vessels, (b) the Equity Contribution and (c) the Sub-Bareboat Surplus in multiple Advances in the following amounts and for the following purposes:

(i)	an Advance (the “Refinancing Advance A”) in an amount of up to Seven million Eight hundred Seventy Five thousand Dollars ($7,875,000) for the purpose of initially assisting the Venetico Borrower in refinancing in full certain existing indebtedness, pursuant to the Existing Loan Agreement A;

(ii)	an Advance (the “Refinancing Advance B”) in an amount of up to Nine million Eight hundred thousand Dollars ($9,800,000) for the purpose of initially assisting the Markela Borrower in refinancing in full certain existing indebtedness, pursuant to the Existing Loan Agreement B;

(iii)	an Advance (the “Initial Working Capital Advance” and together with the Refinancing Advance A and the Refinancing Advance B the “Initial Advances”) in an amount of up to Forty Four million Three hundred and Twenty Five thousand Dollars ($44,325,000) for the purpose of providing the Borrowers or any of them with working capital; and

(iv)	Advances (hereinafter called together the “Subsequent Advances” and singly each a “Subsequent Advance”) in amounts and for purposes specifically approved by the Agent.

B.	The Borrowers and the Swap Bank have agreed to enter into master swap agreement (on the 2002 ISDA Master Agreement (Multicurrency-Crossborder) form) and Schedule thereto pursuant to which the Borrowers may enter into certain Designated Transactions with the Swap Bank pursuant to separate Confirmations.

C.	The Banks and the Swap Bank have agreed to share in the manner herein provided in the security to be granted to the Security Trustee and/or the other Creditor Parties pursuant to this Agreement.
NOW IT IS HEREBY AGREED AS FOLLOWS:
1	DEFINITIONS

1.1	In this Agreement the following terms shall have the following meanings unless the context otherwise requires:

“Account” means collectively the Earnings Account Charges and the Operating Account Charge and, in the singular, means either of them;

“Account Charges” means collectively the Earnings Account Charges and the Operating Account Charge and, in the singular, means either of them;

“Acquisition Agreement” means, in respect of the Sub-Bareboat Vessels, an agreement dated 23 November 2010 made between the Australia Owner, the Brazil Owner, the China Owner, the Rodosi Owner, the Bareboat Charterers, and the Sub-Bareboat Charterers containing, inter alia, a purchase obligation and a call option in relation to such Sub-Bareboat Vessels, as the same may from time to time be amended, varied or supplemented;

“Advance” means the principal amount of each borrowing by the Borrowers under this Agreement (including for the avoidance of doubt, the Initial Advances and the Subsequent Advances) or (as the context may require) so much thereof for the time being outstanding to the Banks hereunder or, as the case may be, the principal amount of that portion of each borrowing by the Borrowers under this Agreement for which the Borrowers select an Interest Period of a particular duration and, in the plural, means all of them;

“Agent” means Marfin Egnatia Bank Societe Anonyme, a company duly incorporated under the laws of the Republic of Greece, having its registered office at Mitropoleos 20 and Komninon, 546 24 Thessaloniki, Greece and acting in this case through its office at 91 Akti Miaouli, 185 38 Piraeus, Greece in its capacity as agent for the Banks and the Swap Bank under the Finance Documents, or any successor of it in such capacity appointed under this Agreement;

“Applicable Accounting Principles” means those accounting principles, standards and practices on which preparation of the Financial Statements are based, which US GAAP and principles and practices or such other generally accepted international accounting principles, standards and practices adopted by the Borrowers, the Corporate Guarantor and the other members of the Group after the date hereof and notified to and accepted by the Agent;

“Applicable Limit” means the maximum amount of the Facility available for drawing hereunder at any relevant time being on the date hereof the lesser of the amounts referred to in Recital A and being reduced on each of the ten (10) Reduction Dates by the Reduction Amount referred to in Clause 10 and as it may be further reduced in accordance with Clauses

8.1 and/or 8.3 and/or 8.4 and/or 10.1 and/or 10.2 and/or any other provision of this Agreement;

“Applicable Margin” means for each Advance, three point five per cent (3.5%) per annum;

“Approved Brokers” means the insurance brokers appointed by the Borrowers with the Agent’s prior approval;

“Arranger” means Investment Bank of Greece S.A., a company duly incorporated under the laws of the Republic of Greece, having its registered office at 24B, Kifissias Avenue, Maroussi 151 25, Athens, Greece;

“Auditors” means any first class firm of international accountants to be approved by the Agent;

“Australia BB Charter” means the bareboat charterparty dated 23 November 2010 made between the Australia Owner as owner and the Australia BB Charterer as bareboat charterer for a duration of ninety six (96) months as the same may from time to time be amended, varied or supplemented;

“Australia BB Charterer” means Prime Mountain Maritime Ltd of the Marshall Islands;

“Australia Borrower” means Australia Holdings Ltd., a corporation organised and existing under the laws of the Republic of Liberia, having its registered office at 80 Broad Street, Monrovia, Republic of Liberia;

“Australia Earnings Account” means the interest bearing deposit account opened by the Australia Borrower with the Agent numbered 0315610426 into which all the Earnings of the Australia Vessel are to be paid, in accordance with Clause 21.1, such account to include any substitute account or sub-account or revised account or revised designation or number whatsoever and any deposit account to which monies from the Australia Earnings Account may from time to time be paid on a time deposit basis;

“Australia Owner” means Prime Mountain Shipping Ltd of the Marshall Islands;

“Australia Sub-BB Charter” means the sub-bareboat charterparty dated 23 November 2010 made between the Australia BB Charterer as demise charterer and the Australia Borrower as sub-bareboat charterer for a duration of ninety six (96) months containing, inter alia a call option and an obligation of the Australia Borrower in respect of the purchase of the Australia Vessel, as the same may from time to time be amended, varied or supplemented with the Agent’s prior written consent;

“Australia Time Charter” means, in respect of the Australia Vessel, the time charter dated 2 November 2009 made between the Australia Borrower and the Australia Time Charterer as amended by an addendum made or as the context may require, to be made between the Australia Borrower and the Australia Time Charterer for a period of about twenty two (22) to about twenty four (24) months (about means plus/minus twenty (20) days in the Australia Time Charterer’s option) and at a rate of Twenty One thousand Seven hundred Fifty Dollars ($21,750) per day including overtime, as the same may from time to time be amended, varied or supplemented, with the Agent’s prior written consent;

“Australia Time Charterer” means Rizzo Bottiglieri de Carlini Armatori SpA., of Naples, Italy;

“Australia Vessel” means the m.v. “AUSTRALIA”, a bulk carrier vessel, with gross tonnage of 91,188 tons and net tonnage of 52,901 tons, registered in the ownership of the Australia Owner under the laws and the flag of the relevant Flag State and bareboat chartered to the Australia BB Charterer pursuant to the Australia BB Charter and thereafter sub-bareboat chartered to the Australia Borrower pursuant to the Australia Sub-BB Charter;

“Availability Period” means in respect of each Advance, the period commencing from the date of this Agreement and ending on the relevant Final Availability Date;

“Bank” means:
(a)	a bank listed in Schedule 1 and acting through its branch indicated in Schedule 1 (or through another branch notified to the Agent in accordance with Clause 31) or a successor of it; or

(b)	a direct or indirect assignee or transferee of such bank; or

(c)	a direct or indirect successor of an assignee such as is mentioned in (b) unless any of the foregoing has assigned all of its rights and novated all its obligations and liabilities under the Finance Documents;
and “Banks” means any or all of them;

“Bareboat Charters” means:
(a)	in relation to the Australia Vessel, the Australia BB Charter and the Australia Sub-BB Charter;

(b)	in relation to the Brazil Vessel, the Brazil BB Charter and the Brazil Sub-BB Charter;

(c)	in relation to the China Vessel, the China BB Charter and the China Sub-BB Charter;

(d)	in relation to the Rodosi Vessel, the Rodosi BB Charter and the Rodosi Sub-BB Charter, and

(e)	in relation to the Prosperity Vessel, the Prosperity BB Charter and in the singular means any of them;

“Bareboat Charterers” means together the Australia BB Charterer, the Brazil BB Charterer, the China BB Charterer, the Rodosi BB Charterer and, in the singular means any of them.

“Bonds” means the $145,000,000 (presently standing at $125,000,000) senior unsecured, unlisted and unrated convertible seven per cent (7%) notes issued by the Corporate Guarantor;

“Borrowed Money” means Financial Indebtedness in respect of (i) money borrowed or raised and debit balances at banks, (ii) any bond, note, loan stock, debenture or similar debt instrument, (iii) acceptance or documentary credit facilities, (iv) receivables sold or discounted (otherwise than on a non-recourse basis), (v) deferred payments for assets or services acquired, (vi) finance leases and hire purchase contracts, (vii) swaps, forward exchange contracts, futures and other derivatives, (viii) any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing or raising of money or of any of (ii) to (vii) above and (ix) guarantees in respect of Financial Indebtedness of any person falling within any of (i) to (viii) above;

“Borrowers” means, collectively, the Venetico Borrower, the Markela Borrower, the Newlead Bulkers Borrower, the Newlead Shipping Borrower, the Australia Borrower, the Brazil Borrower, the China Borrower and the Rodosi Borrower and, in the singular, means any of them;

“Brazil BB Charterer” means Prime Lake Maritime Ltd of the Marshall Islands;

“Brazil BB Charter” means the bareboat charterparty dated 23 November 2010 made between the Brazil Owner as owner and the Brazil BB Charterer as bareboat charterer for a duration of ninety six (96) months as the same may from time to time be amended, varied or supplemented;

“Brazil Borrower” means Brazil Holdings Ltd., a corporation organized and existing under the laws of the Republic of Liberia, having its registered office at 80 Broad Street, Monrovia, Liberia;

“Brazil Earnings Account” means the interest bearing deposit account opened by the Brazil Borrower with the Agent numbered 0315613422 into which all the Earnings of the Brazil Vessel are to be paid, in accordance with Clause 21.1, such account to include any substitute account or sub-account or revised account or revised designation or number whatsoever and any deposit account to which monies from the Brazil Earnings Account may from time to time be paid on a time deposit basis;

“Brazil Owner” means Prime Lake Shipping Ltd of the Marshall Islands;

“Brazil Sub-BB Charter” means the sub-bareboat charterparty dated 23 November 2010 made between the Brazil BB Charterer as demise charterer and the Brazil Borrower as sub-bareboat charterer for a duration of ninety six (96) months containing, inter alia, a call option and an obligation of the Brazil Borrower in respect of the purchase of the Brazil Vessel, as the same may from time to time be amended, varied or supplemented with the Agent’s prior written consent;

“Brazil Time Charter” means the time charter dated 20 May 2008 as amended by addenda dated 23 December 2008, 7 January 2009 and 13 August 2009 in respect of the Brazil Vessel made between Grand Nike Pte. Ltd. of Singapore (“Nike”) and the Brazil Time Charterer as charterer and novated by an addendum dated 13 August 2009 made by and among Nike, the Brazil Time Charterer and the Brazil Borrower and further amended by an addendum made or, as the context may require, to be made between the Brazil Borrower and the Brazil Time Charterer, for a period of about six (6) years (about means plus/minus sixty (60) days) and at a daily hire rate of Thirty One thousand Dollars ($31,000) pro rata gross for the first and second year and Twenty eight thousand Dollars ($28,000) pro rata gross thereafter, subject to the condition in the addendum dated 7 January 2009, as the same may be further amended, varied or supplemented, with the Agent’s prior written consent;

“Brazil Time Charterer” means TMT Bulk Corp. of Taipei, Taiwan;

“Brazil Vessel” means the m.v. “BRAZIL”, a bulk carrier vessel, with gross tonnage of 77,135 tons and net tonnage of 48,543 tons, registered in the ownership of the Brazil Owner under the laws and the flag of the relevant Flag State and bareboat chartered to the Brazil BB Charterer pursuant to the Brazil BB Charter and thereafter sub-bareboat chartered to the Brazil Borrower pursuant to the Brazil Sub-BB Charter;

“Broken Funding Costs” means any amount that the Agent may certify as necessary to compensate the Banks for any loss incurred or to be incurred by them as a consequence of repayment in respect of funds borrowed (or committed to be borrowed) or deposits taken (or committed to be taken) from third parties in connection with the commitment of the Banks in the Facility, or in liquidating or re-employing such funds or deposits for the remaining part of the then current Interest Period;

“Builders” means together the SPP Builder and the Sungdong Builder and in the singular means either of them;

“Business Day” means a day on which banks and financial markets are open for business in London, Athens, Limassol and New York and any other financial center which the Agent may deem appropriate for the operation of the provisions of this Agreement and/or the Master Agreement;

“Cash” means free and available negotiable money, orders, cheques and bank balances and deposits but to exclude (a) any cash that is specifically blocked and charged and (b) save as provided in Clause 18.1.27, cash standing to the credit of any blocked account and charged to the Creditor Parties pursuant to this Agreement;

“Cash Equivalent Investments” means at any time:
(a)	certificates of time deposit maturing within one year after the relevant date of calculation and issued by a bank or financial institution acceptable to the Agent;

(b)	any shipping and shipping-related investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security; or

(c)	any other shipping and shipping-related debt security approved by the Agent, in each case, to which any member of the Group is beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Encumbrance (other than one arising under the Security Documents);

“Charter Assignment” means in relation to each Owned Vessel, the first priority deed of assignment of the Time Charter in respect of that Owned Vessel made or, as the context may require, to be made between the Owner thereof and the Security Trustee in form and substance satisfactory to the Banks and the Swap Bank in their sole discretion as the same may from time to time hereafter be amended, varied or supplemented and, in the plural, means both of them;

“China BB Charter” means the bareboat charterparty dated 23 November 2010 made between the China Owner as owner and the China BB Charterer as bareboat charterer for a duration of ninety six (96) months as the same may be from time to time be amended, varied or supplemented;

“China BB Charterer” means Prime Time Maritime Ltd of the Marshall Islands;

“China Borrower” means China Holdings Ltd., a corporation organised and existing under the laws of the Republic of Liberia, having its registered office at 80 Broad Street Monrovia, Liberia;

“China Earnings Account” means the interest bearing deposit account opened by the China Borrower with the Agent numbered 0315612427 into which all the Earnings of the China Vessel are to be paid, in accordance with Clause 21.1, such account to include any substitute account or sub-account or revised account or revised designation or number whatsoever and any deposit account to which monies from the China Earnings Account may from time to time be paid on a time deposit basis;

“China Owner” means Prime Time Shipping Ltd of the Marshall Islands;

“China Sub-BB Charter” means the sub-bareboat charterparty dated 23 November 2010 made between the China BB Charterer as demise charterer and the China Borrower as sub-bareboat charterer for a duration of ninety six (96) months containing, inter alia, a call option and an obligation of the China Borrower in respect of the purchase of the China Vessel, as the same may from time to time be amended, varied or supplemented with the Agent’s prior written consent;

“China Time Charter” means the time charter dated 18 November 2005 as amended by an addendum no. 1 dated 10 March 2006, an addendum no. 2 dated 25 March 2006, an addendum no. 3 dated 2 August 2007, an addendum no. 4 dated 1 October 2007, an addendum no. 5 dated 8 April 2009 and an addendum no. 6 dated 13 August 2009 in respect of the China Vessel made between the China Time Charterer as charterer and Leon Shipholding Corp. of the Marshall Islands (“Leon”) and novated by addendum no. 6 dated 13 August 2009 made by and among Leon, the China Time Charterer and the China Borrower, and further amended by an addendum made or, as the context may require, to be made between the China Borrower and the China Time Charterer for a period of minimum nine (9) years and seven (7) months up to ten (10) years and six (6) months in China Time Charterer’s option and at a daily hire rate of Thirteen thousand Two hundred Fifty Dollars ($13,250) including overtime as the same may be further amended, varied or supplemented, with the Agent’s prior written consent;

“China Time Charterer” means Deiulemar Shipping Societa’ Con Unico Socio SpA. of Perugia, Italy;

“China Vessel” means the m.v. “CHINA”, a bulk carrier vessel, with gross tonnage of 73,115 tons and net tonnage of 47,445 tons, registered in the ownership of the China Owner under the laws and the flag of the relevant Flag State and bareboat chartered to the China BB Charterer pursuant to the China BB Charter and thereafter sub-bareboat chartered to the China Borrower pursuant to the China Sub-BB Charter;

“Classification Society” means in relation to:
(a)	the Venetico Vessel: RINA; and

(b)	the Markela Vessel, the Australia Vessel, the Brazil Vessel, the China Vessel and the Rodosi Vessel: Bureau Veritas ,
or in relation to each Vessel such other classification society member of the IACS as the Agent may approve in writing;

“Commitment” means in relation to each Bank the amount set out opposite its name in Schedule 1 (relative to the Facility) as reduced or cancelled by any relevant term of this Agreement;

“Commitment Letter” means the letter dated 23 November 2010 issued by the Agent and addressed to the Borrowers and the Corporate Guarantor duly accepted by the Borrowers and the Corporate Guarantor on the same date;

“Compulsory Acquisition” means requisition of title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation, forfeiture, seizure, capture, detention or confiscation for any reason of a Vessel by any Government Entity or other competent authority or by pirates, hijackers, terrorists or similar persons whether de jure or de facto, but shall exclude requisition for use or hire not involving requisition of title;

“Confirmation” in relation to any continuing Designated Transaction, has the meaning given to it in the Master Agreement;

“Control” means in relation to a body corporate:
(a)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
(i)	cast, or control the casting of, more than fifty per cent (50%) of the maximum number of votes that might be cast at a general meeting of such body corporate; or

(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of such body corporate; or

(iii)	give directions with respect to the operating and financial polices of such body corporate with which the directors or other equivalent officers of such body corporate are obliged to comply; and/or
(b)	the holding beneficially of more than fifty per cent (50%) of the issued share capital of such body corporate (excluding any part of that issued capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital), and “Controlled” shall be construed accordingly;

“Corporate Guarantee” means the guarantee and indemnity in respect of the Borrowers’ obligations under this Agreement and the other Finance Documents executed, as the context may require, to be executed by the Corporate Guarantor in favour of the Security Trustee to secure the due payment of the Indebtedness in form and substance satisfactory to the Agent and the Security Trustee in their sole discretion as the same may from time to time be amended, varied or supplemented;

“Corporate Guarantor” means NewLead Holdings Ltd., a company organized and existing under the laws of Bermuda, having its registered office at Canon’s Court, 22 Victoria Street, Hamilton, Bermuda;

“Corporate Security Parties” means collectively those of the Security Parties, which are companies or corporations and not natural persons and, in the singular, means any of them;

“Creditor Borrower” has the meaning given in Clause 2.6;

“Creditor Party” means each Servicing Bank, each Bank and the Swap Bank whether at the date of this Agreement or at any time thereafter and, in the plural, means all of them;

“Curby Contract” means a certain shipbuilding contract dated 23 January 2010 for the construction of the Curby Newbuilding, as supplemented by an agreement no.1 dated 23 January 2010, both entered into by and among the Sungdong Builder and the Curby Owner;

“Curby Newbuilding” means a certain post-panamax bulk carrier of approximately 92,000 dwt having Hull No. S1125 being constructed by the Sungdong Builder pursuant to the Curby Contract scheduled to be delivered on or about June 2011 to and acquired by the Curby Owner and to be registered in its ownership under the flag of Liberia under a name approved by the relevant flag authorities;

“Curby Owner” means Curby Navigation Ltd. of Liberia;

“Current Assets” means, at any time in respect of the Group, the amount of current assets of the Group on a consolidated basis which would be included as current assets in a consolidated balance sheet of the Group in accordance with US GAAP drawn up at such time together with such amount of Cash and Cash Equivalent Investments forming part of the Minimum Liquidity and/or any restricted cash (but always excluding any current assets arising from Derivative Financial Instruments) which may be disregarded from the current assets in a consolidated balance sheet of the Group;

“Current Liabilities” means, at any time in respect of the Group, the amount of current liabilities of the Group on a consolidated basis which would be included as current liabilities in the consolidated balance sheet of the Group in accordance with US GAAP drawn up at such time excluding Deferred Revenue and all current liabilities arising from Derivative Financial Instruments;

“Default Rate” means the aggregate of (i) the Applicable Margin, (ii) LIBOR and (iii) Two point Five per cent (2.5%) per annum;

“Deferred Revenue” means for the purposes of Clause 18.1.28, at any relevant time in respect of the Group, that liability calculated at the time a charter or other employment arrangement in respect of a Fleet Ship is assumed, by discounting at the Group’s weighted average cost of capital, the difference between the market charter rate for an equivalent ship and the assumed charter rate (as set out in the then latest Financial Statements delivered to the Agent pursuant to Clause 18.1.1);

“Derivative Financial Instruments” means at any time in respect of the Group the fair value of any Transaction entered into under the Master Agreement and the fair value of any other derivative financial instruments appearing under this heading (and previously approved by the Agent) in the consolidated financial statements of the Group provided by the Borrowers to the Agent in accordance with the provisions of Clause 18.1.1 of this Agreement or otherwise and in the event of the Corporate Guarantor or any other member of the Group changing the form or substance of the financial statements (always in accordance with US GAAP) provided by the Corporate Guarantor or any other member of the Group to the Agent so that Derivative Financial Instruments no longer appears as a heading and/or such Derivative Financial

Instruments are otherwise accounted for, the determination of what constitutes Derivative Financial Instruments shall be made by the Agent acting reasonably;

“Designated Transaction” means the Existing Transaction and each Transaction which fulfils the following requirements:
(a)	it is entered into by the Borrowers pursuant to the Master Agreement with the Swap Bank; and

(b)	its purpose is the hedging of the Borrowers’ exposure under this Agreement to fluctuations in LIBOR arising from the funding of the Facility (or any part thereof) for a period expiring no later than the Repayment Date;
“Distribution Monies” means:
(a)	any monies received by the Creditor Parties or any of them (or by any receiver or similar person appointed by any of them) from an Enforcement Action, or from the proceeds or dissolution or liquidation of any of the Security Parties or distribution of its assets among its creditors (however such liquidation or distribution may occur);

(b)	any monies received by the Creditor Parties (or any of them) as named insured, loss payee, beneficiary or assignee of any insurance policies of any of the Security Parties in consequence of or after any Enforcement Action;
“Dollars” or “$” means the lawful currency for the time being of the United States of America;

“Drawdown Date” means the Business Day on which the Borrowers have requested an Advance to be made in accordance with Clause 2.1 or (as the context requires) the date on which such Advance is actually advanced to the Borrowers;

“Early Termination Date” in relation to any continuing Designated Transaction, shall have the meaning given in the Master Agreement;

“Earnings” means in relation to each Vessel all freight, hire, passage moneys and any other amounts whatsoever which may at any time be earned by, or become payable to or for the account of the Owner or the Sub-BB Charterer thereof or (as the case may be) its agents arising out of or as a result of the ownership, possession management and/or operation of that Vessel by the Owner or the Sub-BB Charterer thereof or its agents, or under or in relation to any charterparty including, without limitation, each Time Charter contract of carriage or other contract (including a salvage or towage contract) for the use, operation or management of that Vessel, together with all payments for the variation of any such contract, all damages for any breach of any such contract, all general average and salvage remuneration and all compensation receivable in respect of any requisition for hire;

“Earnings Account” means in relation to:

(i)	the Venetico Vessel, the Venetico Earnings Account;

(ii)	the Markela Vessel, the Markela Earnings Account;

(iii)	the Australia Vessel, the Australia Earnings Account;

(iv)	the Brazil Vessel, the Brazil Earnings Account;

(v)	the China Vessel, the China Earnings Account; and

(vi)	the Rodosi Vessel, the Rodosi Earnings Account,
and, in the plural, means all of them;

“Earnings Account Charge” means:
(a)	in relation to the Venetico Earnings Account and the Markela Earnings Account: the first priority assignment, pledge and charge made or, as the context may require, to be made between the relevant Borrower and the Creditor Parties; and

(b)	in relation to the Australia Earnings Account, the Brazil Earnings Account, the China Earnings Account and the Rodosi Earnings Account: the second priority assignment, pledge and charge made or, as the context may require to be made between the relevant Borrowers and the Creditor Parties (subject to the prior rights of the First Lender under the relevant First Priority Earnings Account Charge), pledging the relevant Earnings Account to secure the due payment of the Indebtedness, in form and substance satisfactory to the Agent and the Security Trustee in their sole discretion as the same may from time to time be amended, varied or supplemented and in the plural means all of them;

“EBITDA” means, in respect of any period, the consolidated profit on ordinary activities of the Group before Taxation for such period:
(a)	adjusted to exclude Interest Receivable and Interest Payable and other similar income or costs to the extent not already excluded;

(b)	adjusted to exclude any gain or loss realised on the disposal of fixed assets (whether tangible or intangible);

(c)	after adding back depreciation and amortisation;

(d)	adjusted to exclude any exceptional or extraordinary costs or income;

(e)	after deducting any profit arising out of the release of any provisions against a liability or charge (excluding in this context the release of any provisions against liabilities or charges relating to exceptional or extraordinary items);
“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust agreement or security interest or other encumbrance of any kind securing any obligation of any person or having the effect of conferring security or any type of preferential agreement (including without limitation, title transfer and/or retention arrangements having a similar effect);

“Enforcement Action” shall mean any of the following actions taken by the Security Trustee or any of the other Creditor Parties, by means of an instruction to the Security Trustee by an Instructing Group or otherwise:
(a)	accelerating the due date of any liability of the Borrowers;

(b)	commencing to enforce or enforcing any Finance Documents;

(c)	commencing or instructing the Security Trustee to commence to enforce or to enforce the Finance Documents or any of them or exercising any power under any Finance Document;

(d)	taking any other action against any of the Security Parties or their assets or threatening any other action against any of the Security Parties or their assets the taking of which could materially affect the common interests of the Creditor Parties;
“Environmental Approvals” means collectively in relation to each Vessel any permit, licence, approval, ruling, certification, exemption or other authorisation relating to such Vessel required under applicable Environmental Laws and, in the singular, means any of them;

“Environmental Claim” means:
(a)	any claim by, or directive from, any applicable governmental, judicial or other regulatory authority alleging breach of, or non-compliance with, any Environmental Laws or Environmental Approvals or otherwise howsoever relating to or arising out of an Environmental Incident; or

(b)	any claim by any other person howsoever relating to or arising out of an Environmental Incident and, in each such case, “claim” shall mean a claim for damages, clean-up costs, compliance, remedial action or otherwise;

“Environmental Incident” means:
(c)	any release, discharge, disposal or emission of Material of Environmental Concern by or from a Relevant Ship;

(b)	any incident in which Material of Environmental Concern is released, discharged, disposed of, or emitted by or from a ship other than a Relevant Ship and which involves collision between a Relevant Ship and such other ship or some other incident of navigation or operation, in either case, where that Relevant Ship, the owner of that

Relevant Ship and/or any operator or manager of it is or are actually or allegedly at fault or otherwise liable (in whole or in part); or
(c)	any incident in which Material of Environmental Concern is released, discharged, disposed of, or emitted by or from a ship other than a Relevant Ship and where that Relevant Ship is actually or potentially liable to be arrested or attached as a result and/or where the owner of that Relevant Ship and/or any operator or a manager of it is actually or allegedly at fault or otherwise liable (in whole or in part);
“Environmental Laws” means collectively all national and international laws, ordinances, rules, regulations, rules of common law, conventions and agreements whatsoever pertaining to pollution or protection of human health or the environment (including, without limitation, the United States Oil Pollution Act of 1990 and any comparable laws of the individual States of the United States of America);

“Equity Contribution” means at any relevant time the aggregate of any amounts provided by the Corporate Guarantor or Newlead Bulker Holdings or any other member of the Group by way of equity and not in whole or in part by way of any loan from any party in relation to the acquisition of the Newbuildings and the Prosperity Vessel as evidenced to and determined by the Agent in its sole discretion on the basis of, inter alia, the information and documents referred to in Clause 18.1.1;

“Equity Ratio” means Shareholders’ Equity as a percentage of Total Assets adjusted, in each case for the difference between Fleet Market Value and Fleet Book Value;

“Event of Default” means any of the events listed in Clause 22;

“Excess Risks” means in relation to a Vessel the proportion of claims for general average and salvage charges and under the ordinary running-down clause which is not recoverable in consequence of the value at which that Vessel is assessed for the purpose of such claims exceeding her insured value;

“Existing Loan Agreement A” means the loan agreement dated 10 November 2006 made between Commerzbank Aktiengesellschaft (Hamburg branch) (“Commerzbank”) as lender and the Venetico Borrower as borrower pursuant to which Commerzbank made available to the Venetico Borrower a loan facility of up to Eighteen million Dollars ($18,000,000) for the purposes and under the terms and conditions therein set forth;

“Existing Loan Agreement B” means the loan agreement no. 164/2006 dated 29 November 2006 made between Emporiki Bank of Greece S.A. (“Emporiki”) as lender and the Markela Borrower as borrower as amended by a first supplemental agreement dated 7 August 2009 and a second supplemental agreement dated 7 April 2010 pursuant to which Emporiki made available to the Markela Borrower a loan facility of up to Fourteen million Seven hundred Fifty thousand Dollars ($14,750,000) for the purposes and under the terms and conditions therein set forth;

“Existing Transaction” means a transaction entered into by the Australia Borrower, the Brazil Borrower and the China Borrower and the Swap Bank under the Original Master Agreement, as evidenced by the Original Confirmation as the same has been novated by the Old Confirmation and shall be further or has been futher novated pursuant to the Novation Confirmation;

“Facility” means a reducing revolving credit facility in an amount of up to the lesser of (i) Sixty Two million Dollars ($62,000,000) and (ii) seventy per cent (70%) of the aggregate of (a) the aggregate of the Market Values of the Owned Vessels, (b) the Equity Contribution and (c) the Sub-Bareboat Surplus, to be made available to the Borrowers by the Banks in multiple advances pursuant to the terms of Clause 2 or, if the context may so require, so much thereof as shall for the time being be outstanding to the Banks hereunder;

“Fair Market Value” means, in relation to each Fleet Ship, the fair market value of such Fleet Ship determined in accordance with Clause 17.1;

“Final Availability Date” means:
(a)	in relation to each Refinancing Advance: 30 June 2011; and

(b)	in relation to the Initial Working Capital Advance and each Subsequent Advance: the date falling one (1) month prior to the Repayment Date, or such other date as the Agent may determine in writing;

“Finance Documents” means:
(a)	this Agreement;

(b)	the Master Agreement;

(c)	the Security Documents; and

(d)	any other document (whether creating an Encumbrance or not) which is executed at any time by any Security Party as security for, or to establish any form of subordination or priorities’ arrangement in relation to any amount payable to the Creditor Parties or any of them under this Agreement, the Master Agreement or any of the documents referred to in this definition or in any other clause of this Agreement;
“Financial Indebtedness” means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent;

“Financial Quarter” means each period of approximate three (3) months commencing on the day after a Financial Quarter Day and ending on the next following Financial Quarter Day;

“Financial Quarter Day” means 31 March, 30 June, 30 September and 31 December in any year;

“Financial Statements” means the audited by the Auditors annual or unaudited semi-annual financial statements of the Group referred to in Clause 18.1.1, comprising in each case of a statement of income, balance sheet, cash flow statement and, if applicable, relative notes;

“First Lender” means Marfin Egnatia Bank Societe Anonyme, a company duly incorporated under the laws of the Republic of Greece, having its registered office at 20 Mitropoleos & Komninon Street, 546 24 Thessaloniki, Greece and acting through its office at 91 Akti Miaouli Street, 185 38 Piraeus, Greece and shall include its successors and assigns;

“First Priority Earnings Account Charge” means, in relation to each Sub-Bareboat Charterer’s Earnings Account, the first priority assignment, pledge and charge dated 23 November 2010 granted by the relevant Sub-Bareboat Charterer to the First Lender on any monies standing the credit of that Sub-Bareboat Charterer’s Earnings Account as the same may from time to time hereafter be amended, varied or supplemented and, in the plural, means all of them;

“First Priority Manager’s Undertaking” means, in relation to each Sub-Bareboat Vessel, a letter of undertaking including, a first priority assignment of any obligatory Insurances each dated 23 November 2010 executed by the Manager in favour of the First Lender and, in the plural, means all of them;

“First Priority Security Documents” means collectively the Multipartite Deeds, the First Priority Earnings Account Pledges, the First Priority Manager’s Undertakings and the first preferred mortgages over each Sub-Bareboat Vessel executed by the owner of such Sub-Bareboat Vessel in favour of the First Lender;

“Flag State” means, in relation to:
(a)	each Vessel (save for the Markela Vessel), the Republic of Liberia;

(b)	the Markela Vessel, the Republic of the Marshall Islands or,

(c)	each Vessel, any other flag state which shall be acceptable to the Agent and the Security Trustee in their sole discretion;
“Fleet Book Value” means, at the end of a Relevant Period, the aggregate book value of the Fleet Ships less depreciation as stated in the most recent Financial Statements delivered pursuant to Clause 18.1.1;

“Fleet Market Value” means, at the date of calculation, the aggregate of the Fair Market Values of all of the Fleet Ships as last determined in accordance with Clause 17.1;

“Fleet Ships” means all the vessels (including, but not limited, to the Owned Vessels) from time to time wholly owned by the Corporate Guarantor or any other members of the Group and, in the singular, means any of them;

“General Assignment” means in relation to:
(a)	each of the Venetico Vessel and the Markela Vessel, the first priority deed of assignment; and

(b)	each Sub-Bareboat Vessel, the second priority deed of assignment (subject to prior rights of the First Lender under the relevant Multiparite), relative to the Earnings, Insurances and Requisition Compensation of such Vessel made or, as the context may require, to be made between the relevant Borrower and the Security Trustee to secure the due payment of the Indebtedness, in form and substance satisfactory to the Agent and the Security Trustee in their sole discretion as the same may from time to time be amended, varied or supplemented and in the plural means any of them;

“Government Entity” means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency or tribunal and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant;

“Grand Affection Contract” means a certain shipbuilding contract dated 30 August 2007 for the construction of the Grand Affection Newbuilding, as amended by an addendum no.1 dated 13 April 2009 and as further amended by an addendum no.2 dated 11 June 2010, an addendum no.3 dated 11 June 2010, an addendum no.4 dated 12 June 2010 and an addendum no.5 dated 2 July 2010, all entered into by and among the Grand Affection Owner and the SPP Builder;

“Grand Affection Newbuilding” means a certain handysize bulk carrier of approximately 35,000 dwt having Hull No. H-4023 being constructed by the SPP Builder pursuant to the Grand Affection Contract, scheduled to be delivered on or about February 2011 to and acquired by the Grand Affection Owner and to be registered in its ownership under the flag of Liberia under a name approved by the relevant flag authorities;

“Grand Affection Owner” means Grand Affection S.A. of the Marshall Islands;

“Grand Affinity Contract” means a certain shipbuilding contract dated 30 August 2007 for the construction of the Grand Affinity Newbuilding, as amended by an addendum no.1 dated 13 April 2009 and as further amended by an addendum no.2 dated 11 June, 2010, an addendum no.3 dated 11 June 2010, an addendum no.4 dated 12 June 2010 and an addendum no.5 dated 2 July 2010, all entered into by and among the Grand Affinity Owner and the SPP Builder;

“Grand Affinity Newbuilding” means a certain handysize bulk carrier of approximately 35,000 dwt having Hull No. H-4029 being constructed by SPP Builder pursuant to the Grand Affinity Contract, scheduled to be delivered on or about July 2012 to and acquired by the

Grand Affinity Owner and to be registered in its ownership under the flag of Liberia under a name approved by the relevant flag authorities;

“Grand Affinity Owner” means Grand Affinity S.A. of the Marshall Islands;

“Group” means the Corporate Guarantor and its Subsidiaries (whether direct or indirect and including without limitation the Borrowers) from time to time during the Security Period and “members of the Group” shall be construed accordingly;

“Indebtedness” means any and all moneys, liabilities and obligations (whether actual or contingent, whether existing or hereafter arising, whether or not for the payment of money, and including, without limitation, the Master Agreement Liabilities, Broken Funding Costs (if any), and any obligation or liability to pay damages) which are now or which may at any time and from time to time hereafter be due, owing, payable or incurred or expressed to be due, owing, payable or incurred from the Borrowers or any of them (whether as principal, surety or otherwise) to the Creditor Parties or any of them under this Agreement, the Master Agreement and the other Finance Documents;

“Initial Advances” shall have the meaning ascribed to them in Recital A (iii);

“Initial Working Capital Advance” shall have the meaning ascribed to it in Recital A (iii);

“Instructing Group” means:
(a)	subject to (b) below, all the Banks the aggregate of whose Commitments (as reduced pursuant to the relevant provisions of this Agreement) equals or exceeds Sixty-Six per cent (66%) of the Total Commitments; and

(b)	if any Bank transfers its Commitment (in part or in whole) pursuant to Clause 31 (Assignments) its reduced Commitment shall be used in the calculation in (a) above;
“Insurance Documents” means collectively all slips, cover notes, contracts, policies, certificates of entry or other insurance documents evidencing or constituting the Insurances and, in the singular means any of them;

“Insurances” means collectively in relation to each Vessel all policies and contracts of insurance (including all entries of that Vessel in a protection and indemnity and mutual hull and war risks association) or such other arrangements by way of insurance which are from time to time taken out or entered into in respect of or in connection with that Vessel and its Earnings pursuant to Clause 20 of this Agreement and all benefits of such insurances, including all claims of whatsoever nature and return of premiums;

“Insurers” means collectively the underwriters, insurance companies and mutual insurance associations with or by which the Insurances are effected;

“Interest Determination Date” means the date of determination of an Interest Rate for an Advance by the Agent for the relevant Interest Period in respect thereof in accordance with Clause 5.3;

“Interest Payable” means, in respect of any period, the aggregate (calculated on a consolidated basis) of:
(a)	the amounts charged and posted (or estimated to be charged and posted) as a current accrual accrued during such period in respect of members of the Group by way of interest on all Borrowed Money, but excluding any amount accruing as interest in-kind (and not as cash pay) to the extent capitalised as principal during such period; and

(b)	net payments in relation to interest rate or currency hedging arrangements in respect of Borrowed Money (after deducting net income in relation to such interest rate or currency hedging arrangements);
“Interest Payment Date” means for each Advance the last day of each Interest Period save that in the case of any Interest Period of more than three (3) months duration, the Interest Payment Dates for such Advance shall be each of the dates falling at consecutive three (3) monthly intervals after the commencement thereof and the last day thereof provided that if any such date is not a Business Day the relevant Interest Payment Date shall be the next succeeding day which is a Business Day unless such next succeeding Business Day falls in another calendar month in which event the relevant Interest Payment Date shall be the immediately preceding Business Day;

“Interest Period” means for each Advance each of the successive periods determined in accordance with Clause 6 of this Agreement;

“Interest Rate” means (save as provided in Clause 7) the rate of interest per annum applicable to an Advance (or any part thereof) during each Interest Period in respect thereof which is conclusively certified by the Agent to the Borrowers to be the aggregate of (a) the Applicable Margin and (b) LIBOR or the average of each Bank’s cost of funding the relevant Advance for Interest Periods of longer than six (6) months;

“Interest Receivable” means, in respect of any period, the amount of interest accrued on cash balances of the Group (including the amount of interest accrued on the Earnings Accounts, to the extent that the account holder is entitled to receive such interest) during such period;

“ISM Code” means, in relation to its application to the Manager, the relevant Borrower, the relevant Vessel and her operation:
(a)	‘The International Management Code for the Safe Operation of Ships and for Pollution Prevention’, currently known or referred to as the ‘ISM Code’, adopted by the Assembly of the International Maritime Organisation by Resolution A.741(18) on 4

November 1993 and incorporated on 19 May 1994 into chapter IX of the International Convention for the Safety of Life at Sea 1974 (SOLAS 1974); and
(b)	all further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or in the future issued by or on behalf of the International Maritime Organisation or any other entity with responsibility for implementing the ISM Code, including without limitation, the ‘Guidelines on implementation or administering of the International Safety Management (ISM) Code by Administrations’ produced by the International Maritime Organisation pursuant to Resolution A.788(19) adopted on 25 November 1995, as the same may be amended, supplemented or replaced from time to time;

“ISM Code Documentation” includes in relation to each Vessel:
(a)	the document of compliance (DOC) and safety management certificate (SMC) issued pursuant to the ISM Code in relation to that Vessel within the periods specified by the ISM Code; and

(b)	all other documents and data which are relevant to the ISM SMS and its implementation and verification which the Security Trustee may require; and

(c)	any other documents which are prepared or which are otherwise relevant to establish and maintain compliance of such Vessel and/or compliance of the relevant Borrower and/or the Manager’s compliance in respect of that Vessel with the ISM Code which the Security Trustee may require;
“ISM Responsible Person” means in relation to each Vessel:
(a)	each and every person who has assumed responsibility for the operation of that Vessel and has agreed to take over or is required to assume responsibility for the performance or observance of the duties and responsibilities imposed by the ISM Code; and

(b)	each and every person ashore who is a ‘designated person’ for the purposes of the ISM Code with direct access to the highest level of management of that Vessel’s Owner or Sub-BB Charterer (as the case may be) or operator and who, in that capacity, has under the ISM Code responsibility and authority which includes:
(i)	monitoring the safety and pollution prevention aspects of the operation of that Vessel; and

(ii)	ensuring that adequate resources and shore-based support are supplied, as required under the ISM Code;

“ISM SMS” means, in relation to each Vessel, the safety management system for that Vessel which is required to be developed, implemented and maintained by the relevant Borrower under the ISM Code;

“ISPS Code” means the International Ship and Port Facility Security Code adopted by the International Maritime Organization Assembly as the same may have been or may be amended or supplemented from time to time;

“ISPS Code Documentation” includes in relation to each Vessel:
(a)	the International Ship Security Certificate issued pursuant to the ISPS Code in relation to that Vessel within the periods specified by the ISPS Code; and

(b)	all other documents and data which are relevant to the ISPS Code and its implementation and verification which the Agent may require;
“LIBOR” means for each Interest Period:
(a)	the rate per annum equal to the offered quotation for deposits in Dollars for a period equal to or as near as possible equal to, the relevant Interest Period which appears on the appropriate page of the Reuters Monitor Money Rates Service at or about 11:00 a.m. (London time) two (2) Business Days prior to the commencement of that Interest Period (or on such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for Dollars); or

(b)	if no rate is quoted on the appropriate page of the Reuters Monitor Money Rates Service, the rate per annum determined by the Agent to be the arithmetic mean (rounded upwards, if necessary, to the nearest one-sixteenth of one per cent) of the rates per annum notified to the Agent by each Bank as the rate at which deposits in Dollars are offered to that Bank by leading banks in the London Interbank Market at that Bank’s request at or about 11.00 a.m. (London time) two (2) Business Days prior to the commencement of that Interest Period for a period equal to that Interest Period and for delivery on the first Business Day of it;
“Major Casualty” means, in relation to each Vessel, any casualty to such Vessel in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds Three hundred thousand Dollars ($300,000) or the equivalent in any other currency;

“Management Agreement” means in relation to each Vessel the management agreement made or to be made between the relevant Borrower and the Manager on terms acceptable to the Security Trustee and the Instructing Group and, in the plural, means all of them;

“Manager” means the Newlead Bulkers Borrower or, any other company acceptable to the Agent as manager of the Vessels or any of them;

“Manager’s Undertaking” means:
(a)	in relation to each Owned Vessel, a letter of undertaking including, where appropriate, a first assignment of any obligatory Insurances; and

(b)	in relation to each Sub-Bareboat Vessel, a letter of undertaking including, where appropriate, a second priority assignment of any obligatory Insurances (subject to prior rights of the First Lender under the relevant First Priority Manager’s Undertaking), executed or, as the context may require, to be executed by the Manager in favour of the Security Trustee, in form and substance satisfactory to the Banks and the Swap Bank in their sole discretion as security for the Indebtedness, as the same may from time to time be amended, varied or supplemented and, in the plural, means all of them;

“Markela Borrower” means Grand Markela Inc., a corporation organized and existing under the laws of the Republic of Liberia, having its registered office at 80 Broad Street, Monrovia, Republic of Liberia;

“Markela Earnings Account” means the interest bearing deposit account opened by the Markela Borrower with the Agent, numbered 0381379420 into which all the Earnings of the Markela Vessel are to be paid, in accordance with Clause 21.1, such account to include any substitute account or sub-account or revised account or revised designation or number whatsoever and any deposit account to which monies from the Markela Earnings Account may from time to time be paid on a time deposit basis;

“Markela Time Charter” means the time charter in respect of the Markela Vessel dated 10 May 2007 as amended by an addendum dated 2 April 2008 and as further amended by an addendum no. 2 dated 8 September 2010, each made between the Markela Borrower and the Markela Time Charterer for a period of about 60-53 months plus or minus fifteen (15) days in the Markela Time Charterer’s option and at a daily hire rate of Twenty Two thousand Two hundred Fifty Dollars ($22,250) per day plus overtime, as the same may from time to time be amended, varied or supplemented, with the Agent’s prior written consent;

“Markela Time Charterer” means Perseveranza SpA of Naples, Italy;

“Markela Vessel” means the m.v. “NEWLEAD MARKELA”, a bulk carrier vessel, with gross tonnage of 38022 tons and net tonnage of 24121 tons, registered in the ownership of the Markela Borrower under the laws and the flag of the relevant Flag State;

“Market Value” means the market value of each Vessel determined in accordance with Clause 17.1;

“Master Agreement” means the master swap agreement (on the 2002 ISDA Master Agreement (Multicurrency-Crossborder) form) and Schedule thereto both made or, as the context may require, to be made between the Borrowers and the Swap Bank and includes all Designated Transactions from time to time entered into and Confirmations from time to time exchanged thereunder;

“Master Agreement Assignment” means in relation to the Master Agreement, the assignment of that Master Agreement in favour of the Security Trustee executed or, as the context requires, to be executed by the Borrowers in form and substance satisfactory to the Agent and the Security Trustee in their sole discretion as security for the Indebtedness, as the same may from time to time be amended, varied or supplemented;

“Master Agreement Liabilities” means at any relevant time all liabilities actual or contingent, present or future of the Borrowers or any of them to the Swap Bank under the Master Agreement;

“Material of Environmental Concern” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting toxic or hazardous;

“Maximum Permitted Swap Exposure” an amount not exceeding the lesser of Six million Two hundred thousand Dollars ($6,200,000) and ten per cent (10%) of the, at any time, Applicable Limit;

“Minimum Liquidity” means an amount of Cash and Cash Equivalent Investments equal to five per cent (5%) of the, at any time, outstanding amount of the Facility;

“Mortgage” means in relation to each Owned Vessel, the first preferred mortgage on that Vessel granted or, as the context may require, to be granted by the Owner of that Vessel in favour of the Security Trustee, to secure the due payment of the Indebtedness in form and substance satisfactory to the Agent and the Security Trustee in their sole discretion as the same may from time to time hereafter be amended or supplemented and, in the plural, means both of them;

“Mortgaged Vessel” means at any relevant time an Owned Vessel, which is at such time subject to a Mortgage and/or its Earnings, Insurances and Requisition Compensation of which are subject to an Encumbrance pursuant to the relevant Security Documents and an Owned Vessel shall, for the purposes of this Agreement, be regarded as a Mortgaged Vessel as from the date on which the Mortgage of that Owned Vessel has been executed and registered in accordance with this Agreement until whichever shall be the earlier of (i) the payment in full of the amount required to be paid to the Banks, pursuant to Clause 8.1 following the Total Loss or sale or discharge of Mortgage respectively of such Owned Vessel and (ii) the end of the Security Period and, in the plural, means both of them;

“Multipartite Deed” means, in relation to each Sub-Bareboat Vessel, the first priority deed dated 23 November 2010 executed by and among inter alios the relevant Sub-Bareboat Charterer of that Bareboat Vessel and the First Lender, containing, inter alia, an assignment of the relevant Sub-Bareboat Charterer’s rights under the Acquisition Agreement, the relevant

Time Charter and in the Earnings and the Insurances in respect of such Sub-Bareboat Vessel as the same may be amended varied or supplemented and, in the plural, means all of them;

“Nasdaq” means the National Association of Securities Dealers Automated Quotation;

“Newbuildings” means together:
(a)	the Grand Affection Newbuilding;

(b)	the Grand Affinity Newbuilding ; and

(c)	the Curby Newbuilding,
and in the singular means any of them;

“Newbuildings Contracts” means together the SPP Contracts and the Sungdong Contracts and in the singular means any of them;

“Newbuildings Owners” means together the Curby Owner, the Grand Affection Owner and the Grand Affinity Owner and in the singular means any of them;

“Newlead Bulkers Borrower” means Newlead Bulkers S.A., a corporation organized and existing under the laws of the Republic of Liberia, having its registered office at 80 Broad Street, Monrovia, Liberia;

“Newlead Bulker Holdings” means Newlead Bulker Holdings Inc. a corporation organized and existing under the laws of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Marshall Islands;

“Newlead Shipping Borrower” means Newlead Shipping S.A., a corporation organized and existing under the laws of the Republic of Panama, having its resident agent’s address at HSBC Building, Samuel Lewis Avenue, Panama, Republic of Panama;

“Newlead Tanker Holdings” means Newlead Tanker Holdings Inc. a corporation organized and existing under the laws of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Marshall Islands

“Nomination Date” means the Business Day, which is two (2) Business Days prior to the commencement of an Interest Period;

“Notice of Drawdown” means the written notice in the form set out in Schedule 2 (or in any other form which the Agent may require);

“Novation Confirmation” means, in respect of the Existing Transaction, as novated by the Old Confirmation a Confirmation made, or as the context may require, to be made by and among the Sub-Bareboat Charterers, the Newlead Bulkers Borrower and the Newlead

Shipping Borrower as transferors, the Borrowers as transferees and the Swap Bank as remaining party, whereby all the rights, liabilities, duties and obligations of the Sub-Bareboat Charterers, the Newlead Bulkers Borrower and the Newlead Shipping Borrower to the Swap Bank under the Old Confirmation are transferred by novation to the Borrowers as joint and several obligors, in form and substance satisfactory to the Swap Bank in its sole discretion;

“Old Confirmation” means a novation confirmation dated 6 May 2010 in respect of the Existing Transaction made between the Sub-Bareboat Charterers, the Newlead Bulkers Borrower and the Newlead Shipping Borrower and the Swap Bank whereby all the rights, liabilities, duties and obligations of the Australia Borrower, Brazil Borrower and the China Borrower under the Original Master Agreement were transferred by novation to the Sub-Bareboat Charterers, the Newlead Bulkers Borrower and the Newlead Shipping Borrower;

“Operating Account” means the interest-bearing deposit account number 0381374422 in the joint names of the Borrowers to be maintained throughout the Security Period with the Agent in the Republic of Greece, such account to include any sub-accounts or call accounts opened under the same designation and shall include any substitute account or sub-account or revised designation or number whatsoever and any deposit account to which monies from the Operating Account may from time to time be paid on a time deposit basis;

“Operating Account Charge” means the first priority assignment, pledge and charge made or, as the context may require, to be made between the Borrowers and the Creditor Parties, pledging the Operating Account to secure the due payment of the Indebtedness in form and substance satisfactory to the Agent and the Security Trustee in their sole discretion as the same may from time to time be amended, varied or supplemented;

“Original Confirmation” means a confirmation dated as of 2 September 2009 made in respect of the Existing Transaction between the Australia Borrower, the Brazil Borrower and the China Borrower and the Swap Bank under the Original Master Agreement;

“Original Master Agreement” means the master swap agreement (on the 2002 ISDA Master Agreement (Multicurrency-Crossborder) form) and Schedule thereto both dated as of 2 September 2009 and made between the Australia Borrower, the Brazil Borrower and the China Borrower and the Swap Bank;

“Owned Vessels” means together the Venetico Vessel and the Markela Vessel and in the singular means either of them;

“Owner” means in relation to:
(i)	the Venetico Vessel, the Venetico Borrower; and

(ii)	the Markela Vessel, the Markela Borrower,
and, in the plural, means both of them;

“Party” means in relation to any document, a party to that document;

“Permitted Encumbrance” means:
(a)	any Encumbrance created by or pursuant to the Finance Documents;

(b)	any Encumbrance created by or pursuant to the First Priority Security Documents; and

(c)	any lien on any Vessel for crew’s wages or salvage or otherwise arising in the normal course of trading and being regularly settled, the total amount of such lien or liens not to be material in the sole opinion of the Security Trustee in relation to any security created in favour of the Security Trustee or the Creditor Parties pursuant to the Finance Documents;
Pertinent Jurisdiction”, in relation to a company, means:
(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company’s central management and control is or has recently been exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)	a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a permanent place of business, or in which an Encumbrance created by the company must or should be registered in order to ensure its validity or priority; and

(f)	a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c) above;
“Proceeds” means the proceeds paid under the terms of the Finance Documents (including but not limited to the proceeds of any sale of a Vessel, the Earnings and the Insurances thereof), the proceeds from the enforcement of any of the Finance Documents, and following an Event of Default, any moneys to the credit of any of the Earnings Accounts, the Operating Account or any of them;

“Proportionate Share” means, at any time in relation to the Bank, the proportion which that Bank’s Commitment (whether or not advanced) then bears to the aggregate Commitments of all the Banks (whether or not advanced);

““Prosperity BB-Charter” means the bareboat charterparty dated 24 September 2010 made between the Prosperity Owner and the Prosperity BB Charterer containing, inter alia, an obligation of the Prosperity BB Charterer in respect of the purchase of the Prosperity Vessel as the same may from time to time be amended, varied or supplemented with the Agent’s prior written consent;

“Prosperity BB-Charterer” means Newlead Prosperity Inc. of the Marshall Islands;

“Prosperity Owner” means Prelude Shipmanagement Ltd. of the Marshall Islands;

“Prosperity Vessel” means the m.v. “Newlead Prosperity” a bulk carrier vessel of 34,682 dwt, presently registered in the ownership of the Prosperity Owner under the flag of the Commonwealth of the Bahamas and bareboat chartered to the Prosperity BB Charterer pursuant to the Prosperity BB Charter;

“Protection and Indemnity Risks” means the usual risks covered by a protection and indemnity association that is a member of the International Group of Protection and Indemnity Associations, including the proportion not otherwise recoverable in case of collision under the ordinary running-down clause;

“Reduction Date” means the date falling three (3) months from the Drawdown Date of the Advance first to occur and each of the nine (9) dates falling at successive quarterly intervals thereafter throughout the Security Period, on each of which dates the Applicable Limit shall be reduced in accordance with Clause 10 provided that if any such day is not a Business Day the relevant Reduction Date shall be the next succeeding day which is a Business Day unless such next succeeding Business Day falls in another calendar month in which event the relevant Reduction Date shall be the immediately preceding Business Day;

“Reduction Amount” means, an amount of One hundred thousand Dollars ($100,000) by which the Applicable Limit shall be reduced on each Reduction Date in accordance with Clause 10.2;

“Refinancing Advance A” shall have the meaning ascribed to it in Recital A(i);

“Refinancing Advance B” shall have the meaning ascribed to it in Recital A(ii);

“Refinancing Advances” means, together, the Refinancing Advance A and the Refinancing Advance B and, in the singular, means either of them;

“Relevant Ship” means each Vessel, the Prosperity Vessel, each Newbuilding Vessel and any other ship from time to time owned, managed or crewed by, or demise or bareboat chartered to a Borrower and/or a Manager and/or any other member of the Group and, in the plural, means all of them;

“Repayment Date” means the date falling Thirty months from the Drawdown Date of the Advance first to occur;

“Requisition Compensation” means all compensation payable by reason of Compulsory Acquisition of a Vessel;

“Rodosi BB Charter” means the bareboat charterparty dated 23 November 2010 made between the Rodosi Owner as owner and the Rodosi BB Charterer as bareboat charterer for a duration of ninety six (96) months as the same may from time to time be amended, varied or supplemented;

“Rodosi BB Charterer” means Prime Hill Maritime Ltd of the Marshall Islands;

“Rodosi Borrower” means Grand Rodosi Inc., a corporation organized and existing under the laws of the Republic of Liberia, having its registered office at 80 Broad Street, Monrovia, Republic of Liberia;

“Rodosi Earnings Account” means the interest bearing deposit account opened by the Rodosi Borrower with the Agent, numbered 0169089429 into which all the Earnings of the Rodosi Vessel are to be paid, in accordance with Clause 21.1, such account to include any substitute account or sub-account or revised account or revised designation or number whatsoever and any deposit account to which monies from the Rodosi Earnings Account may from time to time be paid on a time deposit basis;

“Rodosi Owner” means Prime Hill Shipping Ltd of the Marshall Islands;

“Rodosi Sub-BB Charter” means the sub-bareboat charterparty dated 23 November 2010 made between the Rodosi BB Charterer as demise charterer and the Rodosi Borrower as sub-bareboat charterer for a duration of ninety six (96) months containing, inter alia, a call option and a purchase obligation of Rodosi Borrower in respect of the purchase of the Rodosi Vessel as such may from time to time be amended, varied or supplemented with the Agent’s prior written consent;

“Rodosi Time Charter” means the time charter in respect of the Rodosi Vessel dated 18 August 2010 made between the Rodosi Borrower and the Rodosi Time Charterer as amended by an addendum made or, as the context may require, to be made between the Rodosi Borrower and the Rodosi Time Charterer for a period of about four (4) / about six (6) months (about means 15 days more or less at the Rodosi Time Charterer’s option) and at a daily hire rate of Twenty Two thousand Nine hundred Fifty Dollars ($22,950) per day including overtime shall be calculated basis GMT, as the same may from time to time be amended, varied or supplemented, with the Agent’s prior written consent;

“Rodosi Time Charterer” means A.W.B. (Geneva) SA of Geneva, Switzerland;

“Rodosi Vessel” means the m.v. “GRAND RODOSI”, a bulk carrier vessel, with gross tonnage of 37,519 tons and net tonnage of 22,604 tons, registered in the ownership of the Rodosi Owner, under the relevant Flag State and bareboat chartered to the Rodosi BB Charterer pursuant to the Rodosi BB Charter and thereafter sub-bareboat chartered to the Rodosi Borrower pursuant to the Rodosi Sub-BB Charter;

“Security Documents” means the Mortgages, the General Assignments, the Account Charges, the Corporate Guarantee, the Charter Assignments, the Manager’s Undertakings,

the Master Agreement Assignment, the Shares Pledge and any other agreement or document that may be executed at any time by the Borrowers, the other Security Parties or any other person as security for all or any part of the Indebtedness;

“Security Parties” means collectively each Party to the Finance Documents (other than the Creditor Parties) and, in the singular, means any of them;

“Security Period” means the period commencing with the execution of this Agreement and ending on the date on which the Indebtedness is repaid in full to the Creditor Parties to the full satisfaction of the Security Trustee;

“Security Requirement” means the amount in Dollars (as certified by the Agent whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrowers and the Creditor Parties) which is, at any relevant time one hundred thirty per cent (130%) of the aggregate of (i) the Facility and (ii) the Maximum Permitted Swap Exposure;

“Security Trustee” means Marfin Egnatia Bank Societe Anonyme, a company duly incorporated under the laws of the Republic of Greece, having its registered office at Mitropoleos 20 and Komninon, 546 24 Thessaloniki, Greece and acting in this case through its office at 91 Akti Miaouli, 185 38 Piraeus, Greece in its capacity as security trustee for the Banks under the Finance Documents, or any successor of it in such capacity appointed under this Agreement;

“Security Value” means the amount in Dollars (as certified by the Agent whose certificate shall in the absence of manifest error, be conclusive and binding on the Borrowers and the Creditor Parties) which is, at any relevant time, the aggregate of (a) the Market Values of the Mortgaged Vessels as most recently determined in accordance with Clause 17.1 and (b) the market value of any security (other than security on the Mortgaged Vessels) for the time being provided to the Security Trustee or the Creditor Parties as determined by the Agent in its sole discretion;

“Servicing Bank” means each of the Agent and the Security Trustee whether as at the date of this Agreement or at any time thereafter and, in the plural, means both of them;

“Shares Pledge” means the first priority charge over all the shares of Newlead Bulker Holdings to be executed by the Corporate Guarantor in favour of the Security Trustee to secure the due payment of the Indebtedness in form and substance satisfactory to the Banks and the Swap Bank in their sole discretion as the same may from time to time hereafter be amended, varied or supplemented;

“Shareholders Equity” means, at any time in respect of the Group, the amount of shareholders equity of the Group on a consolidated basis which would be included as shareholders equity in the consolidated balance sheet of the Group in accordance with US GAAP drawn up at such time;

“SPP Builder” means SPP Shipbuilding Co., Ltd of Korea or its nominee;

“SPP Contracts” means together the Grand Affection Contract and the Grand Affinity Contract;

“Sub-Bareboat Charters” means together the Australia Sub-BB Charter, the Brazil Sub-BB Charter, the China Sub-BB Charter and the Rodosi Sub-BB Charter and in the singular means any of them;

“Sub-Bareboat Charterers” means:
(a)	in relation to the Australia Vessel, the Australia Borrower;

(b)	in relation to the Brazil Vessel, the Brazil Borrower;

(c)	in relation to the China Vessel, the China Borrower; and

(d)	in relation to the Rodosi Vessel, the Rodosi Borrower,
and in the singular means any of them;

“Sub-Bareboat Surplus” means at any relevant time the net present value of the projected cash flow surplus of the Sub-Bareboat Vessels to be determined by the Agent in its absolute discretion on the basis, of inter alia, the information and documents to be provided pursuant to Clause 18.1.1;

“Sub-Bareboat Vessels” means together the Australia Vessel, the Brazil Vessel, the China Vessel and the Rodosi Vessel and, in the singular, means any of them;

“Subject Documents” means all of the Finance Documents, the Time Charters, the Bareboat Charters, the Newbuilding Contracts and the Management Agreements (none to be amended, varied, supplemented or modified without the consent of the Security Trustee) and together with any other instrument, document or memorandum, scheduled to any of the documents referred to above, and any notice, consent or acknowledgement referred to in or required pursuant to any of the documents referred to above and any document, instrument or memorandum which secures any of the obligations of the Borrowers under any of the Finance Documents or under any other Subject Document;

“Subsequent Advance” shall have the meaning ascribed to it in Recital A (iv);

“Subsidiary” of a person means: (a) any other person directly or indirectly Controlled by that person; or (b) any other person whose dividends or distributions on ordinary voting share capital that person is entitled to receive more than fifty per cent (50%); or (c) any entity (whether or not so Controlled) treated as a Subsidiary in the financial statements of that person from time to time;

“Sungdong Builder” means Sungdong Shipbuilding and Marine Engineering Co., Ltd of Korea;

“Swap Bank” means Marfin Egnatia Bank Societe Anonyme, a company duly incorporated under the laws of the Republic of Greece, having its registered office at Mitropoleos 20 and

Komninon, 546 24 Thessaloniki, Greece and acting in this case through its office at 91 Akti Miaouli, 185 38 Piraeus, Greece or any successor of it;

“Swap Exposure” means, as at any relevant date the amount certified by the Swap Bank (whose certificate shall in the absence of manifest error be conclusive and binding on the Borrowers) to the Agent to be the aggregate net amount in Dollars which would be payable by the Borrowers to the Swap Bank under (and calculated in accordance with) section 6(e) (Payments on Early Termination) of the Master Agreement if an Early Termination Date had occurred on the relevant date in relation to all continuing Designated Transactions;

“Taxes” means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed (other than taxes on the overall net income of the Banks) and “Tax” and “Taxation” shall be construed accordingly;

“Time Charter” means
(a)	in relation to the Venetico Ship, the Venetico Time Charter;

(b)	in relation to the Markela Ship, the Markela Time Charter

(c)	in relation to the Australia Ship, the Australia Time Charter;

(d)	in relation to the Brazil Ship, the Brazil Time Charter;

(e)	in relation to the China Ship, the China Time Charter; and

(f)	in relation to the Rodosi Ship, the Rodosi Time Charter,
and in the plural means all of them;

“Time Charterers” means collectively the Venetico Time Charterer, the Markela Time Charterer, the Australia Time Charterer, the Brazil Time Charterer, the China Time Charterer and the Rodosi Time Charterer or, in relation to each Vessel, any other charterer of that Vessel, which is approved by the Agent for the purposes of Clause 19.1.5;

“Total Assets” means at any time in respect of the Group, the amount of total assets of the Group on a consolidated basis which would be included as total assets in a consolidated balance sheet of the Group in accordance with US GAAP drawn up at such time;

“Total Commitments” means in relation to the Banks, the aggregate for the time being of their respective Commitments in respect of the Facility;

“Total Loss” means in relation to a Vessel:
(a)	the actual or constructive or compromised or arranged or agreed total loss of that Vessel; or

(b)	the Compulsory Acquisition of that Vessel; or

(c)	the hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of such Vessel (other than where the same amounts to the Compulsory Acquisition of such Vessel) by any Government Entity or by persons acting or purporting to act on behalf of any Government Entity; unless that Vessel be released and restored to the Owner or the Sub-BB Charterer thereof from such hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation within thirty (30) days after the occurrence thereof or such lesser period provided in such Vessel’s War Risks Insurances;
“Transaction” has the meaning given in the Master Agreement;

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 3 signed by a Bank and a Transferee whereby:
(i)	such Bank seeks to procure the transfer to such Transferee of all or a part of the Bank’s rights and obligations hereunder, subject to and upon the terms and conditions set out in Clause 31; and;

(ii)	such Transferee undertakes to perform the obligations it will assume as a result of delivery of such certificate to the Agent as contemplated in Clause 31.5;
“Transferee” means a bank to which a Bank seeks to transfer all or part of its rights and obligations in accordance with Clause 31;

“Trust Property” means collectively:
(i)	the security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Security Trustee under or pursuant to the Finance Documents (including, without limitation, the benefit of all covenants and undertakings given in the Finance Documents);

(ii)	all moneys, property and other assets paid or transferred to or vested in the Security Trustee (or the Agent or any other agent of the Security Trustee) or received or recovered by the Security Trustee (or the Agent or any other agent of the Security Trustee) pursuant to, or in connection with, any of the Finance Documents; and

(iii)	all rights, benefits, interests, money, investments, property, and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by the Security Trustee (or the Agent or any other agent of the Security Trustee) in respect of the same (or any part thereof);
“US GAAP” means generally accepted accounting principles adopted in the United States;

“Venetico Borrower” means Grand Venetico Inc., a corporation organized and existing under the laws of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Marshall Islands;

“Venetico Earnings Account” means the interest bearing deposit account opened by the Venetico Borrower with the Agent, numbered 0381378424 into which all the Earnings of the Venetico Vessel are to be paid, in accordance with Clause 21.1, such account to include any substitute account or sub-account or revised account or revised designation or number whatsoever and any deposit account to which monies from the Venetico Earnings Account may from time to time be paid on a time deposit basis;
“Venetico Time Charter” means the time charter in respect of the Venetico Vessel dated 7 January 2009 as amended by an addendum no.1 dated 10 September 2010, both made between the Venetico Borrower and the Venetico Time Charterer for a period of about 42 months (plus or minus 60 days) plus six (6) months in the Venetico Time Charterer’s option and at a daily hire rate of Sixteen thousand Five hundred Dollars ($16,500) per day for the first year and Eighteen thousand Five hundred Dollars ($18,500) per day thereafter, as the same may from time to time be amended, varied or supplemented, with the Agent’s prior written consent;

“Venetico Time Charterer” means TMT Bulk Corp. of Taipei, Taiwan;

“Venetico Vessel” means the m.v. “GRAND VENETICO”, a bulk carrier vessel, with gross tonnage of 73116 tons and net tonnage of 47213 tons, registered in the ownership of the Venetico Borrower under the relevant Flag State;

“Vessels” means collectively the Owned Vessel, and the Sub-Bareboat Vessels and, in the singular, means any of them;

“War Risks” means all risks referred to in the Institute Time Clauses (Hulls) (1/10/83) and (1/11/95) including, but not limited to, the risk of mines, blocking and trapping, missing vessel, confiscation and all risks excluded by Clause 23 of the Institute Time Clauses (Hulls) (1/10/83) or Clause 24 of the Institute Time Clauses (Hulls) (1/11/1995) or Clause 29 of the International Hull Clauses (01/11/2002) or Clause 29 of the International Hull Clauses (01/11/2003); and

“Working Capital” means for the purposes of Clause 18.1.28 Current Assets less Current Liabilities (excluding at any given time, (a) the current portion of long-term debt maturing within twelve (12) months and (b) non-cash current liabilities of the Group on a consolidated basis which would be included as non cash liabilities in the consolidated balance sheet of the Group in accordance with US GAAP drawn up at such time in relation to Deferred Revenue).

1.2	In this Agreement references to the “Agent”, the “Security Trustee”, the “Swap Bank” or any “Bank” shall be construed so as to include its and any subsequent successors, assigns, transferees and sub-participants in accordance with their respective interests.

1.3	In this Agreement references to periods of “months” shall mean a period beginning in one (1) calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month in which such period started and (a) if such numerically corresponding day is not a Business Day, such period shall end on the next following Business Day in the same calendar month, or if there is no such Business Day, such period shall end on the preceding Business Day and (b) if there is no numerically corresponding day in the next calendar month then such period shall end on the last Business Day in that calendar month (and “month” and “monthly” shall be construed accordingly).
1.4	In this Agreement unless the context otherwise requires:

1.4.1	clause headings and sub-headings are inserted for convenience only and shall not affect the construction of the Agreement and unless otherwise specified, all references to Clauses and Schedules are to clauses of, and schedules to, this Agreement;

1.4.2	words importing the singular shall include the plural and vice versa;

1.4.3	fees (including legal fees), costs and expenses shall be exclusive of any value added tax or similar tax (if any) which shall accordingly be payable in addition;

1.4.4	any reference to agreements, documents or instruments includes a reference to that agreement, document or instrument as amended, supplemented, substituted, novated or assigned from time to time;

1.4.5	references to persons include any individual, partnership, firm, trust, body corporate, government, governmental body, authority, agency, unincorporated body of persons or association;

1.4.6	a reference to any enactment or statutory provision include any enactment or statutory provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same and shall include any orders, regulations, codes of practice, instruments or other subordinated legislation made under the relevant enactment or statutory provision;

1.4.7	the words “herein”, “hereto” and “hereunder” refer to this Agreement as a whole and not to the particular Clause or Schedule in which the words may be used; and

1.4.8	the liquidation, winding-up or dissolution of a company or body corporate or the appointment of a receiver, manager or administrator of or in relation to a company or body corporate or any of its assets shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which it is incorporated or any jurisdiction in which it carries on business or has assets or liabilities.

1.5	This Agreement supersedes the terms and conditions contained in any correspondence relating to the subject matter of this Agreement exchanged between the Agent or the Security Trustee or any of the Banks or the Swap Bank and the Borrowers or their representatives prior to the date of this Agreement, including without limitation, the Commitment Letter.

2	THE FACILITY — THE BORROWERS’ JOINT AND SEVERAL LIABILITY

2.1	The Banks hereby agree to make available to the Borrowers upon the terms and subject to the conditions of this Agreement their respective Commitment in the Facility not exceeding in aggregate the lesser of Sixty Two million Dollars ($62,000,000) and the amount stated in Recital A in the Advances and for the purposes stated in Recital A.

2.2	The Borrowers hereby undertake to use the entire proceeds of each Advance only for the purposes stated in Recital A.

2.3	Subject to the terms of this Agreement, the Banks shall make available each Advance to the Borrowers on the Drawdown Date in respect thereof.

2.4	All the liabilities and obligations of the Borrowers under this Agreement shall, whether expressed to be so or not, be joint and several so that each Borrower shall be jointly and severally responsible with the other Borrowers for all liabilities and obligations of the Borrowers under this Agreement and so that such liabilities and obligations shall not be impaired by:
(a)	any failure of this Agreement to be legal, valid, binding and enforceable in relation to any of the Borrowers whether as a result of lack of corporate capacity, due authorisation, effective execution or otherwise;

(b)	any giving of time, forbearance, indulgence, waiver or discharge in relation to any of the Borrowers or to any other party of the Finance Documents; or

(c)	any other matter or event whatsoever which might have the effect of impairing all or any of the liabilities and obligations of any of the Borrowers.
2.5	Each of the Borrowers declares that it is and will, throughout the Security Period, remain a principal debtor for all amounts owing under this Agreement and none of the Borrowers shall in any circumstances be construed to be a surety for the obligations of the other Borrowers hereunder.

2.6	Until all sums owing to the Creditor Parties by the Borrowers under this Agreement and the other Finance Documents have been paid in full none of the Borrowers (hereinafter called a “Creditor Borrower”) will without the prior written consent of the Agent ask, demand, sue for, take or receive from any other Borrower or any other member of the Group (hereinafter called a “Debtor Borrower”) by set-off or any other manner the whole or any part of all present and future sums, liabilities and obligations payable or owing by the Debtor Borrower to the Creditor Borrower whether actual or contingent jointly or severally or otherwise howsoever (such sums being hereinafter called the “Subordinated Liabilities”) so long as any Senior Liabilities are outstanding to the Banks (for which purpose “Senior Liabilities” shall mean all present and future sums, liabilities and obligations whatsoever payable or owing by the Borrowers (or any of them) pursuant to the Finance Documents or any of them or otherwise whatsoever, whether actual or contingent jointly or severally or otherwise howsoever).

2.7	The Creditor Parties shall be entitled (but not obliged) to enquire as to the proposed or actual application of an Advance.

3	AVAILABILITY — DESIGNATED TRANSACTIONS — COMMITMENTS BY THE BANKS — POSITION OF THE BANKS, THE SWAP BANK AND THE INSTRUCTING GROUP

3.1	Subject as herein provided each Advance is available to the Borrowers for drawing during the Availability Period and up to the Final Availability Date in respect thereof. Any Initial Advance or any Subsequent Advance or any part thereof which remains undrawn at the close of business in Athens on the relevant Final Availability Date in respect thereof shall be automatically cancelled.

3.2	No Designated Transaction may be entered into by the Borrowers without the Agent’s prior written consent:

3.2.1	if a material adverse change occurs in the financial condition or operation of any one or more of the Security Parties or any other member of the Group and/or if any other Event of Default or an event which with the giving of notice or passage of time or the combination of both or the fulfilment of any other condition, may become an Event of Default occurs; and

3.2.2	by being entered into it would increase the Swap Exposure to a sum in excess of the Maximum Permitted Swap Exposure.

3.3	Notwithstanding any provision of this Agreement and/or the Master Agreement to the contrary, if for any reason a Designated Transaction has been entered into but the Facility is not drawn under this Agreement then, subject to clause 3.4, the Swap Bank shall be entitled but not obliged (and, where relevant, may do so without the consent of the Borrowers where it would otherwise be required whether under the Master Agreement or otherwise) to amend, supplement, cancel, net out, terminate, liquidate, transfer or assign all or any part of the rights, benefits and obligations created by such Designated Transaction and/or the Master Agreement and/or to obtain or re-establish any hedge or related trading position in any manner and with any person the Swap Bank in its absolute discretion may determine.

3.4	If a Designated Transaction has been entered into but the Facility is not drawn down under this Agreement and the Swap Bank in its absolute discretion agrees, following a written request of the Borrowers, that the Borrowers may be permitted to maintain all or part of a Designated Transaction, the Borrowers shall, within fifteen (15) days of being notified by the Swap Bank of such requirement, provide the Swap Bank with, or procure the provision to the Swap Bank of, such additional security as shall in the opinion of the Swap Bank be adequate to secure the performance of such Designated Transaction, which additional security shall take such form and be constituted by such documentation, as the Swap Bank in its absolute discretion may approve or require.

3.5	The Borrowers shall on the first written demand of the Swap Bank indemnify the Swap Bank in respect of all reasonable losses, costs and expenses (including, but not limited to, legal costs and expenses) incurred or sustained by the Swap Bank as a consequence of or in relation to the effecting of any matter or transactions referred to in Clauses 3.3 and 3.4.
3.6	Without prejudice to or limitation of the obligations of the Borrowers under Clause 3.5, in the event that the Swap Bank exercises any of its rights under Clauses 3.3 or 3.4 and such exercise results in all or part of a Designated Transaction being terminated such termination shall be treated under the Master Agreement in the same manner as if it were a Terminated Transaction (as defined in section 14 of the Master Agreement) effected by the Swap Bank after an Event of Default (as so defined in that section 14) by the Borrowers and, accordingly, the Swap Bank shall be permitted to recover from the Borrowers a payment for early termination calculated in accordance with the provisions of section 6(e)(i) of the Master Agreement.

3.7	The Banks severally agree with the Borrowers to make the Facility available in the proportionate amount of their Commitments to the Total Commitments in respect of the Facility or any part thereof on the terms and conditions set out in this Agreement. In the event that any Bank fails to make available its Commitment in respect of the Facility or the Swap Bank fails to enter into a Designated Transaction neither the Agent, nor any other Creditor Party shall be liable to the Borrowers to make available all or any part of such Commitment or to enter into such Designated Transaction (as the case may be) nor to compensate the Borrowers for such failure.

3.8	Notwithstanding any other term of this Agreement, the interests of the Banks are several and the aggregate of the amounts outstanding at any time hereunder or under the other Finance Documents from the Borrowers to each Bank or the Swap Bank is a separate and independent debt; accordingly each Bank and/or the Swap Bank shall be entitled to sue for any amount which has become due and payable by the Borrowers to it under this Agreement and/or the Master Agreement (as the case may be) without joining the Agent, the Security Trustee or any other Creditor Party as additional parties in the proceedings.

3.9	However, without the prior consent of the Instructing Group, a Bank or the Swap Bank may not bring proceedings in respect of:
(a)	any other liability or obligation of any Security Party under or connected with a Finance Document; or

(b)	any misrepresentation or breach of warranty by any Security Party in or connected with a Finance Document.
3.10	The obligations of the Banks and the Swap Bank under this Agreement, the Master Agreement and the other Finance Documents are several; and a failure of a Bank to perform its obligations under this Agreement or any other Finance Documents shall not result in:
(a)	the obligations of the other Banks or the Swap Bank being increased; nor

(b)	any Security Party or any other Bank or the Swap Bank (as the case may be) being discharged (in whole or in part) from its obligations under any Finance Document;
and in no circumstances shall a Bank or the Swap Bank have any responsibility for a failure of another Bank or the Swap Bank (as the case may be) to perform its obligations under this Agreement, the Master Agreement or any other Finance Document.
3.11	Every Creditor Party and each Security Party shall be bound by:
(i)	any determination made, or action taken, by the Instructing Group under any provision of a Finance Document;

(ii)	any instruction or authorisation given by the Instructing Group to any Servicing Bank under or in connection with any Finance Document;

(iii)	any action taken (or in good faith purportedly taken) by any Servicing Bank in accordance with such an instruction or authorisation.
3.12	However, the Borrowers and each other Security Party:
(i)	shall be entitled to assume that the Instructing Group has duly given any instruction or authorisation which, under any provision of a Finance Document, is required in relation to any action which each Servicing Bank has taken or is about to take; and

(ii)	shall not be entitled to require any evidence that such an instruction or authorisation has been given.
3.13	In Clauses 3.11 and 3.12 references to action taken include (without limitation) the granting of any waiver or consent, an approval of any document and an agreement to any matter.

3.14	Nothing contained in this Agreement and no action taken by the Creditor Parties pursuant to this Agreement or under the other Finance Documents shall be deemed to constitute the Creditor Parties (or any of them) as a partnership, association, joint venture or other entity.

4	NOTICE OF DRAWDOWN

4.1	The Borrowers may make a request for an Advance by sending to the Agent a duly completed Notice of Drawdown subject to the conditions in this Clause 4.

4.2	All Advances shall be subject to the following conditions being complied with to the Agent’s and the Security Trustee’s satisfaction:

4.2.1	on the Drawdown Date of each Advance the conditions precedent set out in Clause 16 in respect of such Advance shall have either been satisfied or shall have been waived by the Security Trustee (whether with or without conditions) and the undertakings in

Clauses 18 and 19 so far as they are relevant on the Drawdown Date have at all times been complied with; and
4.2.2	on the date of the Notice of Drawdown and on the Drawdown Date no Event of Default or an event which with the giving of notice or passage of time or a determination of the Agent and/or satisfaction of any condition or any combination of the foregoing may become an Event of Default shall have occurred and be continuing or might result from such Advance being paid to the Borrowers; and

4.2.3	on the date of the Notice of Drawdown the representations and warranties set out in Clause 14 (updated mutatis mutandis to the Drawdown Date) are true and correct; and

4.2.4	the Agent shall have received the Notice of Drawdown in respect of the relevant Advance not later than 11.00 a.m. (London time) on the second (2nd) Business Day prior to the Drawdown Date in respect thereof (or such shorter period as may be agreed by the Agent after consultation with the Banks) from the Borrowers setting out the proposed Drawdown Date.

4.3	Both Refinancing Advances shall be drawn down simultaneously unless the Agent agrees otherwise.

4.4	Unless otherwise expressly agreed between the Borrowers and the Agent no Subsequent Advance shall be made:

4.4.1	if both the Refinancing Advances and the Initial Working Capital Advance have not been previously drawn down;

4.4.2	if such relevant Subsequent Advance has not been specifically approved by the Agent;

4.4.3	if by being drawn down it would increase the Facility to a sum in excess of seventy per cent (70%) of the Security Value;

4.4.4	if by being drawn down it would increase the Facility to a sum in excess of the Applicable Limit prevailing at the relevant time; and

4.4.5	in an amount of less than One million Dollars ($1,000,000) or multiples thereof.

4.5	The Borrowers may, at any time during the Availability Period, cancel the Facility or, as the case may be, any part thereof which remains undrawn in whole or in part (but if in part in a minimum of One hundred thousand Dollars ($100,000) and, if more, in integral multiples of One hundred thousand Dollars ($100,000)) upon giving the Agent three (3) Business Days’ notice in writing to that effect. Such notice once given shall be irrevocable. Notwithstanding any such cancellation pursuant to this Clause 4.4 the Borrowers shall continue to be liable for any and all amounts due to the Banks under this Agreement including without limitation any amounts due to the Banks under Clauses 4.8, 5, 7, 12.8, 13 and 25.
4.6	A Notice of Drawdown once made shall be irrevocable and the Borrowers appoint each other for the purpose of executing a Notice of Drawdown so that any one Borrower executing a Notice of Drawdown binds all Borrowers to the Notice of Drawdown so executed.

4.7	On payment of the amount drawn down in respect of each Advance the Borrowers shall sign an Acknowledgement in the form set out in Schedule 3 hereto.

5	INTEREST

5.1	On each Interest Payment Date the Borrowers shall pay to the Agent for the account of the Banks for the period elapsed accrued interest in respect of each Advance at the Interest Rate on the amount of such Advance in Dollars.

5.2	Interest shall be calculated on the basis of the actual number of days elapsed and a three hundred and sixty (360) day year.

5.3	Each determination of an Interest Rate hereunder shall be made by the Agent on each day on which quotations would ordinarily be given by leading banks in the London Interbank Market for deposits in Dollars for delivery on the first day of the relevant Interest Period and shall be promptly notified by the Agent to the Borrowers and the Banks.

6	INTEREST PERIODS

6.1	Subject to Clause 6.2, the Interest Periods for each Advance shall be periods of a duration of three (3) months or six (6) months (or such other periods as the Banks and the Borrowers may agree) as selected by the Borrowers by written notice to be received by the Agent not later than 11.00 a.m. (London time) on the relevant Nomination Date.

6.2	Notwithstanding the provisions of Clause 6.1:

6.2.1	Subject to the provisions of Clause 6.2.4 the initial Interest Period in respect of each Advance shall commence on the Drawdown Date thereof and shall end on the expiry date thereof and each subsequent Interest Period for such Advance shall commence on the expiry of the preceding Interest Period in respect thereof;

6.2.2	if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding day which is a Business Day unless such next succeeding Business Day falls in another calendar month in which event the Interest Period shall end upon the immediately preceding Business Day;

6.2.3	no Interest Period shall extend beyond the Repayment Date;

6.2.4	where any Reduction Date occurs other than at the end of an Interest Period there shall in respect of that part of the Facility equivalent to the amount of the Reduction Instalment by which the Applicable Limit is to be reduced on such Reduction Date, be a separate Interest Period expiring on such Reduction Date and the Interest Rate relating to such part shall be fixed separately;

6.2.5	if the Borrowers fail to select an Interest Period in accordance with the above, such Interest Period shall be of three (3) months duration or of such other duration as the Agent may in its sole discretion select; and

6.2.6	save as provided in Clause 6.2.4 the Borrowers shall not select more than one (1) Interest Period in respect of an Advance at any one time.

7	SUBSTITUTE BASIS

7.1	If a Bank determines (which determination shall be conclusive) that:

7.1.1	at 11.00 a.m. (London time) on any Interest Determination Date such Bank was not being offered by banks in the London Interbank Market deposits in Dollars in the required amount and for the required period; or

7.1.2	such deposits are not available by reason of circumstances affecting the London Interbank Market; or

7.1.3	LIBOR would not adequately reflect the cost to such Bank of making, funding or maintaining its Commitment or any part thereof for the duration of the next succeeding Interest Period; or

7.1.4	such deposits are not available to such Bank in such market; or

7.1.5	adequate and reasonable means do not or will not exist for such Bank to obtain or ascertain the Interest Rate applicable to the next succeeding Interest Period; or

7.1.6	Dollars will or may not be freely transferable,

then, and in any such case the Agent shall give notice of any such event to the Borrowers and, in case any of the above occurs on the Interest Determination Date prior to the Drawdown Date the Borrowers’ right to borrow any Advance which remains available for borrowing shall be suspended during the continuation of such circumstances.

7.2	If, however, any of the events described in Clause 7.1 occurs on any other Interest Determination Date relative to an Advance, then the duration of the relevant Interest Period shall be up to one (1) month and during such Interest Period the Interest Rate applicable to such Advance shall be the rate per annum determined by the Banks rounded upwards to the nearest whole multiple of one sixteenth per cent (1/16th%) to be the aggregate of (a) the Applicable Margin for the Advance and (b) the cost (expressed as a percentage rate per annum) to the Banks of funding the amount of such Advance or the relevant part thereof during such Interest Period.
7.3	During such Interest Period the Borrowers and the Banks shall negotiate in good faith in order to agree Interest Rates and an Interest Periods in respect of the relevant Advance satisfactory to the Borrowers and the Banks to be substituted for those which but for the occurrence of any such event as specified in this Clause would have applied. If the Borrowers and the Banks are unable to agree on such an Interest Rate and Interest Period by the day which is two (2) Business Days before the end of the relevant Interest Period in respect of such Advance referred to above, the Borrowers shall repay the Facility together with accrued interest thereon at the Interest Rate in respect thereof set out above together with all other amounts due under this Agreement but without any prepayment fee, on the last day of such Interest Period whereupon the Facility shall be cancelled and no further Advances shall be made hereunder.

8	PREPAYMENT

8.1	If (a) an Owned Vessel is sold or the Mortgage on that Owned Vessel is discharged in view of a refinancing of such Owned Vessel or any other reason (other than a sale of such Vessel) following the Borrowers’ request (in both cases with the Banks’ prior written consent) or that Owned Vessel becomes a Total Loss, on the date of such sale or discharge of Mortgage) or (in the case of Total Loss) on the date falling not later than one hundred and eighty (180) days from the date of occurrence of such Total Loss (or on such earlier date as the relevant Total Loss claim is paid by the Insurers) the Borrowers shall mandatorily prepay to the Agent an amount in Dollars which is equal to the amount of the sale, discharge of Mortgage or Total Loss proceeds (as the case may be) of such Owned Vessel and such further amount in Dollars as shall be determined by the Agent in its sole discretion shall ensure that the Security Requirement is maintained and (b) a Sub-Bareboat Vessel becomes a Total Loss, on the date falling not later than one hundred and eighty (180) days from the date of occurrence of such Total Loss (or on such earlier date as the relevant Total Loss claim is paid by the Insurers) the Borrowers shall mandatorily prepay the amount in Dollars which is payable to the relevant Sub-Bareboat Charterer following the Total Loss of such Sub-Bareboat Vessel pursuant to the Acquisition Agreement and the Bareboat Charters in respect of such Sub-Bareboat Vessel and such further amount in Dollars, as the Agent may determine in its sole discretion, as shall ensure that the Security Requirement is maintained.

8.2	For the purposes of Clause 8.1, a Total Loss shall be deemed to have occurred:
(a)	in the case of an actual total loss of a Vessel on the actual date and at the time that Vessel was lost or if such date is not known, on the date on which such Vessel was last reported;

(b)	in the case of a constructive total loss of a Vessel upon the date and at the time notice of abandonment of such Vessel is given to the Insurers of that Vessel for the time being (provided a claim for such total loss is admitted by the Insurers) or, if the Insurers do not admit such a claim, or, in the event that such notice of abandonment is not given by the Owner or the Sub-Bareboat Charterer thereof to the Insurers of that Vessel, on the date and at the time on which the incident which may result, in that Vessel being subsequently determined to be a constructive total loss has occurred;
(c)	in the case of a compromised or arranged total loss of a Vessel, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the Insurers of that Vessel;

(d)	in the case of Compulsory Acquisition of a Vessel, on the date upon which the relevant Compulsory Acquisition occurs; and

(e)	in the case of hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of a Vessel (other than where the same amounts to Compulsory Acquisition of such Vessel by any Government Entity, or by persons purporting to act on behalf of any Government Entity), which deprives the Owner or the Sub-Bareboat Charterer thereof of the use of that Vessel for more than thirty (30) days or such lesser period provided in such Vessel’s War Risks Insurances, upon the expiry of the aforesaid period after the date upon which the relevant hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation occurred.
8.3	Unless an Event of Default has occurred (whereupon all moneys received by the Agent pursuant to Clause 8.1 shall be applied in accordance with Clause 9) prepayments under Clause 8.1 shall be applied towards prepayment of the Facility in a manner to be determined by the Agent in its sole discretion; provided however that unless the Agent otherwise expressly agrees in writing, upon application of any sums so prepaid and applied, the Applicable Limit shall be reduced by an amount equal to the sums so prepaid and applied and such sums may not be reborrowed hereunder.

8.4	On giving not less than fifteen (15) Business Days prior written notice to the Agent the Borrowers may prepay (a) all or any part of the Facility (but if in part the amount to be prepaid shall be One hundred thousand Dollars ($100,000) or a multiple thereof) at the end of the then current Interest Period. The Borrowers shall obtain any consent or approval from the relevant authorities that may be necessary to make any such prepayment of the Facility and if they fail to obtain and/or comply with the terms of such consent or approval and in consequence thereof the Banks have to repay the amount prepaid or the Banks incur any penalty or loss then the Borrowers shall indemnify the Banks forthwith against all amounts so repaid and/or against all such penalties and losses incurred. .

8.5	Any prepayment of the Facility made or deemed to be made under this Agreement shall be made together with accrued interest and any other amount payable in accordance with Clauses 12 and/or 24 and/or 25 and (if made otherwise, than at the end of an Interest Period relative to the amounts prepaid) such additional amount (if any) as the Agent may certify as necessary to compensate the Creditor Parties for any Broken Funding Costs incurred or to be incurred by them as a result of such prepayment.

8.6	Any notice of prepayment given by the Borrowers under this Agreement shall be irrevocable and the Borrowers shall be bound to prepay in accordance with each such notice.

8.7	The Borrowers may not prepay all or any part of the Facility except in accordance with the express terms of this Agreement.

8.8	Subject to Clause 8.10, on or prior to any repayment or prepayment of the Facility or any part thereof under this Clause 8 or any other provision of this Agreement, the Borrowers shall wholly or partially reverse, offset, unwind or otherwise terminate one or more of the continuing Designated Transactions as applicable so that the notional principal amount of the continuing Designated Transactions thereafter remaining does not and will not in the future (taking into account the scheduled amortisation) exceed the amount of the Facility as reducing from time to time thereafter pursuant to Clause 10.1 and any other relevant provision of this Agreement.

8.9	Unless otherwise agreed between the Borrowers and the Creditor Parties, if a Designated Transaction is terminated in circumstances where the Swap Bank would be obliged to pay an amount to the Borrowers under the Master Agreement, the Borrowers hereby agree that such payment shall be applied towards prepayments of the Facility in such manner as the Agent shall determine in its sole discretion and authorise the Swap Bank to pay such amount to the Agent for such purpose.

8.10	If less than the full amount of the Facility remains outstanding following a prepayment under this Agreement and the Swap Bank in its absolute discretion agrees, following a written request of the Borrowers, that the Borrowers may be permitted to maintain all or part of a Designated Transaction in an amount not wholly matched with or linked to all or part of the Facility, the Borrowers shall, within fifteen (15) days of being notified by the Swap Bank of such requirement, provide the Swap Bank with, or procure the provision to the Swap Bank of, such additional security as shall in the opinion of the Swap Bank be adequate to secure the performance of such Designated Transaction, which additional security shall take such form and be constituted by such documentation, as the Swap Bank in its absolute discretion may approve or require.

8.11	Notwithstanding any provision of the Master Agreement to the contrary and the Borrowers’ obligation under Clause 8.8, in the case of a prepayment of all or part of the Facility (including, without limitation, following the occurrence of a Total Loss or upon a sale of a Vessel or the discharge of a Mortgage in accordance with Clause 8.1 or under any other provision of this Agreement) then, subject to Clause 8.10, the Swap Bank shall be entitled but not obliged (and, where relevant, may do so without the consent of the Borrowers, where it would otherwise be required whether under the Master Agreement or otherwise) to amend, supplement, cancel, net out, terminate, liquidate, transfer or assign all or any part of the rights, benefits and obligations created by any Designated Transaction and/or the Master Agreement and/or to obtain or re-establish any hedge or related trading position in any manner and with any person the Swap Bank in its absolute discretion may determine and both the Swap Bank’s and the Borrowers’ continuing obligations under any Designated Transaction and/or the Master Agreement shall, unless agreed otherwise by the Swap Bank, be calculated so far as the Swap Bank considers it practicable by reference to the amended repayment schedule for the Facility taking into account the fact that less than the full amount of the Facility remains outstanding.

8.12	The Borrowers shall on the first written demand of the Swap Bank indemnify the Swap Bank in respect of all losses, costs and expenses (including, but not limited to, legal costs and expenses) incurred or sustained by the Swap Bank as a consequence of or in relation to the effecting of any matter or transactions referred to in Clauses 8.8, 8.10 and 8.11.

8.13	Without prejudice to or limitation of the obligations of the Borrowers under Clause 8.12, in the event that the Swap Bank exercises any of its rights under Clauses 8.8 or 8.10 or 8.11 and such exercise results in all or part of a Designated Transaction being terminated such termination shall be treated under the Master Agreement in the same manner as if it were a Terminated Transaction (as defined in section 14 of the Master Agreement) effected by the Swap Bank after an Event of Default (as so defined in that section 14) by the Borrowers and, accordingly, the Swap Bank shall be permitted to recover from the Borrowers a payment for early termination calculated in accordance with the provisions of section 6(e)(i) of the Master Agreement.

8.14	Subject to the other provisions of this Agreement (including, without limitation, Clauses 7.1, 8.3., 8.15, 10, 13.1 and 22) any prepayment made under this Agreement and applied against the Facility or any part thereof may be reborrowed hereunder.

8.15	During the Security Period, the Agent shall determine, at quarterly intervals on the basis of trading accounts for each Vessel and such other evidence as the Agent may require, whether the relevant Borrower had a surplus of funds (the “Surplus”) over such Borrower’s requirements for operation and maintenance of the Vessel owned by or sub-bareboat chartered to such Borrower during the relevant quarterly period (after meeting its payment obligations to the Creditor Parties under this Agreement and the other Finance Documents and (where appropriate) to the relevant BB Charterer under the relevant Sub-Bareboat Charter. Upon such determination by the Agent, the Borrowers shall forthwith pay an amount equal to the amount of the Surplus towards decreasing the Reduction Amounts in inverse order of maturity, provided however that unless the Agent otherwise expressly agrees in writing, upon application of any sums so prepaid and applied, the Applicable Limit shall be reduced by an amount equal to the sums so prepaid and applied and such sums may not be reborrowed hereunder; provided further that without prejudice to the Borrowers’ obligation to make such payment, the Agent is hereby irrevocably authorized by the Borrowers to make such payment from funds credited to the Earnings Accounts.

9	APPLICATION OF PROCEEDS

9.1	All Proceeds received by the Agent and/or the Security Trustee shall, notwithstanding anything to the contrary whether express or implied in any of the Finance Documents, be applied as follows:

9.1.1	first, in or towards reimbursing each Creditor Party on a pro rata basis in respect of all losses, costs, charges, fees (including without limitation the fees due under Clause 23 and all legal fees due to the Creditor Parties under Clause 24) including interest thereon that they have incurred in connection with the exercise of its respective powers under the Finance Documents;

9.1.2	second, in or towards payment to each Creditor Party (save for the Swap Bank) on a pro rata basis of any default interest and/or overdue principal payments payable to the Creditor Parties under the relevant Finance Documents and if the Proceeds are insufficient to pay such amounts then the Creditor Parties shall each receive a proportion of the Proceeds on a pro rata basis;

9.1.3	third, in or towards payment to the Swap Bank of the amounts owing (whether actually or contingently) to it under the Master Agreement (calculated as at the actual Early Termination Date applying to each particular Designated Transaction, or if no such Early Termination Date shall have occurred, calculated as if an Early Termination Date occurred on the date of application or distribution hereunder);

9.1.4	fourth, in or towards payment to each Creditor Party (save for the Swap Bank) on a pro rata basis of interest payable to such Creditor Party under the relevant Finance Documents and if the Proceeds are insufficient to pay such amounts then the relevant Creditor Parties shall each receive a proportion of the Proceeds on a pro rata basis;

9.1.5	fifth, in or towards payment to each Creditor Party (save for the Swap Bank) on a pro rata basis of the amounts of principal lent by it or owing (whether actually or contingently) to it hereunder and if the Proceeds are insufficient to pay such amounts then the relevant Creditor Parties shall each receive a proportion of the Proceeds on a pro rata basis;

9.1.6	sixth, in or towards payment to the Creditor Parties on a pro rata basis of all other amounts which may be owing to the Creditor Parties under this Agreement, the Master Agreement and any of the other Finance Documents including, but not limited, to Broken Funding Costs; and

9.1.7	seventh, once the Indebtedness has been repaid to the Creditor Parties to the full satisfaction of the Agent and the Security Trustee then any balances shall be paid to the Borrowers.

9.2	If any Proceeds recovered by any Creditor Party have to be repaid by such Creditor Party on the ground of unfair or fraudulent preference or on any other ground, such Creditor Party shall have the same rights hereunder and/or under the other Finance Documents against the Borrowers as if such amounts had never been applied in payment of the Indebtedness.

9.3	The Agent may, with the authorisation of all the Banks and the Swap Bank by notice to Borrowers, the other Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 9.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

9.4	The Agent may give notices under Clause 9.3 from time to time in respect of sums which may be received or recovered in the future.

9.5	This Clause 9 and any notice where the Agent gives under Clause 9.3 shall override any right of appropriation possessed, and any appropriation made, by a Borrower or any other Security Party.

10	REDUCTION — REPAYMENT

10.1	Save as otherwise expressly provided herein, the Facility shall be fully repaid by the Borrowers to the Banks on the Repayment Date whereupon the Facility will be cancelled and no Advances shall thereafter be permitted to be borrowed hereunder.

10.2	The Borrowers accept and agree that on each Reduction Date the Applicable Limit shall be reduced by the Reduction Amount and in case that on any Reduction Date the aggregate outstanding principal amount of all Advances drawn down and outstanding on such Reduction Date, exceeds the Applicable Limit available on such Reduction Date the Borrowers covenant to pay to the Agent on such Reduction Date such part of the Facility as shall be required in order to reduce the Facility to the Applicable Limit available on such Reduction Date.

11	EVIDENCE OF DEBT

The Agent, the Security Trustee and each other Creditor Party shall maintain in accordance with their usual practice accounts evidencing the amounts from time to time lent and owing hereunder and in any legal action or proceedings arising out of or in connection with this Agreement and/or the other Finance Documents the entries made in such accounts shall be conclusive evidence (absent manifest error) of the existence and the amounts of the liabilities of the Borrowers hereunder and/or thereunder.

12	PAYMENTS — SET OFF- PRO RATA SHARING OF PAYMENTS

12.1	All amounts payable under this Agreement and/or the other Finance Documents by the Borrowers, including amounts payable under this Clause 12, shall be paid in full to the Agent on behalf of the Creditor Parties without set-off or counterclaim or retention and free and clear of and without any deduction or withholding for or on account of any Taxes or any charges or otherwise present or future. In the event that the Borrowers or the Agent are required by law to make any such deduction or withholding from any payment hereunder, then the Borrowers shall forthwith pay to the Agent and each Bank such additional amount as will result in the immediate receipt by the Agent of the full amount which would have been received hereunder had no such deduction or withholding been made and the Borrowers shall immediately forward to the Agent official receipts of the relevant taxation or other authority or other evidence acceptable to the Agent of the amount deducted or withheld as aforesaid, provided that in the event that it shall be illegal for the Borrowers to pay such additional amount as is referred to in this Clause 12.1 then the Indebtedness shall be repayable by the Borrowers to the Creditor Parties on demand. Nothing in this Clause 12.1 shall interfere with the right of the Creditor Parties or to arrange their respective tax affairs in whatever manner they think fit.

12.2	All payments under this Agreement and/or the other Finance Documents shall be made in Dollars in immediately available and freely transferable and convertible funds not later than 11

a.m. (London time) on the date upon which the relevant payment is due to the relevant Creditor Party and to such account and at such bank as the Agent may from time to time nominate by written notice to the Borrowers.

12.3	In the event of a failure by the Borrowers to pay any amount (including, without limitation, principal, interest and expenses) on the date on which such amount is due and payable pursuant to this Agreement and/or the Master Agreement and/or the other Finance Documents and irrespective of any notice by the Agent or any other person to the Borrowers in respect of such failure, the Borrowers shall pay interest on such amount on demand from the date of such failure up to the date of actual payment (as well after as before judgment) at the Default Rate for such period as the Agent may select at or about 11.00 a.m. (London time) on the Business Day immediately following that on which the Agent becomes aware of the failure and, for so long as the failure continues, at such rate as shall be recalculated on the same basis thereafter. Any interest which shall have accrued under this Clause 12.3 in respect of an unpaid sum shall be due and payable and shall be paid by the Borrowers at the end of the period by reference to which it is calculated or such other date or dates as the Agent may specify by written notice to the Borrowers.

12.4	Without limitation to Clause 9 and subject to Clause 12.5 the Agent shall pay promptly to the order of each Bank, its Proportionate Share of every sum of money received by the Agent pursuant to the Finance Documents and shall pay promptly to the order of the Swap Bank and each other Creditor Party every other sum of money received by the Agent pursuant to the Finance Documents and which may be due to the Swap Bank or that other Creditor Party and until so paid each such amount shall be held by the Agent on trust absolutely for that Bank or the Swap Bank or that other Creditor Party, as the case may be.

12.5	Any amounts payable pursuant to Clause 23 and any amounts which, by the terms of the Finance Documents or any of them, shall be paid to the Agent for the account of the Agent alone or, as the context may require, specifically for the account of one or more of the Creditor Parties shall not be distributed in accordance with Clause 12.4 but will be held by the Agent for its own benefit or as the context may require transferred by the Agent to the relevant Creditor Party.

12.6	Without prejudice to the foregoing and irrespective of any notice by the Agent or any other person to the Borrowers in respect of the Borrowers’ failure to make any payment when due, the Borrowers shall indemnify each Creditor Party against any damages, losses or expenses (including losses incurred in paying overdraft interest or in liquidating or employing deposits from third parties acquired to make, fund or maintain the Commitment of each Bank or the Facility or any part thereof) which the Creditor Parties or any of them may sustain or incur as a consequence of the failure by the Borrowers to pay any amount when due and payable under this Agreement and/or the other Finance Documents and/or as a consequence of the occurrence of any Event of Default. Furthermore the Borrowers undertake to indemnify each Creditor Party against any loss incurred by the Creditor Parties or any of them as a result of any judgment or order being given or made for the payment of any amount due under this Agreement and/or the Master Agreement and/or the other Finance Documents and such judgment or order being expressed in a currency other than that in which the payment was due or payable under this Agreement and/or the Master Agreement and/or the other Finance Documents and as a result of any variation having occurred in rates of exchange between the date on which the currency is converted for the purpose of such judgment or order and the date of actual payment thereof. This indemnity shall constitute a separate and independent liability of the Borrowers and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid.
12.7	Any prepayment or repayment of principal made or deemed to be made under this Agreement shall, if made otherwise than at the end of an Interest Period relative to the amounts prepaid or repaid, be made together with accrued interest thereon and such additional amount (if any) as the Agent may certify as necessary to compensate the Creditor Parties for any damages or losses, as the case may be, incurred or to be incurred by the Creditor Parties in connection with such prepayment or repayment (including but not limited to losses on account of funds borrowed in order to make, fund or maintain the Commitment or the Facility or any part thereof prepaid or repaid).

12.8	If the Borrowers give a Notice of Drawdown pursuant to Clause 4 and the Banks make arrangements on the basis of such notice to acquire Dollars in the London Interbank Market to fund an Advance or any part thereof and the Borrowers are not permitted or otherwise fail to borrow in accordance with such Notice of Drawdown (either on account of any condition precedent not being fulfilled or otherwise) the Borrowers shall indemnify the Banks against any damages, losses or expenses which the Banks may incur (either directly or indirectly) as a consequence of the failure by the Borrowers to borrow in accordance with such Notice of Drawdown.

12.9	Each Creditor Party may following the occurrence of an Event of Default which is continuing:
(a)	apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrowers or any of them and/or any other Security Party at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Borrowers or any of them and/or any other Security Party to that Creditor Party under any of the Finance Documents; and

(b)	for that purpose:
(i)	break, or alter the maturity of, all or any part of a deposit of the Borrowers or any of them or any other Security Party;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars; and/or

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.
12.10	No Creditor Party shall be obliged to exercise any of its rights under Clause 12.9; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts,

charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).
12.11	For the purposes of Clauses 12.9 and 12.10, a sum payable by the Borrowers to the Agent or the Security Trustee for distribution to, or for the account of, a Bank or the Swap Bank (as the case may be) shall be treated as a sum due to that Bank or the Swap Bank (as the case may be); and each Bank’s or the Swap Bank’s proportion of a sum so payable for distribution to, or for the account of, the Banks or the Swap Bank shall be treated as a sum due to such Bank or the Swap Bank (as the case may be).

12.12	If any Creditor Party at any time shall receive or recover from the Borrowers or any other Security Party pursuant to this Agreement or the other Finance Documents (whether by way of voluntary or involuntary payment, by virtue of an exercise of its legal rights including, but not limited, to any right of set-off, counterclaim or otherwise howsoever) the whole or any part of any amounts due from the Borrowers to such Creditor Party hereunder otherwise than by distribution from the Agent under the terms of this Agreement, then:
i)	such Creditor Party (hereinafter called the “Paying Creditor Party”) shall (and is hereby irrevocably authorised to that effect by the Borrowers) promptly and, in any event after five (5) Business Days of such receipt or recovery, pay to the Agent the full amount or (as the case may be) an amount equal to the equivalent of the full amount so received or recovered after deducting any expenses incurred by the Paying Creditor Party in obtaining such amounts:

ii)	as between the Borrowers on the one hand the Paying Creditor Party on the other, the Borrowers shall (save to the extent of any amount available for distribution to the Paying Creditor Party pursuant to Clause 12.12(iii)) remain or again become indebted to the Paying Creditor Party hereunder in the amount so paid as if it had not been received or recovered as aforesaid; and

iii)	the Agent shall treat the amount so paid as if it were a payment by the Borrowers on account of amounts due from the Borrowers hereunder for distribution to the Paying Creditor Party and the other Creditor Parties in the proportions in which the Paying Creditor Parties and the other Creditor Parties would have been entitled to receive such amount had it been paid by the Borrowers.
13	CHANGE OF CIRCUMSTANCES

13.1	If:

13.1.1	any law, regulation, treaty or official directive (whether or not having the force of law) or the interpretation thereof by any authority charged with the administration thereof (of which the Banks at the date of execution of this Agreement are not aware):
i)	subjects any Bank and/or any holding company thereof to any Tax with respect to payments of principal or interest in connection with the Facility or any part thereof or any other amount payable hereunder (other than Tax assessed, levied or collected on the overall net income of such Bank); or
ii)	changes the basis of Taxation of payments to any Bank and/or any holding company thereof of principal or interest in connection with the Facility or any part thereof or of any other amount payable hereunder (other than a change in the rate of Tax on the overall net income of such Bank); or

iii)	imposes, modifies or deems applicable any reserve and/or special deposit requirements against or in respect of assets or liabilities of, or deposits with or for the account of, or loans or credit extended by, any office of any Bank; or

iv)	imposes on any Bank any other condition affecting this Agreement, its Commitment or the Facility or any part thereof or their/its funding; or
13.1.2	any Bank complies with any request, law, regulation, including any regulation which relates to capital adequacy or liquidity control or which affects the manner in which such Bank allocates capital resources to its obligations under this Agreement (including without limitation, those resulting from the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements or replaces Basel II) or directive from any applicable fiscal or monetary authority (whether or not having the force of law), and as a result of any of the foregoing either directly or indirectly:
i)	the cost to any Bank of making, funding or maintaining its Commitment in respect of the Facility or any part thereof is increased; or

ii)	the amount of principal, interest or other amount payable to any Bank or the effective return to such Bank hereunder is reduced; or

iii)	any Bank makes any payment or loses any interest or other return calculated by reference to the gross amount of any sum receivable by it from the Borrowers hereunder, then and in each such case upon demand from time to time the Borrowers shall pay to the Agent for account of the relevant Bank such amount as shall compensate the relevant Bank for such increased cost, reduction, payment or lost interest or other return. If such Bank is entitled to make a claim pursuant to this Clause 13 the Agent shall notify the Borrowers of the event by reason of which they are so entitled. The Agent shall submit to the Borrowers a certificate setting out details of the event giving rise to such compensation, the amount thereof and the manner in which it has been calculated and in the absence of manifest error such certificate shall be conclusive.

13.2	If any amount payable by the Borrowers hereunder and/or under the other Finance Documents whether in respect of principal, interest or otherwise or any recipient of any such amount by reason of its receiving such amount is or becomes subject at any time to Taxation in the United Kingdom, the Republic of Greece, the Republic of Liberia, the Republic of the Marshall Islands, or the Republic of Panama or any other relevant jurisdiction the Borrowers will indemnify any such recipient of such amount in respect of such Tax liability so that such recipient receives or retains a net sum equal to the amount it would have received or retained had there been no such Tax liability but if such recipient shall be or becomes entitled to any Tax credit or relief in respect of any such Tax liability or deduction and if the recipient in its sole determination actually receives (and is entitled to retain) a benefit from such Tax credit or relief in its country of domicile, incorporation or residence, that recipient shall, subject to any laws or regulations applicable thereto, pay to the Borrowers after such benefit is effectively received by that recipient such amount (which shall be conclusively certified by that recipient) as shall ensure that the net amount actually retained by that recipient is equal to the amount which would have been retained if there had been no such liability or deduction. In addition the Borrowers shall indemnify the Banks and each recipient of any sum payable by the Borrowers under this Agreement and/or under the other Finance Documents against any liability for Taxes in the United Kingdom, the Republic of Greece, the Republic of Liberia, the Republic of the Marshall Islands, or the Republic of Panama, imposed on any of them or on any agent, branch, employee, representative or representative office of any of them by virtue of the negotiation, preparation or execution of this Agreement and/or the other Finance Documents, the performance of any duty or discharge of any liability hereunder and/or under the other Finance Documents or the receipt of any payment hereunder and/or under the other Finance Documents. Nothing in this Clause 13.2 shall interfere with the right of the Creditor Parties to arrange their respective tax affairs in whatever manner they think fit.

13.3	Notwithstanding anything to the contrary herein contained, if any change in law, regulation or treaty or in the interpretation or application thereof by any authority charged with the administration thereof shall make it unlawful for the Agent or any of the Banks to make, fund or maintain the Commitment of such Bank or any part of the Facility the Agent may, by written notice thereof to the Borrowers, declare that Bank’s duty to provide the Borrowers with its Commitment or any part of the Facility shall be terminated forthwith whereupon the Borrowers will prepay forthwith (or if permitted by law on the next following Interest Payment Date) without any prepayment fee the Facility together with all interest accrued thereon and all fees and other amounts payable to the Banks hereunder (including, but not limited to, Broken Funding Costs). The Banks’ duties and liabilities hereunder and their Commitments shall be cancelled on the giving of such notice. In any such event, but without prejudice to the aforesaid liability of the Borrowers to prepay the Facility, the Borrowers, the Agent and the Banks shall negotiate in good faith with a view to agreeing the terms for making the Facility available from another jurisdiction, or funding the Facility from alternative sources, or otherwise restructuring the Facility on a basis which is not unlawful. If the said terms are not agreed within sixty (60) days then the negotiations shall forthwith terminate.

14	REPRESENTATIONS AND WARRANTIES

14.1	The Borrowers hereby jointly and severally represent and warrant to each Creditor Party that the following matters are true at the time of this Agreement and warrant that they shall remain true until full payment of all amounts payable hereunder:

14.1.1	each Corporate Security Party is a corporation duly formed and validly existing under the laws of the country of its incorporation and has the power and authority to own its assets and carry on business in each jurisdiction in which it owns assets or carries on business;

14.1.2	each Borrower has the power to borrow hereunder, to enter into Designated Transactions and each Security Party has the power to enter into this Agreement and into the other Subject Documents to which it is a party and to perform and discharge its duties and liabilities hereunder and thereunder and it has taken all necessary action (whether corporate or otherwise) required to authorise the execution, delivery and performance of this Agreement and such other Subject Documents to which it is a party and the borrowings to be made hereunder;

14.1.3	the execution, delivery and performance of this Agreement and the other Subject Documents, to which each Security Party is a party, will not violate or exceed the powers granted to that Security Party by, or any provision of, any law or regulation in any jurisdiction to which that Security Party is subject, any order or decree of any governmental agency or court of or in any jurisdiction to which that Security Party is subject, the articles of incorporation and by-laws (if any) of that Security Party or any mortgage, deed, contract or agreement to which that Borrower is a party and which is binding upon that Security Party or its assets, and will not cause any Encumbrance to arise over or attach to all or any part of its revenues or assets nor require that Security Party to create any such Encumbrance other than any Encumbrance to be created hereunder;

14.1.4	all consents, licences, approvals, registrations, authorisations or declarations (including, without limitation, all foreign exchange approvals) in any jurisdiction to which any Borrower or any of the Security Party is subject required to enable that Borrower to borrow hereunder, to enter into Designated Transactions and each Security Party lawfully to enter into and perform and discharge its duties and liabilities under this Agreement and the other Subject Documents to which it is a party, to ensure that the duties and liabilities of that Borrower and that other Security Party hereunder and thereunder are legal, valid and enforceable in accordance with the terms of this Agreement and the terms of the other Subject Documents to which it is a party respectively and to make this Agreement and the other Subject Documents to which it is a party admissible in evidence in such aforesaid jurisdictions, have been obtained or made and are in full force and effect;

14.1.5	this Agreement and each of the Subject Documents, to which each Security Party is a party, constitute the legal, valid, binding and unconditional duties and liabilities of that

Security Party, enforceable against that Security Party in accordance with the terms hereof or thereof save as provided by any bankruptcy, insolvency or similar laws of general application;

14.1.6	no Security Party has failed to pay when due any material amount or to perform any material duty under the provisions of any agreement relating to indebtedness in excess on aggregate of Three hundred thousand Dollars ($300,000) to which it is a party or by which it/he may be bound and no event has occurred and is continuing which constitutes, or which with the giving of notice or lapse of time or both would constitute, a material breach or default by any Security Party under any such agreement;

14.1.7	no litigation or administrative proceedings before or of any court, arbitration tribunal or governmental authority are pending or is threatened against any Security Party or its assets which might have a material adverse effect on the business, assets or financial condition of that Security Party or that Security Party’s ability to perform and discharge its respective duties and liabilities hereunder and under the other Subject Documents to which it is a party;

14.1.8	the Financial Statements are complete and correct and present fairly the position of the Borrowers and/or the Group as of such date and the results of the operations of the Borrowers and/or the Group ended on such date, and have been prepared in accordance with the Applicable Accounting Principles consistently applied and give a true and fair view of the financial condition, assets and liabilities of the Borrowers and/or the Group at the date to which such Financial Statements have been prepared and since that date there has been no adverse change in the financial conditions of the business, assets or operation of the Borrowers and/or the Group, taken as a whole;

14.1.9	the information provided to the Servicing Banks (or either of them) in relation to this transaction is true and correct in all material respects and does not omit any information necessary to make any of the information so provided not misleading;

14.1.10	except for the registration of the Mortgages on each Owned Vessel at the appropriate registry of the relevant Flag State, it is not necessary or advisable to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement and the other Subject Documents that any of them be filed, recorded or enrolled with any governmental authority or agency or that they be stamped with any stamp, registration or similar transaction tax in the United Kingdom, the Republic of Greece, the Republic of the Marshall Islands, the Republic of Liberia, the Republic of Panama or any other Flag State or in any country where any Security Party carries on business;

14.1.11	the selection of English law to govern this Agreement is a valid and binding selection and the submission to the jurisdiction of the High Court of Justice in London, England is a valid and binding submission;

14.1.12	no Security Party is entitled to claim any immunity in relation to itself or its assets under any law or in any jurisdiction in connection with any legal proceedings, set-off or counterclaim relating to this Agreement and the other Finance Documents to which it is a party or in connection with the enforcement of any judgment or order arising from such proceedings;

14.1.13	no Taxes are imposed by withholding or otherwise on any payment to be made by the Borrowers or any of them under this Agreement or any other Finance Document or any other document or agreement to be executed or delivered pursuant hereto or thereto and all relevant tax returns have been filed;

14.1.14	the copies of each of the Subject Documents delivered by the Borrowers to the Security Trustee is a true and complete copy thereof;

14.1.15	none of the Security Parties is in default under any agreement to which it is a party or by which it may be bound and no litigation, arbitration, tax claim, administrative proceeding or investigation is current or pending or (to its knowledge) threatened;

14.1.16	the financial condition of the Borrowers and the other Security Parties has not suffered any material deterioration since that condition was last disclosed to the Agent;

14.1.17	all the obligations and liabilities of the Borrowers hereunder rank and will rank at least pari passu in right of payments with all other unsubordinated indebtedness of the Borrowers or any of them;

14.1.18	save as disclosed to the Agent in writing none of the Borrowers, the Corporate Guarantor and any other member of the Group has incurred any indebtedness or authorised or accepted any capital commitments (other than that normally associated with the day to day operation or trading of the Vessels, where appropriate);

14.1.19	each of the Sub-Bareboat Charterers, the Newlead Bulkers Borrower, the Newlead Shipping Borrower and Newlead Bulker Holdings is a wholly owned Subsidiary of the Corporate Guarantor;

14.1.20	each of the Newbuilding Owners and the Prosperity BB Charterer is a wholly owned Subsidiary of Newlead Bulker Holdings;

14.1.21	each of the Owners is a wholly owned Subsidiary of the Corporate Guarantor and, upon the Drawdown Date first to occur, the shares of each Owner shall be transferred to Newlead Bulker Holdings and shall be a wholly owned Subsidiary of Newlead Bulker Holdings thoughout the Security Period;

14.1.22	no Encumbrance exists on any Security Party’s assets except as permitted by this Agreement;

14.1.23	the giving of the Corporate Guarantee is to the commercial benefit of the Corporate Guarantor in that the Corporate Guarantor belongs to the same group of companies as the Borrowers and shall have a financial and commercial interest in the Facility being extended to the Borrowers and by giving its Corporate Guarantee, the Corporate Guarantor furthers its own business interests within the scope of its constitutional documents;

14.1.24	each of the Subject Documents is in full force and effect and constitutes the valid binding and enforceable obligations of the Borrower, the Prosperity BB Charterer, each other Security Party, each Newbuilding Owner which is a party thereto and the other parties to it and there has been no breach of the terms or the obligations of any party to it thereunder and no person has disputed or repudiated or disclaimed any liability under it or indicated that it does not consider itself bound by or does not intend to comply with any of the terms of any such documents;

14.1.25	the Borrowers and the Corporate Guarantor have filed all tax and other fiscal returns required to be filed by any tax authority to which they are subject and none of the Borrowers nor the Corporate Guarantor has an office in England or in the United States of America;

14.1.26	no member of the Group is overdue in the payment of any amount in respect of Tax;

14.1.27	the Corporate Guarantor is a company whose shares are listed in Nasdaq and has fully complied with its obligations arising in respect of such listing;

14.1.28	none of the Sub-Bareboat Borrowers, the Newlead Shipping Borrower and the Newlead Bulkers Borrower is in default of the terms of the Existing Transaction or entitled to amend or rescind the Existing Transaction; and

14.1.29	none of the Sub-Bareboat Borrowers, the Newlead Shipping Borrower and the Newlead Bulkers Borrower has agreed to any amendment or supplement to the Existing Transaction nor waived or agreed to modify any term of the Existing Transaction or excuse performance of by the counterparties thereunder of any of their obligations thereunder.

14.2	The Borrowers hereby further jointly and severally represent and warrant to each Creditor Party that the following matters will be true on the Drawdown Date first to occur in relation to each Vessel and thereafter they shall remain true throughout the Security Period:

14.2.1	each Owned Vessel will be duly registered in the name of the relevant Owner under the laws and the flag of the relevant Flag State;

14.2.2	each Owned Vessel will be in the absolute and unencumbered ownership of the relevant Owner save as contemplated by this Agreement and the other Finance Documents;

14.2.3	each Bareboat Vessel will be sub-bareboat chartered to the relevant Sub-Bareboat Charterer pursuant to the relevant Sub-Bareboat Charter;

14.2.4	each Vessel will maintain the highest class with her Classification Society free of all recommendations and qualifications of her Classification Society;

14.2.5	each Vessel will be operationally seaworthy;

14.2.6	each Vessel will comply with all relevant laws, regulations and requirements (statutory or otherwise), including without limitation, the ISM Code, the ISPS Code, the ISM Code Documentation and the ISPS Code Documentation as are applicable to (i) Vessels registered under the laws of the relevant Flag State and (ii) engaged in the same or a similar service as such Vessel is or is to be engaged;

14.2.7	the Mortgage in respect of each Owned Vessel will have been duly recorded against such Owned Vessel as a valid first priority Vessel mortgage in accordance with the laws of the relevant Flag State;

14.2.8	each Vessel will be insured in accordance with the provisions of this Agreement in respect of Insurances;

14.2.9	each Vessel will be managed by the Manager under the terms of the Management Agreement, relating thereto;

14.2.10	each Borrower and the Manager shall have complied with the provisions of all Environmental Laws in respect of such Borrower and the Manager;

14.2.11	the relevant Borrower and the Manager shall have obtained all Environmental Approvals and are in compliance with all such Environmental Approvals in respect of such Vessel;

14.2.12	none of the Borrowers and the Manager shall have not received any notice of any Environmental Claim that alleges that such Borrower or the Manager is not in compliance with any Environmental Law or any Environmental Approval in respect of the relevant Vessel;

14.2.13	there shall be no Environmental Claim pending against any Borrower and/or the Manager;

14.2.14	no Environmental Incident shall have occurred which could or might give rise to any Environmental Claim against any Borrower and/or the Manager and/or any Vessel; and

14.2.15	none of the parties to the Subject Documents shall be in default thereunder.

14.3	The Borrowers further jointly and severally represent, warrant and confirm to each other Party of this Agreement that:

14.3.1	they enter into this Agreement for their own account and receive the Facility or any part thereof for their sole benefit; and

14.3.2	they will promptly inform the Creditor Parties (by written notice to the Agent) if they or any of them is not, or ceases to be, such beneficiary(ies) and will then set down in writing the name(s) and the address(es) of the relevant beneficiary(ies).

14.4	The representations and warranties of the Borrowers set out in Clauses 14.1, 14.2 and 14.3 above shall survive the execution of this Agreement and shall be deemed to be repeated on each Repayment Date and on each Interest Payment Date with respect to the facts and circumstances existing at each such time as if made at such time.

15	SECURITIES

The Borrowers hereby agree that the Security Documents shall secure with first or (where appropriate) second priority the due payment of the Indebtedness.

16	CONDITIONS PRECEDENT

16.1	Notwithstanding the provisions of Clauses 2, 3 and 4, the agreement of the Banks to permit the drawdown of any Advance is subject to the condition that the Security Trustee shall have received the following documents or evidence in form and substance satisfactory to the Security Trustee and its legal advisers on or prior to the Drawdown Date first to occur:

16.1.1	a certificate signed by the secretary or a director of each Corporate Security Party, stating, inter alia, the full names of the directors and officers and of the person or persons legally and beneficially entitled as shareholders/ stockholders of the entire issued and outstanding shares/stock of that Security Party and an original of the resolutions of the board of directors and of the shareholders of each Corporate Security Party authorising the transaction contemplated hereby and authorising a person or persons to sign or execute on behalf of each Corporate Security Party this Agreement, each Notice of Drawdown (as in the form of Schedule 2 hereof), each Acknowledgement (as in the form of Schedule 3 hereof) and the other Finance Documents as is a party thereto;

16.1.2	the originals of any power or powers of attorney granted pursuant to Clause 16.1.1;

16.1.3	copies, duly certified as a true copy by the respective secretaries of each Corporate Security Party of the certificate of Incorporation, articles of incorporation, the by-laws and a certificate of goodstanding in respect of such Corporate Security Party;

16.1.4	a list specifying the directors and officers of each Corporate Security Party (together with their specimen signatures) and specifying the authorised and issued share capital of each Corporate Security Party;

16.1.5	evidence that each Account has been duly opened with the Agent and that all board resolutions, mandates, signature cards and other documents or evidence required in connection with the operating, maintenance and operation of such account have been duly delivered to the Agent;

16.1.6	the Master Agreement duly executed between the Borrowers and the Swap Bank and the Novation Confirmation duly executed between the parties thereto and any and all other documents required to be executed in order to ensure that the obligations of the Sub-Bareboat Borrowers, the Newlead Shipping Borrower and the Newlead Bulkers Borrower in respect of the Existing Transaction shall become the obligations of all Borrowers under the Master Agreement;

16.1.7	the Master Agreement Assignment duly executed by the Borrowers;

16.1.8	the Earnings Account Charges and the Operating Account Charge duly executed by the Borrowers (as appropriate);

16.1.9	the Corporate Guarantee duly executed by the Corporate Guarantor;

16.1.10	certified copies of all documents (with a certified translation if an original is not in English) evidencing any other necessary action (including but without limitation governmental approval, consents, licences, authorisations, validations or exemptions which the Security Trustee or its legal advisers may require) required by the Security Parties or any of them with respect to this Agreement and the other Finance Documents relating to the drawdown of the relevant Advance;

16.1.11	evidence that any and all indebtedness pursuant to the Existing Loan Agreement A and Existing Loan Agreement B shall be repaid in full with the proceeds of each Refinancing Advance and deeds of release in relation to each of the Existing Loan Agreement A and Existing Loan Agreement B releasing and reassigning all the security documents thereunder duly executed by the relevant lender;

16.1.12	payment to the Agent of the relevant fee(s) payable on or prior to the Drawdown Date under Clause 23;

16.1.13	evidence that an amount Forty thousand Euros (€40,000) has been paid to the Agent’s English and Greek legal advisors in respect of their fees in connection with this Agreement and the other Finance Documents;

16.1.14	the opinion letters from Liberian, Marshall Islands, Bermudan, Panamanian and such other legal counsels as the Agent may require in relation to this Agreement and the other Finance Documents referred to in this Clause 16.1, all acceptable to the Agent and in form and substance satisfactory to the Security Trustee;

16.1.15	a letter from HFW Nominees Limited to the Agent confirming acceptance of their appointment as agents for service under Clause 36.4;

16.1.16	a letter from Mr. Peter Kallifidas to the Agent confirming acceptance of his appointment as agent for service of process in Greece under Clause 36.5;

16.1.17	copy of each Government’s Gazette Issue, wherein the joint ministerial decision regarding the establishment of an office of each of the Newlead Shipping Borrower and the Newlead Bulkers Borrower in Greece under Law 89/67 as amended, has been published, together with any amendment(s) thereof;

16.1.18	certificate issued by the Greek Ministry of Merchant Marine in respect of each of the Newlead Shipping Borrower and the Newlead Bulkers Borrower, evidencing the establishment of an office of each of the Newlead Shipping Borrower and the Newlead Bulkers Borrower respectively in Greece under Law 89/67;

16.1.19	valid certificate dated not later than fifteen (15) days prior to the relevant Drawdown Date issued by the competent authority confirming that each of the Newlead Shipping Borrower and the Newlead Bulkers Borrower is current with its obligations with regard to social security contributions;

16.1.20	the Mortgages over each Owned Vessel duly executed by the relevant Owner and duly recorded with the appropriate registry of the relevant Flag State;

16.1.21	evidence that save for the Encumbrances created by the Security Documents and the First Priority Security Documents there is no Encumbrance whatsoever on each Vessel;

16.1.22	evidence that each Owned Vessel is registered in the ownership of the relevant Owner under the laws of the Flag State with the relevant registry thereof free from registered Encumbrances other than the Mortgage to be registered thereon;

16.1.23	the General Assignment in respect of each Vessel duly executed by the relevant Borrower as appropriate and the Charter Assignment in respect of each Owned Vessel duly executed by the relevant Owner as appropriate;

16.1.24	the notices of assignment of the Earnings and the Insurances of each Vessel duly executed by the relevant Borrower

16.1.25	the notices of assignment of the Time Charter in respect of each Owned Vessel duly signed by the Owner thereof and acknowledged by the relevant Time Charterer;

16.1.26	if required by the Agent, a survey report for each Owned Vessel issued by a surveyor appointed by and/or acceptable to the Agent at the expense of the relevant Borrower certifying the condition of such Owned Vessel;

16.1.27	the Manager’s Undertaking in respect of each Vessel duly executed by the Manager;

16.1.28	evidence that each Vessel is insured in accordance with the provisions of this Agreement;

16.1.29	evidence that each Vessel is classed at the highest classification status with her Classification Society;

16.1.30	certified copies of the classification and international safety and trading certificates issued by the Classification Society of each Vessel free of recommendations or other conditions or notations affecting her class;

16.1.31	a certified copy of the Management Agreement, the Time Charter and the Bareboat Charters in respect of each Vessel;

16.1.32	certified copies of each Newbuilding Contract and each refund guarantee issued pursuant thereto;

16.1.33	a certified copy of the Prosperity BB Charter;

16.1.34	copies of ISM Code Documentation and the ISPS Code Documentation in relation to each Vessel, the Borrowers and the Manager;

16.1.35	a charter-free valuation of each Owned Vessel, each Newbuilding and the Prosperity Vessel on the basis of Clause 17.1 and evidence that any costs and expenses in relation to obtaining such valuations have been paid in full;

16.1.36	the Shares Pledge duly executed by the Corporate Guarantor together with the original of the relevant share certificates in respect of all relevant shares;

16.1.37	evidence that Newlead Bulker Holdings is the holder of the issued share capital of each Newbuilding Owner and the Prosperity BB Charterer;

16.1.38	evidence of all Equity Contribution paid in relation to the Newbuildings and the Prosperity Vessel;

16.1.39	evidence that any and all indebtedness pursuant to (a) the financial agreement dated 6 May 2010 made between the Sub Bareboat Borrowers, the Newlead Shipping Borrower and the Newlead Bulkers Borrower as joint and several lenders and Marfin Egnatia Bank Societe Anonyme as lender for a reducing revolving credit facility up to $65,280,000 and (b) the financial agreement dated 21 July 2010 made between the Corporate Guarantor and Marfin Popular Bank Public Co. Ltd. as lender and Marfin

Egnatia Bank Societe Anonyme as agent for such lender for a revolving credit facility of up to $23,000,000 has been repaid in full

16.1.40	any and all consents required for the granting of the Corporate Guarantee and the Shares Pledge by the Corporate Guarantor;

16.1.41	a letter from the First Lender in its capacity as beneficiary of the Multipartite Deeds addressed to inter alios the Agent and the Security Trustee, the Australia Owner, the Brazil Owner, the China Owner, the Rodosi Owner, the Bareboat Charterers and the Sub-Bareboat Charterers stating that as long as there is no Sub-Charterer’s Event of Default (as defined in each Multipartite Deed), the First Lender will permit Earnings standing to the Australia Earnings Account, the Brazil Earnings Account, the China Earnings Account and the Rodosi Earnings Account to be applied in accordance with Clause 8.15 duly executed by the First Lender and acknowledged by the addressees of such letter;

16.1.42	evidence that the warrants issued to Marfin Egnatia Bank Societe Anonyme pursuant to the financial agreement referred to in Clause 16.1.40(a) are fully settled by payment of a $200,000 flat fee;

16.1.43	evidence (i) that the $150,000 fee as per the offer letter dated 19 August 2010 addressed to Newlead Holdings Ltd. and accepted by them on 24 August 2010 and (ii) that the $100,000 annual fee in relation to a financial agreement dated 25 February 2008 in relation to a term and revolving facility to Grand Rodosi Inc. et al provided by Marfin Egnatia Bank S.A. as lender has been paid in full;

16.1.44	a legal opinion from New York legal counsel as the Agent may require in relation to this Agreement and the other Finance Documents with regard to compliance under SEC rules, all acceptable to the Agent and in form and substance satisfactory to the Security Trustee;

16.1.45	such documents or evidence relating to the verification of identity and knowledge of each Creditor Party’s customers and compliance with all necessary “know your customer” and money laundering requirements as each Creditor Party may require; and

16.1.46	such further documents as the Agent may hereafter request.

16.2	Furthermore the obligation of the Banks to make any other Advance is also subject to the following further conditions:

16.2.1	that both at the date of the relevant Notice of Drawdown and on the Drawdown Date:
(a)	no Event of Default or an event which with the giving of notice or passage of time or determination of the Instructing Group and/or satisfaction of any condition or any combination of the foregoing may become an Event of Default has occurred and is continuing or might result from the making of the relevant Advance; and

(b)	the representations and warranties of the Borrowers in Clause 14 and the representations and warranties of the Borrowers and other parties to the Subject Documents set out in the relevant clauses of the Subject Documents are true and accurate as of each such date, as if made on each such date with reference to the facts then subsisting.
16.2.2	that the Security Trustee shall have received, and found to be satisfactory to it in all respects, such further opinions, consents, agreements and documents in connection with this Agreement and the Subject Documents as the Security Trustee may reasonably request by notice to the Borrowers prior to the Drawdown Date.

PROVIDED HOWEVER THAT the Agent and the Security Trustee may (with the prior written consent of all the Banks) allow any Advance or any part thereof to be drawn down or the notwithstanding that all conditions specified in the respective sub-clauses of this Clause 16 have not been fulfilled and in this event each of the Borrowers hereby covenant to fulfil and procure the fulfilment of such conditions within five (5) Business days after the Drawdown Date of such Advance or at such other time specified by the Agent and/or the Security Trustee and the drawdown of that Advance or any part thereof shall not be taken as a waiver of the Agent’s or the Security Trustee’s right to require production of all the documents and evidence required by Clause 16.1.

17	MAINTENANCE OF SECURITY

17.1	If the Security Trustee reasonably requires on or prior to the Drawdown Date and at anytime and from time to time thereafter (and at least once a year), the Mortgaged Vessels shall be valued in Dollars by two (2) independent sale and purchase shipbrokers appointed by the Agent, such valuations to be made without physical inspection, and on the basis of an arm’s-length purchase by a willing buyer from a willing seller and (unless otherwise required by the Agent) without taking into account any Time Charter or any other charterparty in respect thereof. The fees of the firm of shipbrokers appointed to give such valuation and all other costs arising in connection with the obtaining of any such valuations shall be paid by the Borrowers.

17.2	In the event that at any time during the Security Period the Security Value is less than the Security Requirement, then the Borrowers shall within twenty (20) Business Days of receipt of a notice from the Security Trustee advising the Borrowers of the amount of such deficiency (which notice shall be conclusive) either provide to the Security Trustee and/or the Creditor Parties additional security (valued in accordance with normal banking practice) which shall in all respects be acceptable and satisfactory to the Creditor Parties in their sole discretion and which in the opinion of the Security Trustee shall be equal to the shortfall or prepay in accordance with Clause 8 such part (at least) of the Facility that in the opinion of the Instructing Group is required in order to eliminate the shortfall.

18	GENERAL UNDERTAKINGS

18.1	The Borrowers hereby jointly and severally undertake with each Creditor Party to comply with the following provisions of this Clause 18 at all relevant times during the Security Period, except as the Security Trustee may, with the authorization of the Instructing Group, otherwise permit:

18.1.1	to supply the Agent with such number of copies of: (a) the annual audited Financial Statements of the Group audited by the Auditors, as soon as available but in any event not later than one hundred and eighty (180) days after the end of the relevant financial year starting with 2009 Financial Statements and (b) the semi-annual unaudited combined Financial Statements of the Group as soon as available but in any event not later than ninety (90) days after the end of the relevant semi-annual period starting with the June 2010 accounts and (c) such other information with regard to the business, properties or condition, financial or otherwise, of the Borrowers, the other Security Parties and the other members of the Group as the Agent or any Bank may from time to time reasonably request;

18.1.2	to procure that the Financial Statements to be delivered from time to time in accordance with Clause 18.1.1 shall be prepared in accordance with the Applicable Accounting Principles;

18.1.3	to obtain promptly at any time and from time to time such registrations, licenses, consents and approvals as may be required in respect of this Agreement and the other Subject Documents under any applicable law or regulation to enable the Borrowers to perform and discharge their duties and liabilities hereunder and thereunder and promptly supply the Security Trustee with copies thereof;

18.1.4	to deliver to the Security Trustee translations into English (certified by an authorised translator) of any documents which have to be delivered to the Creditor Parties or any of them under the terms of this Agreement or the other Finance Documents, the originals of which are not in the English language and execute any further document required by the Security Trustee in order to perfect or complete the security created by the Finance Documents;

18.1.5	to ensure and procure that each Security Party shall maintain their corporate existence under the laws of the Republic of Liberia, the Republic of Panama or the Marshall Islands (as appropriate) and comply with all relevant legislation (including but not limited to the laws and regulations relating to the listing of the shares of the Corporate Guarantor in Nasdaq) applicable to them;

18.1.6	to promptly notify the Security Trustee in writing of any Event of Default or an event which with the giving of notice or passage of time or determination of the Instructing Group and/or satisfaction of any condition or any combination of the foregoing may become an Event of Default and of the steps (if any) which are being taken to nullify or mitigate its effect and of any dispute between any one or more of the Newbuilding

Owners, the Builders, the Prosperity Owner, the Prosperity BB Charterer, the Bareboat Charterers, the Time Charterers, the Borrowers and the other Security Parties, under the Subject Documents or any of them and of any occurrence of which they become aware which might adversely affect their ability to perform and discharge their duties and liabilities under this Agreement and/or the other Subject Documents;

18.1.7	not to and ensure and procure that the Corporate Guarantor, each other Corporate Security Party, Newlead Bulker Holdings, the Prosperity BB Charterer and each Newbuilding Owner shall not dissolve, merge into or consolidate with any other company or partnership and ensure and procure that no change in the management or the legal or beneficial ownership of the Borrowers, the Manager, the Vessels, Newlead Bulker Holdings, the Prosperity BB Charterer and each Newbuilding Owner shall be effected;

18.1.8	unless otherwise permitted by the Security Trustee (but always acting with the authorisation of the Instructing Group), not to amend, modify, vary or supplement or terminate or agree to any amendment, modification, variation or supplement or cancellation of any of the Subject Documents;

18.1.9	not to engage in any business or activity, apart from the ownership and operation of the Vessels and activities ancillary thereto as permitted by this Agreement and the other Finance Documents;

18.1.10	to ensure that at all times the claims of the Creditor Parties against the Security Parties under this Agreement and/or the other Finance Documents rank at least pari passu with the claims of all their other unsecured creditors save those whose claims are preferred by any bankruptcy, insolvency or other similar laws of general application;

18.1.11	not to make any advances, grant any credit (save in the routine course of their day-to-day business) or give any guarantee or indemnity to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligations of any person, firm or company (save and except in connection with the ordinary course of operation of trading of the Vessels);

18.1.12	not to issue any further shares or alter any rights attaching to their issued shares in existence at the date of this Agreement;

18.1.13	not to convey, assign, transfer, sell or otherwise dispose of or deal with the Vessels or any of them;

18.1.14	not to sell, lease, transfer or otherwise dispose of, by one or more transactions or series of transactions (whether related or not), the whole or any part of their assets (other than the Vessels) or rights whether present or future;

18.1.15	not to borrow any money or permit any such borrowing to continue or incur any indebtedness whatsoever other than the Facility or the Swap Exposure or other than by way of subordinated shareholders’ loans or enter into any agreement for payment on deferred terms (otherwise than on customary suppliers’ credit terms) or any equipment lease or contract hire agreement other than in the ordinary course of business;

18.1.16	not to authorise or accept any capital commitments (save and except in connection with the purchase of and the ordinary course of operation or trading of the Vessels);

18.1.17	not to declare or pay dividends or make any distributions to their shareholders in any form whatsoever;

18.1.18	from time to time (but not more than once every six (6) months) on request by the Security Trustee, to deliver to it a certificate signed by a director or officer of each of the Borrowers confirming that, save as may be notified in detail in such certificate, no Event of Default or an event which with the giving of notice or passage of time or determination of the Instructing Group and/or satisfaction of any condition or any combination of the foregoing may become an Event of Default has occurred and is then subsisting to be accompanied by such evidence as to the information and matters contained in such certificate as the Security Trustee and/or the other Creditor Parties may from time to time reasonably require;

18.1.19	to pay and to ensure and procure that the other Security Parties shall pay all Taxes, assessments and other governmental charges when the same fall due and ensure and procure that all relevant tax returns of the Borrowers and the other Security Parties shall be properly and timely filed;

18.1.20	without prejudice to their obligations under Clause 18.1.6 to send (or procure that it is sent) to the Security Trustee for distribution to the other Creditor Parties as soon as the same is instituted or threatened, details of any litigation, arbitration or administrative proceedings against or involving any one or more of the Newbuilding Owners, the Builders, the Prosperity Owner, the Prosperity BB Charterer, the Bareboat Charterers, the Time Charterers, the Borrowers and the other Security Parties or the Vessels or any of them which is likely to have a material adverse effect on the Borrowers, the other Security Parties (or any of them) or the operation of the Vessels or any of them;

18.1.21	to ensure and procure that the Swap Exposure shall not exceed the Maximum Permitted Swap Exposure;

18.1.22	not to amend and ensure that no other Corporate Security Party shall amend their articles of incorporation and by-laws or other constitutional documents;

18.1.23	to ensure and procure that no change in the Chief Executive Officer, the President and/or the Chairman of the Corporate Guarantor shall occur without the prior written consent of the Agent;

18.1.24	to ensure and procure that Mr. Michail Zolotas and Mr. Nicholas Fistes shall own at all times whether directly or indirectly an aggregate of at least ten per cent (10%) of the issued voting share capital of the Corporate Guarantor;

18.1.25	to execute and procure the execution by each other Security Party of any further document or documents required by the Agent in order to perfect or complete the security created by the Finance Documents;

18.1.26	to use the proceeds of the Facility for the Borrowers’ benefit and under their full responsibility and exclusively for the purposes specified in this Agreement;

18.1.27	to ensure and procure that all times throughout the Security Period the Borrowers and/or the Corporate Guarantor shall maintain with the Agent to the credit of any account held in the name of any Borrower or the Corporate Guarantor with the Agent (including the Earnings Accounts in relation to the Owned Vessels, the Operating Account and the Earnings Accounts in relation to the Sub-Bareboat Vessels) the Minimum Liquidity;

18.1.28	to ensure and procure that:
a)	the Equity Ratio shall (i) from the Financial Quarter Day ending on 30th September 2012 until the Financial Quarter Day ending on 30th June 2013 be no less than: twenty five per cent (25%) and (ii) from the Financial Quarter Day ending on 30th September 2013 and at all times thereafter throughout the Security Period shall be no less than: thirty per cent (30%);

b)	the ratio of EBITDA to Interest Payable on a trailing four (4) Financial Quarter basis shall (i) from the Financial Quarter Day ending on 30th September 2012 until the Financial Quarter Day ending a on 30th June 2013 be no less than: 2:1; and (ii) from the Financial Quarter Day ending on 30th September 2013 and at all times thereafter throughout the Security Period shall be no less than: 2.5 :1; and

c)	the Corporate Guarantor and its Subsidiaries shall maintain on a consolidated basis on each Financial Quarter Day during the Security Period Working Capital of no less than zero Dollars ($0).

Compliance with the undertakings contained in this Clause 18.1.28 shall be determined quarterly by the Agent by reference to the latest Financial Statements of the Group delivered to the Agent pursuant to Clauses 18.1.1 and 18.1.2. Unless and until the Agent otherwise agrees in writing, at the same time as they deliver those Financial Statements or at any other time upon the Agent’s request, the Borrowers shall ensure and procure that the Corporate Guarantor shall deliver to the Agent a certificate in the form set out in Schedule 5 hereto, signed by the chief financial officer of the Corporate Guarantor;
18.1.29	to ensure and procure that:
a)	each of the Sub-Bareboat Charterers, the Newlead Bulkers Borrower, the Newlead Shipping Borrower and Newlead Bulker Holdings shall be a wholly owned Subsidiary of the Corporate Guarantor;

b)	the shares of each Owner, upon the Drawdown Date first to occur, shall be transferred to Newlead Bulker Holdings and each Owner shall be a wholly owned Subsidiary of Newlead Bulker Holdings throughout the Security Period;

c)	each Newbuilding Owner and the Prosperity BB Charterer shall be a wholly owned subsidiary of Newlead Bulker Holdings;

d)	each Newbuilding Owner shall comply with its obligations under the Newbuilding Contract to which it is a Party and upon acquisition of the relevant Newbuilding it shall remain the owner of such Newbuilding; and

e)	the Prosperity BB Charterer shall comply with its obligations under the Prosperity BB Charter and upon acquisition of the Prosperity Vessel it shall remain the owner of the Prosperity Vessel.
18.1.30	to deliver to the Agent such documents and evidence as the Agent shall from time to time require relating to the verification of identity and knowledge of each Creditor Party’s customers and the compliance by the each Creditor Party with all necessary “know your customer” or similar checks, always on the basis of applicable laws and regulations or the each Creditor Party’s own internal guidelines, in each case as such laws, regulations or internal guidelines apply from time to time.

19	OPERATIONAL UNDERTAKINGS

19.1	The Borrowers hereby undertake with the Creditor Parties that throughout the Security Period the Borrowers shall comply with the following provisions of this Clause 19 except as the Security Trustee may, with the authority of the Instructing Group, otherwise permit:

19.1.1	to procure that each Owned Vessel shall be duly registered under the laws and the flag of the Flag State, in the ownership of the Owner of such Owned Vessel, and each Sub-Bareboat Vessel shall be owned, registered, bareboat chartered and sub-bareboat chartered in the manner set forth herein and in the Subject Documents relating to such Bareboat Vessel, and not do or suffer to be done anything whereby the registration may be forfeited or imperilled;

19.1.2	to appoint and/or keep the Manager appointed as manager of the each Vessel and not vary or terminate such appointment;

19.1.3	not save as contemplated in the Finance Documents, to create, incur or permit to subsist any Encumbrance over the Vessels, the Earnings, the Insurances or the Requisition Compensation thereof or all or any of the present or future assets of the Borrowers or any of them (other than any Permitted Encumbrance);

19.1.4	not at any time to represent to a third party that the Creditor Parties (or any of them) are carrying cargo in the Vessels or any of them or are in any way connected or associated with an operation or carriage being undertaken by them or have any operational interest in the Vessels or any of them;

19.1.5	save for the Time Charters, not to voyage or time charter the Vessels or any of them or place them under contract for employment (a) for any period which when aggregated with any optional periods of extension contained in the said charter or contract, would exceed twelve (12) months or (b) at a charter rate which is below the market rate at the time of the charter fixture and in case of any of the Vessels being employed for more than twelve (12) months, after having obtained the Security Trustee’s consent acting on the instructions of the Instructing Group, the Security Trustee shall be furnished with (i) details and documentary evidence satisfactory to the Security Trustee in its sole discretion in respect of the new employment, (ii) upon Security Trustee’s request, a specific assignment in favour of the Security Trustee of the benefit of such charter together with a notice of any such assignment addressed to the relevant charterer and endorsed with an acknowledgement of receipt by the relevant charterer all in form and substance satisfactory to the Security Trustee and (iii) upon Security Trustee’s request, a specific agreement of subordination of the rights of such charterer to the rights of the Creditor Parties;

19.1.6	save for the Bareboat Charters, not to demise charter the Vessels or any of them for any period whatsoever;

19.1.7	not without the prior written consent of the Security Trustee to put the Vessels or any of them into the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed Three hundred thousand Dollars ($300,000) (or the equivalent in any other currency) unless the relevant Borrower shall have satisfied the Security Trustee that the cost of such work is fully recoverable under the Insurances (save for any applicable deductible) or such person shall first have given to the Security Trustee and in terms satisfactory to it a written undertaking not to exercise any lien on the Vessels or their Earnings or Insurances for the cost of such work or otherwise;

19.1.8	to give the Security Trustee reasonable prior notice of any dry-docking or any underwater survey of any Vessel so that the Security Trustee (if it so requires) can arrange for a representative to be present;

19.1.9	to notify the Security Trustee of any intended laying-up or de-activation of the Vessels or any of them;

19.1.10	to provide the Security Trustee with such copies of the trading certificates of each of the Vessels as the Security Trustee may from time to time require;

19.1.11	to hold or procure that the Manager shall hold all appropriate ISM Code Documentation and ISPS Code Documentation and provide the Agent upon request from time to time with copies of the relevant ISM Code Documentation and ISPS Code Documentation duly issued to the relevant Borrower, the Manager and each Vessel pursuant to the ISM Code and the ISPS Code respectively;

19.1.12	to keep, or procure that there is kept, on board each Vessel a copy of all relevant ISM Code Documentation and ISPS Code Documentation;

19.1.13	as soon as any Borrower becomes aware, to inform the Security Trustee immediately should the Document of Compliance and/or the Safety Management Certificate and/or the International Ship Security Certificate issued in connection with the relevant ISM Code Documentation be cancelled, rescinded, suspended or amended in any way;

19.1.14	to notify the Security Trustee promptly upon being made aware thereof upon the occurrence of:
(i)	any casualty in respect of the Vessel which is or is likely to be or to become a Major Casualty;

(ii)	any occurrence as a result of which the Vessel has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(iii)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not complied with in accordance with its terms;

(iv)	any arrest or detention of the Vessel, any exercise or purported exercise of any lien on the Vessel or any equipment belonging thereto or her Earnings or her Insurances or any requisition of the Vessel for hire;

(iv)	any intended dry docking of the Vessel;

(v)	any Environmental Claim against the Borrowers or any of them, the Manager, or the Vessels or any of them or any Environmental Incident;

(vi)	any claim for breach of the ISM Code or the ISPS Code being made against the Borrowers or any of them, to the extent that that it is aware of such claim, an ISM Responsible Person, the Manager or otherwise in connection with the Vessels or any of them; and

(vii)	any other matter, event or incident actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with;

and to advise and procure that the Security Trustee advised in writing on a regular basis and in such detail as the Security Trustee shall require of the relevant Borrower’s the ISM Responsible Person’s, the Manager’s or any other person’s proposed or actual response to any of those events or matters;
19.1.15	to permit, or procure that the Security Trustee shall have the right at any time on reasonable notice to inspect or survey each Vessel or instruct a duly authorised independent surveyor to carry out such survey on its behalf to ascertain the condition of each Vessel and satisfy itself that each Vessel is being properly repaired and maintained, provided that such inspections shall not unreasonably interfere with any Vessel’s running or operation (and the costs of such inspection or survey shall be payable by the Borrowers);

19.1.16	to promptly provide the Security Trustee with information concerning the classification status and insurance of the Vessels from time to time as and when so required in writing by the Security Trustee;

19.1.17	to execute and deliver to the Security Trustee such documents of transfer as the Security Trustee may require in the event of sale of the Vessels pursuant to any power of sale contained in the Mortgages or which the Security Trustee may have in law;

19.1.18	to provide the Security Trustee with a certificate of ownership and encumbrances relative to each Vessel issued by the relevant registry of each Vessel and a copy of the entries in the relevant company’s registers relative to the Borrowers, when so requested by the Security Trustee; and

19.1.19	upon becoming aware, to notify the Security Trustee immediately by telefax of any recommendation or requirement imposed by the Classification Society, the Insurers or by any other competent authority in respect of any Vessel that is not complied with in accordance with its terms;

19.1.20	to carry on board each Owned Vessel with such Owned Vessel’s papers a properly certified copy of the relevant Mortgage and exhibit the same to any person having a legal interest in, or having business with, such Owned Vessel and to any representative of the Security Trustee, and place and keep prominently in the Chart Room and in the Master’s cabin of such Vessel a framed notice printed in plain type of such size that the paragraph of reading matter shall cover a space not less than six inches wide and nine inches high reading as follows:
“NOTICE OF MORTGAGE
This Vessel is owned by [name of Owner] and is subject to a first preferred mortgage in favour of MARFIN EGNATIA BANK Societe Anonyme. Under the terms of said

Mortgage, neither the Owner, nor the Master nor any other person has any right, power or authority to create, incur or permit to be imposed upon this Vessel any other lien whatsoever other than for crew’s wages not exceeding three (3) months or salvage.”;

19.1.21	to pay when due and payable all taxes, assessments, levies, governmental charges, fines and penalties lawfully imposed on and enforceable against each Vessel;

19.1.22	if any writ or proceedings shall be issued against any Vessel or if any Vessel shall be otherwise attached, arrested or detained by any proceeding in any court or tribunal or by any government or other authority, to immediately notify the Security Trustee thereof by telefax confirmed by letter and within fourteen (14) days thereafter cause that Vessel to be released;

19.1.23	not to cause or permit any Vessel to be operated in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code and the ISPS Code and not to engage in any unlawful trade or carry any cargo that will expose the Vessels or any of them to penalty, forfeiture or capture and in the event of hostilities in any part of the world (whether a war be declared or not) not employ the Vessels or any of them or voluntarily suffer their employment in carrying any contraband goods;

19.1.24	to promptly pay all tolls, dues and outgoings in respect of the Vessels and all wages, allotments, insurance and pension contributions of the Master and crew of each Vessel when due and make all deductions from the wages in respect of any tax liability, accounting to the relevant authority for them and if the Security Trustee at any time has reasonable cause to believe that such payments may not be being made, to produce to the Security Trustee at its request evidence confirming that all such amounts have been paid when due;

19.1.25	at all times to maintain each Vessel in a seaworthy condition and in good running order and repair in accordance with first class ship ownership and ship management practice and keep each Vessel in such condition as will entitle her to be classed at the highest classification status with her Classification Society free of all recommendations and qualifications (other than those which have been or are being complied with in accordance with their terms and which are not by their terms overdue for compliance), follow any interim operational provisos to such recommendations and qualifications and when so requested to provide the Security Trustee with a certificate issued by the relevant Classification Society confirming that such classification is maintained;

19.1.26	to submit each Vessel regularly to such periodical or other surveys as may be required for classification purposes and, if so required by the Security Trustee in writing, supply to the Security Trustee copies of all survey reports issued in respect thereof;

19.1.27	at all times to comply with all legal requirements whether imposed by enactment, regulation, common law or otherwise and have on board the Vessels as and when legally required valid certificates showing compliance therewith;

19.1.28	without prejudice to the generality of Clause 19.1.27, to obtain and maintain any and all Environmental Approvals required in respect of the Vessels and comply or procure that the Manager or any charterer of the Vessels (including, without limitation, the Time Charterers) will at all times comply with the ISM Code, the ISPS Code, the ISPS Code Documentation, all Environmental Laws, and all other laws and regulations relating to the Vessels, their ownership, operation, manning and management or to the business of the Borrowers and/or the Manager;

19.1.29	not remove or permit the removal of any part of any Vessel or any equipment belonging thereto nor make or permit any alterations to be made in the structure, type or speed of the Vessels or any of them which materially reduce the value of the Vessels or any of them (unless such removal or alteration is required by statute or by the Classification Society);

19.1.30	without prejudice to Clause 19.1.27, to ensure and procure that the Borrowers shall take all necessary and proper precautions to prevent any infringements of the Anti-Drug Abuse Act of 1986 of the United States of America or any similar legislation applicable to the Vessels in any jurisdiction in or to which a Vessel shall be employed or trade or which may otherwise be applicable to a Vessel, to ensure and procure that the Borrowers or any of them or any other Security Party and, if the Agent shall so require, the Borrowers shall enter into a “Carrier Initiative Agreement” with the United States Customs Service and to procure that such agreement (or any similar agreement hereafter introduced by any agency of the United States of America) is maintained in full force and effect by the Borrowers;

19.1.31	to ensure that same as provided in the relevant Sub-BB Charters and the First Priority Security Documents none of the Vessels (or any share thereof or interest therein) shall be sold transferred, mortgaged, charged, hypothecated or abandoned (save in the case of maritime necessity) and neither the Insurances nor the Earnings of the Vessels or any of them will be assigned, save as provided in the First Priority Security Documents without the prior written consent of the Agent which it shall have the power to withhold;

19.1.32	to ensure and procure that the Borrowers shall perform and discharge all duties and liabilities imposed on the Borrowers or any of them under any charter (including, without limitation, the Sub-Bareboat Charters and the Time Charters), bill of lading or other contract relating to the Vessels;

19.1.33	to ensure and procure that the Borrowers shall keep and procure that the Agent is kept fully informed as to the use, the employment and the position of each Vessel and promptly provide and procure that the Agent is provided with information concerning the classification, status and insurance of each Vessel from time to time as and when so required by the Agent;

19.1.34	in the event of Compulsory Acquisition of any Vessel execute any specific assignment that the Security Trustee may request in relation to any and all amounts which the relevant Government Entity shall be liable to pay as Requisition Compensation for that Vessel and if received by the relevant Owner or Sub-Bareboat Charterer to pay such amounts immediately to the Agent; and

19.1.35	to comply and ensure that each party to a Subject Document (other than the Creditor Parties) shall comply with its respective obligations under each Subject Document to which it is a party and not to and ensure that each party to a Subject Document (other than the Creditor Parties) shall not vary, amend or terminate any Subject Document.

19.2	The Borrowers hereby irrevocably agree and undertake to ensure and procure that:

19.2.1	the Security Trustee, or its authorised representatives may, without prior notification, communicate directly with the Classification Society concerning maintenance, repair, classification and seaworthiness of each Vessel, and to the same extent with any regulatory authority having jurisdiction over any Vessel;

19.2.2	each Borrower shall unconditionally authorise the Classification Society or regulatory authority, at the request of the Security Trustee, to give information to it, or its authorised representatives and to conduct inspections and surveys of each Vessel, as if requested by the relevant Borrower(s);

provided that the Security Trustee will not, without prior consultation with the Borrowers, take any action under this Clause 19.2 unless an Event of Default or an event which with the giving of notice or passage of time or determination of the Agent and/or satisfaction of any condition or any combination of the foregoing may become an Event of Default has occurred.

19.3	The Borrowers shall throughout the Security Period duly observe and perform all of the covenants, obligations and conditions which are required to be observed and performed on their part under this Agreement and each of the other Finance Documents to which they are a party and shall use their best endeavours to procure that all covenants, obligations and conditions required to be observed and performed, and undertakings made, by any of the other Security Parties and each other party (other than the Creditor Parties) under the Subject Documents or any of them shall be observed and complied with in their entirety.

20	INSURANCE UNDERTAKINGS

20.1	The Borrowers hereby also undertake with the Creditor Parties to comply and to ensure and procure that the Manager will comply with the following provisions of this Clause 20.1 from the Drawdown Date first to occur in relation to each Vessel and at all times during the Security Period, except as the Security Trustee may, with the authorisation of the Instructing Group otherwise permit, at the expense of the Borrowers and upon such terms and conditions, in such amounts and with such Insurers as shall from time to time be approved in writing by the Security Trustee and, if so required by the Security Trustee (but without, as between the Security Trustee and the Borrowers and/or the Manager, liability on the part of the Security Trustee for premiums or calls) with the Security Trustee named as co-assured:

20.1.1	to insure and keep insured the Vessels in Dollars or such other currency as may be approved in writing by the Security Trustee, in the full insurable value of the Vessels but in no event for an amount which is less than the Market Value of each Vessel against fire and usual marine (including Excess Risks) and War Risks covered by hull and machinery policies and War Risks and perils covered by other supplementary hull policies;

20.1.2	to enter each Vessel in the name of the relevant Borrower and (in the case of a Sub-Bareboat Vessel) the owner and the Bareboat Charterer thereof for her full value and tonnage against all Protection and Indemnity Risks in a protection and indemnity association approved by the Security Trustee with unlimited liability if available otherwise with the least limited liability for the time being $1,000,000,000 in relation to oil pollution risks and to comply with the rules of such protection and indemnity association from time to time in effect and if so requested by the Security Trustee to obtain excess oil spillage and pollution insurance in excess of the limit of the protection and indemnity association with the highest possible cover;

20.1.3	if any Vessel enters the territorial waters of the USA (or other jurisdiction having legislation similar to the US Oil Pollution Act 1990) for any reason whatsoever to take out such additional insurance to cover such risks as may be necessary in order to obtain a Certificate of Financial Responsibility from the United States Coastguard;

20.1.4	upon Security Trustee’s request, to effect loss of hire and/or Earnings, Insurance on any or all the Vessels (as may be required by the Security Trustee) in respect of charterparties which exceed twelve (12) months duration (including, without limitation, the Time Charters) and otherwise on such terms and in such amounts as the Security Trustee may instruct the Borrowers as being necessary or appropriate provided such cover is available in the market;

20.1.5	to pay to the Security Trustee upon first demand all premiums and other amounts payable by the Security Trustee in effecting a mortgagees’ interest insurance policy (“MII”) and a mortgagees’ interest additional perils insurance policy (“MAPI”) in relation to the Mortgaged Vessels in the name of the Security Trustee, upon such terms and conditions and with such insurers and for such amounts as the Security Trustee may require the aggregate of which amounts shall not be less than the aggregate Market Values of the Mortgaged Vessels;

20.1.6	to effect such additional Insurances that shall (in the reasonable opinion of the Security Trustee) be necessary or advisable.

20.2	The Borrowers further undertake with the Creditor Parties to comply and to ensure that the Manager shall comply with the following provisions of this Clause 20.2 at all times during the Security Period except as the Security Trustee may with the authorisation of the Instructing Group otherwise permit:

20.2.1	to renew the Insurances at least fourteen (14) Business Days before the relevant Insurances expire (or give the Security Trustee evidence satisfactory to it that such Insurances will be renewed upon their stated expiry dates) and to procure that the Approved Brokers or the Insurers (as the case may be) shall promptly confirm in writing to the Security Trustee the terms and conditions of such renewal as and when the same occurs;

20.2.2	punctually to pay all premiums, calls, contributions or other sums payable in respect of the Insurances and to produce evidence of payment when so required in writing by the Security Trustee;

20.2.3	to arrange for the execution of such guarantees as may from time to time be required by any Protection and Indemnity or War Risks association;

20.2.4	to procure that the Insurance Documents shall be deposited with the Approved Brokers or the Insurers (as the case may be) and that the Approved Brokers or the Insurers (as the case may be) shall provide the Security Trustee with pro forma copies thereof and shall issue to the Security Trustee a letter or letters of undertaking in such form as the Security Trustee shall reasonably require;

20.2.5	to procure that the Protection and Indemnity and/or War Risks associations in which the Vessels are entered shall provide the Security Trustee with a letter or letters of undertaking in such form as may be reasonably required by the Security Trustee and shall provide the Security Trustee with a copy of the certificate of entry and, if so requested by the Security Trustee, a copy of each certificate of financial responsibility for pollution by oil or other substances issued by such Protection and Indemnity and/or War Risks association in relation to the Vessels;

20.2.6	to procure that the interest of the Security Trustee is endorsed on the Insurance Documents by means of a Notice of Assignment in the form in Schedule 3 to the General Assignments or such other form as the Security Trustee may require and that the Insurance Documents (including all certificates of entry in any Protection and Indemnity and/or War Risks association) shall contain a loss payable clause during the Security Period in the form in Schedule 4 or Schedule 5 (as may be appropriate) to the General Assignments or such other form as the Security Trustee may require;

20.2.7	to procure that the Insurance Documents shall provide that the lien or set off for unpaid premiums or calls shall be limited to only the premiums or calls due in relation to the Insurances on the Vessels and the Insurers shall not cancel any of the Insurances by reason of non-payment of premium or calls due in respect of other vessels or in respect of other insurances and for fourteen (14) days prior written notice to be given to the Security Trustee by the Insurers (such notice to be given even if the Insurers have not received an appropriate enquiry from the Security Trustee) in the event of cancellation or termination of the Insurances and in the event of the non-payment of the premium or calls, the right to pay the said premium or calls within a reasonable time;

20.2.8	promptly to provide the Security Trustee with full information regarding any casualties or damage to any Vessel in an amount in excess of Three hundred thousand Dollars ($300,000) or in consequence whereof any Vessel have become or may become a Total Loss;

20.2.9	at the request in writing of the Security Trustee to provide the Security Trustee, at the Borrowers’ cost, with a detailed report issued by a firm of marine insurance brokers or consultants appointed by the Borrowers and approved by the Security Trustee in relation to the Insurances;

20.2.10	not to do any act nor voluntarily suffer nor permit any act to be done whereby any Insurance shall or may be suspended or avoided and not to suffer nor permit the Vessels or any of them to engage in any voyage nor to carry any cargo not permitted under the Insurances in effect without first obtaining the Insurers’ consent for such voyage or the carriage of such cargo and complying with such requirements as to extra premiums or otherwise as the Insurers may prescribe;

20.2.11	not to employ the Vessels or any of them, or offer the Vessels or any of them to be employed, otherwise than in conformity with the terms of the Insurance Documents (including any express or implied warranties they contain), without first obtaining the Insurers’ consent to such other employment and complying with such requirements as to extra premiums or otherwise as the Insurers may prescribe, or arranging for additional insurance;

20.2.12	(without limitation to the generality of the foregoing) in particular not to permit the Vessels or any of them to enter or trade to any zone which is declared a war zone by any government or by the each Vessel’s War Risks Insurers unless there shall have been effected by the Borrowers and at their expense such special insurance or the consent of the Insurers to enter or trade into such zone is obtained and the relevant Borrower is complying with such requirements as to extra premiums or otherwise as the Insurers may prescribe;

20.2.13	to procure that all amounts payable under the Insurances are paid in accordance with the relevant loss payable clause under Clause 20.2.6 and to apply all amounts as are paid to the Borrowers for the purpose of making good the loss and fully repairing all damage in respect of which the said amounts shall have been received; and

20.2.14	should any Vessel be laid up for any period, to arrange ‘lay-up’ Insurances for such Vessel during such period, at their own cost and upon such terms and conditions, in such amounts and with such Insurers as shall from time to time be approved in writing by the Security Trustee.

21	OPERATING ACCOUNT, EARNINGS ACCOUNTS AND EARNINGS

21.1	The Borrowers (without prejudice to the terms of the General Assignments and subject to the provisions of the First Priority Security Documents) hereby undertake to pay all the Earnings of each Vessel to the relevant Earnings Account. Unless and until the Security Trustee gives notice to the Borrowers that it requires that all Earnings be paid directly to the Security Trustee (which notice may only be given by the Security Trustee if an Event of Default or an event which with the giving of notice or passage of time or determination of the Agent and/or satisfaction of any condition or any combination of the foregoing may become an Event of Default has occurred), all amounts in the Earnings Accounts shall (subject always to the provisions of the First Priority Security Documents) be applied as follows:
(i)	first, towards the payment of fees and costs that are due and payable by the Borrowers to the Creditor Parties under the Finance Documents; and

(ii)	second, any balance thereafter remaining in the Earnings Accounts shall be available to the Borrowers for payment of the reasonable operating expenses of the Vessels as from time to time approved by the Agent; and

(iii)	third, any balance following application under sub-clauses 21.1 (i) and (ii) above shall remain credited to the relevant Earnings Account and shall be applied in accordance with the provisions of Clause 8.15.
21.2	The Borrowers hereby undertake to ensure that, throughout the Security Period all payments by the Swap Bank to a Borrower under each Designated Transaction are paid to the Operating Account.

21.3	The Agent acknowledges that (subject to the terms of the First Priority Security Documents) the Borrowers shall, unless and until an Event of Default or an event which with the giving of notice or passage of time or determination of the Agent and/or satisfaction of any condition or any combination of the foregoing may become an Event of Default shall occur and the Agent shall direct to the contrary, be entitled from time to time, to require that moneys for the time being standing to the credit of the Earnings Accounts or any of them be transferred in such amounts and for such periods as the Borrowers select to fixed-term deposit accounts opened in the name of the Borrowers or any of them with the Agent. The Borrowers shall not be entitled to withdraw moneys standing to the credit of (i) the relevant Earnings Account which are the subject of a fixed term deposit until the expiry of the period of such deposit unless the Borrowers shall, on withdrawing such moneys pay to the Agent on demand any loss or expense which the Agent shall certify that it has sustained or incurred as a result of such withdrawal being made prior to the expiry of the period of the relevant deposit and the Agent shall be entitled to debit the relevant Earnings Account for the amount so certified prior to such withdrawal being made and (ii) the Operating Account. In the event that any moneys so deposited are to be applied pursuant to this Clause 21, the Borrowers shall, on such application being made, pay to the

Agent on demand any loss or expense which the Agent shall certify that it has sustained or incurred as a result of such application being made prior to the expiry of the period of the relevant deposit and the Agent shall be entitled to debit the relevant Account for the amount so certified prior to such application being made. Any such deposit accounts shall, for all the purposes of the Security Documents, be deemed to be sub-accounts of the relevant Account from which the moneys deposited in such deposit accounts were transferred and all references in the Security Documents to such Account shall be deemed to include such deposit accounts deemed as aforesaid to be sub-accounts thereof.

22	EVENTS OF DEFAULT

22.1	Each of the following events shall constitute an Event of Default (whether such event shall occur or come about voluntarily or involuntarily or by operation of law or regulation or pursuant to, or in compliance with any judgment, decree or order of any court or other authority):

22.1.1	the Borrowers shall fail to pay when due any amount (whether in respect of principal, interest or otherwise) under this Agreement or any of the other Finance Documents to which any of them is a party on the due date;

22.1.2	any representation, warranty or statement made by any Party (other than the Creditor Parties) in this Agreement or in the other Subject Documents or any certificate, statement or opinion delivered or made hereunder or under the Subject Documents or in connection herewith or with the Subject Documents shall be incorrect or inaccurate when made;

22.1.3	the Borrowers or any of them shall fail duly and punctually to perform or observe any other term of this Agreement or the other Subject Documents to which the Borrowers or any of them are/is a party and such failure, if capable of remedy and if the Borrowers shall have forthwith taken all necessary steps to remedy such failure, shall continue for fourteen (14) days after the Security Trustee shall have given to the Borrowers notice of such failure;

22.1.4	any other indebtedness of the Borrowers or any of them exceeding in aggregate Three hundred thousand Dollars ($300,000) shall become due and payable or, with the giving of notice or lapse of time or both, capable of being declared due and payable, prior to its stated maturity by reason of any circumstance entitling the creditor(s) thereof to declare such indebtedness due and payable and such indebtedness is not paid within fourteen (14) days thereof;

22.1.5	the Borrowers or any of them, shall enter into voluntary or involuntary bankruptcy, liquidation or dissolution, or shall become insolvent, or an administrator, administrative receiver, receiver or liquidator shall be appointed of all or a material part of their undertakings or assets or proceedings are commenced by or against them under any reorganisation, arrangement, readjustment of debts, dissolution or liquidation law or regulation;

22.1.6	the Borrowers or any of them, shall cease or threaten to cease to carry on their/its business;

22.1.7	there shall be a transfer or disposal of all or a substantial part of the assets of the Borrowers or any of them, whether by one or a series of transactions, related or not, without the prior written consent of the Security Trustee acting with the authorisation of the Instructing Group;

22.1.8	there is a considerable deterioration in the financial position of the Borrowers or any of them which in the reasonable opinion of the Security Trustee is likely to affect the ability of the Borrowers or any of them to pay all amounts due from time to time under this Agreement and/or the other Finance Documents;

22.1.9	a material adverse change occurs in the financial condition of the Borrowers;

22.1.10	any distress or execution is levied or enforced against a material (in the opinion of the Agent) part of the property and assets of the Borrowers or any of them and such distress or execution is not withdrawn or discharged within ten (10) Banking Days;

22.1.11	the Borrowers or any of them shall stop payment of, or shall be unable to, or shall admit inability to pay their/its debts as they fall due, or shall enter into any composition or other arrangement with their/its creditors generally or shall declare a general moratorium on the payment of indebtedness;

22.1.12	any governmental or other consent, licence or authority required to make this Agreement and/or the other Finance Documents legal, valid, binding, enforceable and admissible in evidence or required to enable the Borrowers or any of them to perform their/its duties and discharge their liabilities hereunder or under the other Finance Documents is withdrawn or ceases to be in full force and effect unless the Borrowers procure that such consent, licence or authority is reinstated or re-issued to the satisfaction of the Security Trustee within fifteen (15) days of the said withdrawal or cessation;

22.1.13	any of the events referred to in Clauses 22.1.1, 22.1.2, 22.1.3, 22.1.4, 22.1.5, 22.1.6, 22.1.7, 22.1.8, 22.1.9, 22.1.10, 22.1.11 or 22.1.12 occurs, mutatis mutandis, in respect of any other Security Party or any other member of the Group;

22.1.14	the Borrowers sell or transfer, dispose of or encumber any Vessel or any interest or share therein, or agree so to do (other than as provided in any Permitted Encumbrances) without the prior written consent of the Security Trustee acting with the authorisation of the Instructing Group;

22.1.15	the Subject Documents or any of them shall cease, in whole or in part, to be valid, binding and enforceable or any event of default shall occur thereunder;

22.1.16	any Vessel is arrested or detained and such arrest or detention is not released within fourteen (14) days, or an order for the sale of any Vessel is made by a court of competent jurisdiction or the Owner or the Sub Bareboat Charterer of such Vessel cease to retain possession and/or control of any Vessel for a period in excess of fourteen (14) days;

22.1.17	any Vessel is a Total Loss and the Agent and/or the Security Trustee shall not have received within one hundred eighty (180) days following the occurrence of such Total Loss (or such earlier date as the Total Loss claim is paid) from the Insurers the insurance proceeds paid in conformity with the terms of Clauses 8.1 and 8.2 or an equal amount from the Borrowers in case the Insurers do not accept the relevant Total Loss claim;

22.1.18	any Vessel is laid up for a period exceeding thirty (30) days without the prior written consent of the Security Trustee acting with the authorisation of the Instructing Group;

22.1.19	the fulfilment of any one or more of the obligations covenants and undertakings contained in any one or more of this Agreement, the other Subject Documents and any other documents executed pursuant hereto or thereto or the exercise of any of the rights vested in the Creditor Parties hereunder or thereunder becoming either unlawful under any applicable law or unauthorised by any authority having jurisdiction or otherwise impossible;

22.1.20	if: (a) an Event of Default or Potential Event of Default (as defined in the Master Agreement) has occurred and is continuing under the Master Agreement or (b) an Early Termination Date (as defined in the Master Agreement) has occurred or been or become capable of being effectively designated under the Master Agreement or (c) a person entitled to do so gives notice of an Early Termination Date under Section 6(b)(iv) of the Master Agreement or (d) the Master Agreement is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason;

22.1.21	a petition is presented in any Pertinent Jurisdiction for the winding up or administration, or the appointment of a provisional liquidator, of a Security Party unless the petition is being contested in good faith and on substantial grounds and is dismissed or withdrawn within thirty (30) days of the presentation of the petition;

22.1.22	if any Security Party or any other Party to a Subject Document (other than the Creditor Parties) repudiate(s) or evidences an intention to repudiate any one or more of the Subject Documents or if any Subject Document is rescinded or cancelled or terminated or amended or varied without the Agent’s prior written consent;

22.1.23	if Michael Zolotas ceases to be Chief Executive Officer and President and/or Nicholas Fistes ceases to be the Chairman of the Corporate Guarantor and/or if Michael Zolotas and Nicholas Fistes together shall own directly or indirectly less than 10% of the Corporate Guarantor’s voting share capital, in each case, without the Agent’s prior written consent; or

22.1.24	without limitation to the foregoing provisions of this Clause 22.1, any breach occurs which is material (in the opinion of the Agent) of the terms, and conditions of the Bonds or a Fundamental Change occurs pursuant to the Fundamental Change Put Option (as each of those terms is defined in the Bond).

22.2	Upon the occurrence of an Event of Default and at any time thereafter, the Security Trustee may (and if instructed by an Instructing Group shall) by written notice to the Borrowers:
(a)	declare the Indebtedness immediately due and payable whereupon the same shall become so payable; and/or

(b)	declare that the Commitment of the Banks shall be cancelled, whereupon the same shall be cancelled; and/or

(c)	take such Enforcement Action as instructed by an Instructing Group.
22.3	Upon the occurrence of an Event of Default and at any time thereafter the Swap Bank shall be entitled but not obliged to, exercise all its rights under the Master Agreement and to, inter alia, cancel, net out, unwind, terminate or liquidate all or any part of the rights, benefits and obligations created by any Designated Transaction and/or the Master Agreement. Without prejudice to or limitation of the obligations of the Borrowers hereunder and under the Master Agreement, in the event that the Swap Bank exercises any of its rights under the Master Agreement and such exercise results in all or part of a Designated Transaction being terminated, such termination shall constitute a Terminated Transaction (as defined in section 14 of the Master Agreement) effected by the Swap Bank after an Event of Default (as so defined in that section 14) by the Borrowers and, accordingly, the Swap Bank shall be entitled to recover from the Borrowers a payment for early termination calculated in accordance with the provisions of section 6(e)(i) of the Master Agreement.

22.4	The Security Trustee and the other Creditor Parties may take any other action, exercise any other right or pursue any other remedy conferred upon the Security Trustee and/or any other Creditor Party by this Agreement and/or the other Finance Documents or by any applicable law or regulation or otherwise as a consequence of such Event of Default.

23	FEES

23.1	The Borrowers have agreed to pay to the Agent an up-front fee of Four hundred Sixty Five thousand Dollars ($465,000) on the Drawdown Date first to occur of which (a) $100,000 will be paid to the Banks and (b) $365,000 will be retained by the Agent.

23.2	The Borrowers shall pay to the Agent on behalf of the Banks a commitment fee of one per cent (1%) per annum on the from time to time available and undrawn amount of the Facility (the “Commitment Fee”); such Commitment Fee shall accrue from day to day for a period starting on the date of acceptance of the Commitment Letter and ending on the earlier of (i) the relevant Final Availability Date and (ii) the date of cancellation of any undrawn part of the Facility and shall be calculated upon the exact number of days which have elapsed on the basis of a year consisting of three hundred and sixty (360) days and shall be payable quarterly in arrears on the earlier of the relevant Final Availability Date and such date of cancellation as the case may be.

23.3	The Borrowers shall pay to the Agent a management fee on the date falling three (3) months from the Drawdown Date first to occur and quarterly in arrears thereafter equal to one per cent (1%) of the amount of the Facility outstanding at that time.

23.4	The Borrowers shall pay to the Arranger an arrangement fee of Eight hundred thousand Dollars ($800,000) on the Drawdown Date first to occur.

24	EXPENSES

24.1	The Borrowers shall reimburse each Creditor Party on demand for all reasonable charges and expenses incurred by the Creditor Parties or any of them in connection with the preparation, negotiation and conclusion of this Agreement and the other Finance Documents (including, but not limited to, all costs and expenses of the Creditor Parties or any of them in connection with any assignment, transfer and sub-participation of their rights under this Agreement and the other Finance Documents and retirement of any Servicing Bank) including fees and expenses of legal advisers and reasonable out-of-pocket expenses.

24.2	The Borrowers shall reimburse each Creditor Party on demand for all charges and expenses (including legal fees) incurred by any Creditor Party in or in connection with the exercise of the Security Trustee’s and/or the other Creditor Parties’ rights and powers under this Agreement and the other Finance Documents (including but not limited to the fees and charges of auditors, brokers, surveyors and legal counsel instructed by the Security Trustee and/or the other Creditor Parties) and with the actual, attempted or purported enforcement of, or preservation of rights under, this Agreement or the other Finance Documents.

25	INDEMNITY

The Borrowers hereby undertake and agree to indemnify the Creditor Parties, upon the Agent’s first demand, from and against any losses, costs or expenses (including legal expenses) which they incur in consequence of any Event of Default including (but without limitation) all losses, premiums and penalties incurred or to be incurred in liquidating or redeploying deposits made by third parties or funds acquired or arranged to effect or maintain the Facility or any part thereof.

26	STAMP DUTIES

The Borrowers shall pay any and all stamp, registration and similar taxes and charges of whatsoever nature, which may be payable or determined to be payable on, or in connection with, the execution, registration, notarisation, performance or enforcement of this Agreement or the other Finance Documents. The Borrowers shall indemnify the Creditor Parties against any and all liabilities with respect to or resulting from delay or omission on the part of the Borrowers to pay any such taxes.

27	VARIATIONS AND WAIVERS

27.1	Subject to Clause 27.2, a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party’s rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to in writing by the Borrowers, by the Security Trustee on behalf and with the consent of the Instructing Group, by the Agent and the Security Trustee in their own rights, and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

27.2	However, as regards the following, Clause 27.1 applies as if the words “by the Security Trustee on behalf and with the consent of the Instructing Group” were replaced by the words “by or on behalf and with the consent of every Bank”:
(a)	a change in the definition of the Interest Rate;

(b)	a change to the date for, or the amount of, any payment of principal, interest, fees, or other sum payable under this Agreement;

(c)	a change to any Bank’s Commitment;

(d)	an extension of the Availability Period;

(e)	a change to the definition of “Instructing Group” or “Finance Documents”;

(f)	a change in the Manager or the terms and conditions of management of any Vessel;

(g)	a change to the Recital or to Clauses 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 12, 13, 15, 17, 22 or 36;

(h)	a change to this Clause 27;

(i)	any release of, or material variation to, an Encumbrance, guarantee, indemnity or subordination arrangement set out in a Finance Document; and

(j)	any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Bank’s consent is required.
27.3	Except for a document which satisfies the requirements of Clauses 27.1 and 27.2, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:
(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by the Borrowers or any of them or any other Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law, and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

28	PARTIAL INVALIDITY

In the event that any term or condition of this Agreement is rendered or declared illegal, invalid or inoperative in whole or in part by any statute, rule or regulation or any decision of any court or tribunal of competent jurisdiction then such determination or declaration shall neither affect nor impair the validity of any other term or condition of this Agreement which (save as aforesaid) will remain in full force and effect nor the legality, validity or enforceability of such term or condition under the law of any other jurisdiction.

29	THE AGENT, THE SECURITY TRUSTEE, THE SWAP BANK AND THE BANKS

29.1	Each Bank and the Swap Bank irrevocably appoint (i) the Agent as its agent in connection with the administration of the Facility and all payments and repayments of the Indebtedness and (ii) the Security Trustee as security trustee for the purposes of the Finance Documents and to receive, hold, administer and enforce the Finance Documents for the benefit of the Banks and authorises the Agent and the Security Trustee (whether or not by or through employees or agents) to take such action on such Bank’s and the Swap Bank’s behalf and to exercise such rights, remedies, powers and discretions as are specifically delegated to them by this Agreement and the other Finance Documents, together with such powers and discretion’s as are reasonably incidental thereto. The Agent and the Security Trustee shall not however, have any duties, obligations or liabilities to the Banks or to the Swap Bank beyond those expressly stated in this Agreement and the other Finance Documents.

29.2	Each Servicing Bank shall:
(a)	promptly send to each of the other Creditor Parties details of each communication received by it from the Borrowers under this Agreement or any other Finance Document, except that details of any communication relating to a Bank or to the Swap Bank shall be sent only to that Bank or to the Swap Bank as appropriate;

(b)	(in the case of the Security Trustee) promptly send to each of the other Creditor Parties a copy of any legal opinion delivered under this Agreement or any other Finance Document and of any document or information received by it under Clause 16;

(c)	subject to the other provisions of this Clause 29, act in accordance with any instructions from the Instructing Group or, if so instructed by the Instructing Group, refrain from exercising a right, power or discretion vested in it under this Agreement or any other Finance Document; and

(d)	have only those duties, obligations and responsibilities, of an administrative nature, expressly specified in this Agreement and the other Finance Documents.
29.3	Each Servicing Bank may:

29.3.1	perform any of its functions under this Agreement and the other Finance Documents by or through its personnel or agents;

29.3.2	refrain from doing anything under this Agreement and the other Finance Documents until it has received instructions from the Instructing Group as to whether (and, if it is to be, the way in which) it is to be done and shall in all cases be fully protected when acting, or (if so instructed) refraining from acting, in accordance with instructions from the Instructing Group;

29.3.3	treat (a) each Bank as the person entitled to repayment of that part of the Facility of which it is a lender unless all or part of the relevant Banks’ Commitment has been transferred to another bank (or the Agent has received notice of assignment of all or part of it) in accordance with Clause 31 whereupon such other bank shall be entitled to repayment of its share in the Commitment and (b) the office notified by each Bank to the Agent for this purpose before the signing of this Agreement (or, as the case may be, set out in the relevant Transfer Certificate) as its facility office unless the Agent has received from such Bank or such other bank a notice of change of facility office. Each Servicing Bank may act on any such certificate until it is superseded by a further transfer;

29.3.4	refrain from disclosing any document or information if such disclosure (and may refrain from doing anything which) would or might in its opinion be contrary to any law, be a breach of any duty of secrecy or confidentiality or otherwise render it liable to any person and may do anything which is in its opinion necessary to comply with any law;

29.3.5	assume that no Event of Default or an event which with the giving of notice or passage of time or determination of the Instructing Group and/or satisfaction of any condition or any combination of the foregoing may become an Event of Default has occurred unless an officer of the relevant Servicing Bank (as the case may be) acquires actual knowledge to the contrary; and

29.3.6	refrain from taking any step (or further step) to protect or enforce the rights of any person under this Agreement and the other Finance Documents until it has been indemnified (or received confirmation that it will be so indemnified) and/or secured to its satisfaction against any and all costs, losses, expenses or liabilities (including legal fees) which it would or might sustain or incur as a result.

29.4	Each Servicing Bank may:

29.4.1	rely on any communication, certificate, legal opinion or other document believed by it to be genuine;

29.4.2	rely as to any matter of fact which might reasonably be expected to be within the knowledge of any person on a statement by or on behalf of that person;

29.4.3	obtain and pay for such legal or other expert advice or services as may to it seem necessary or desirable and rely on any such advice;

29.4.4	provide to any person engaged to provide expert advice or services in connection with this Agreement and the other Finance Documents, copies of all information in its possession or to which it is entitled under or in connection with this Agreement and the other Finance Documents; and

29.4.5	retain for its own benefit and without liability to account any fee or other sum receivable by it for its own account.

29.5	Each of the Agent and the Security Trustee hereby agrees and declares and each of the Banks and the Swap Bank acknowledges that subject to the terms and conditions of this Clause the Agent and the Security Trustee hold the Trust Property on trust for the Banks and the Swap Bank in accordance with their respective Proportionate Shares, absolutely. Each of the Banks agrees that the obligations, rights and benefits vested in the Agent and the Security Trustee shall be performed and exercised in accordance with this Clause. The Agent and the Security Trustee shall have the benefit of all of the provisions of this Agreement benefiting them in their capacity as agent and security trustee for the Banks and the Swap Bank, and all the powers and discretions conferred on trustees by the Trustee Act 1925 (to the extent not inconsistent with this Agreement). In addition:

29.5.1	each of the Agent and the Security Trustee (and any attorney, agent or delegate of the Agent and the Security Trustee) may indemnify itself or himself out of the Trust Property against all liabilities, costs, fees, damages, charges, losses and expenses sustained or incurred by it or him in relation to the taking or holding of any of the Trust Property or in connection with the exercise or purported exercise of the rights, trusts, powers and discretions vested in the Agent and/or the Security Trustee or any other such person by or pursuant to the Security Documents or in respect of anything else done or omitted to be done in any way relating to the Security Documents; and

29.5.2	the Banks and the Swap Bank acknowledge that the Agent and/or the Security Trustee shall be under no obligation to insure any property nor to require any other person to insure any property and shall not be responsible for any loss which may be suffered by any person as a result of the lack or insufficiency of any insurance.

29.6	The perpetuity period of the trusts constituted or evidenced by this Agreement shall remain in full force and effect until the earlier of the expiration of a period of eighty (80) years from the date of this Agreement and the expiration of the Security Period.

29.7	The Security Trustee and the other Servicing Banks may not, except to the extent expressly authorised by the other provisions of this Agreement or any Finance Document, agree amendments or modifications to any of the Finance Documents, without the prior written instructions of the Instructing Group or all the Banks as applicable.

29.8	With respect to any sums due to any Servicing Bank for its own account under this Agreement and/or the other Finance Documents, such Servicing Bank shall have the same rights and powers under this Agreement as the Banks and may exercise the same as though it were not performing the duties and functions delegated to it under this Agreement and the term “Bank” and “Swap Bank” shall, unless the context clearly otherwise indicates, include each Servicing Bank in its individual capacity.

29.9	No Servicing Bank shall:

29.9.1	(save if otherwise expressly provided herein) be obliged to request any certificate or opinion under this Agreement or any of the other Finance Documents unless so required in writing by the Instructing Group, in which case the relevant Servicing Bank shall promptly make the appropriate request or be obliged to make any enquiry as to any default in the performance or observance of any of the provisions of this Agreement or the other Finance Documents or as to the existence of an Event of Default unless such Servicing Bank has actual knowledge thereof or has been notified in writing thereof by any other Creditor Party, in which case such Servicing Bank shall promptly notify the other Creditor Parties of the relevant event or circumstance; or

29.9.2	be liable to any other Creditor Party for any action taken or omitted under or in connection with this Agreement and the other Finance Documents unless caused by its gross negligence or wilful misconduct.

29.10	Each Servicing Bank shall (subject to its being indemnified to its satisfaction) take such action or, as the case may be, refrain from taking such action with respect to any Event of Default of which it has actual knowledge, as the Instructing Group may reasonably direct.

29.11	Each Bank and the Swap Bank acknowledges that it has not relied on any statement, opinion, forecast or other representation made by any Servicing Bank to induce it to enter into this Agreement and/or the other Finance Documents and that it has made and will continue to make, without reliance on any Servicing Bank and based on such documents as it considers appropriate, its own appraisal of the creditworthiness of the Borrowers and its own independent investigation of the financial condition and affairs of the Borrowers in connection with the making and continuation of the Facility under this Agreement and the Transactions under the Master Agreement. No Servicing Bank shall have any duty or responsibility, either initially or on a continuing basis, to provide the other Creditor Parties with any credit or other information with respect to the Borrowers.

29.12	No Servicing Bank shall have any responsibility to any Bank or to the Swap Bank or to any other Creditor Party on account of the failure of the Borrowers to perform their obligations under this Agreement and/or the other Finance Documents or for the financial condition of the Borrowers or for the completeness or accuracy of any statements, representations or warranties in this Agreement and/or the other Finance Documents or any document delivered under this Agreement and/or the other Finance Documents or for the execution, effectiveness, adequacy, genuineness, validity, enforceability or admissibility in evidence of this Agreement and/or the other Finance Documents or of any certificate, report or other document executed or delivered under this Agreement and/or the Security Documents or otherwise in connection with the Facility or any part thereof made available pursuant to this Agreement or its negotiation or for acting (or, as the case may be, refraining from acting) in accordance with the instructions of the Instructing Group. Each Servicing Bank shall be entitled to rely on any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person and shall be entitled to rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers.

29.13	Each Servicing Bank may, without any liability to account to the Banks or to the Swap Bank or to any other Creditor Party, accept deposits from, lend money to, and generally engage in any kind of banking or trust business with, the Borrowers or any Bank as if it were not a Servicing Bank.

29.14	Each Bank shall reimburse each Servicing Bank in the proportion borne by its commitment to the Total Commitments and the Swap Bank shall reimburse each Servicing Bank on a pro rata basis, for the charges and expenses incurred by such Servicing Bank in connection with the negotiation, preparation, syndication, execution and, where relevant, registration of this Agreement and the other Finance Documents and/or in contemplation of, or otherwise in connection with, the enforcement of, or the preservation of any rights under, or in carrying out its respective duties under, this Agreement and the other Finance Documents including (in each case) the fees and expenses of legal or other professional advisers. Each Bank shall indemnify each Servicing Bank in the proportion borne by its Commitment to the Total Commitments and the Swap Bank shall reimburse each Servicing Bank on a pro rata basis against all liabilities, damages, costs and claims whatsoever incurred by each Servicing Bank in connection with this Agreement and the other Finance Documents or any action taken or omitted by such Servicing Bank under this Agreement, the Master Agreement and the other Finance Documents, unless such liabilities, damages, costs or claims arise from such Servicing Bank’s own gross negligence or wilful misconduct.

29.15	Each Servicing Bank shall have full power to determine all questions and doubts arising in relation to the interpretation or application of any of the provisions of this Agreement or any of the Security Documents as it affects such Servicing Bank and every such determination

(whether made upon a question actually raised or implied in the acts or proceedings of such Servicing Bank) shall be conclusive.

29.16	In its capacity as trustee in relation to the Finance Documents and in relation to the Trust Property, the Security Trustee:

29.16.1	shall, without prejudice to any of the powers, discretions and immunities conferred upon trustees by law (and to the extent not inconsistent with the provisions of this Agreement or any of the other Finance Documents), have all the same powers and discretions as a natural person acting as the beneficial owner of such property and/or as are conferred upon the Security Trustee by this Agreement and/or any other Finance Document provided that the Security Trustee may only exercise such powers and discretions to the extent that the Security Trustee is authorised so to exercise the same in accordance with the provisions of this Agreement and/or any other Finance Document;

29.16.2	shall be entitled to invest moneys forming part of the Trust Property and which, in the opinion of the Security Trustee may not be paid out promptly following receipt in the name or under the control of the Security Trustee in any of the investments for the time being authorised by law for the investment by trustees of trust moneys or in any other property or investments whether similar to the aforesaid or not or by placing the same on deposit in the name or under the control of the Security Trustee as the Security Trustee may think fit without being under any duty to diversify its investments and the Security Trustee may at any time vary or transpose any such property or investments for or into any others of a like nature and shall not be responsible for any loss due to depreciation in value or otherwise of such property or investments (and on the basis that any investment of any part or all of the Trust Property may, at the discretion of the Security Trustee be made or retained in the names of nominees); and

29.16.3	may, in the conduct of its obligations under and in respect of the Finance Documents (otherwise than in relation to its right to make any declaration, determination or decision), instead of acting personally, employ and pay any agent (whether being a lawyer or any other person) to transact or concur in transacting any business and to do or concur in doing any acts required to be done by the Security Trustee (including the receipt and payment of money) on the basis that:
(i)	any such agent engaged in any profession or business shall be entitled to be paid all usual professional and other charges for business transacted and acts done by him or any partner or employee of his in connection with such trusts; and

(ii)	the Security Trustee shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of any such agent if the Security Trustee shall have exercised reasonable care in the selection of such agent.

30	RETIREMENT OF THE SERVICING BANKS

30.1	Each Servicing Bank may and if requested by the Instructing Group shall (which the Instructing Group may only request if they have good cause to do so) retire its appointment under this Agreement and the other Finance Documents at any time without assigning any reason thereof or by giving not less than thirty (30) days prior written notice to that effect to each of the other parties hereto, provided that no such retirement shall be effective until a successor for such Servicing Bank is appointed in accordance with the following provisions of this Clause 30:

30.1.1	If any Servicing Bank gives notice of its retiring pursuant to Clause 30.1, during the period of such notice:
(a)	the retiring Servicing Bank may appoint as successor Servicing Bank a banking corporation or financial institution or related company within the same group of companies as such Servicing Bank without requiring for such appointment the prior written consent and/or consultation of the Instructing Group and/or the Borrowers, or such appointment not being applicable;

(b)	the Instructing Group may appoint as successor Servicing Bank any of the Banks, or failing such appointment;

(c)	the retiring Servicing Bank may appoint as successor Servicing Bank any reputable and experienced bank or financial institution or related company approved by the Instructing Group; or
30.1.2	if during the period of such notice no successor is so appointed pursuant to sub-clauses 30.1.1(a), (b) and (c), the retiring Servicing Bank may appoint a successor Servicing Bank itself any reputable and experienced bank or financial institution nominated by such retiring Servicing Bank;

and either the provisions of Clause 30.1.1 or 30.1.2 have been complied with.

30.2	Upon any such successor as aforesaid being appointed, the retiring Servicing Bank shall be discharged from any further obligation under this Agreement and the other Finance Documents and its successor and each of the other parties to this Agreement and/or the other Finance Documents shall have the same rights and obligations among themselves as they would have had if such successor had been a party to this Agreement and/or the other Finance Documents in place of the retiring Servicing Bank and the parties to this Agreement and/or the other Finance Documents and the successor agent, successor paying agent and the security trustee shall, prior to such retirement, execute such amendments to this Agreement and/or the other Finance Documents as may be necessary as a result of such substitution.

31	ASSIGNMENTS AND TRANSFERS

31.1	This Agreement shall be binding upon and endure to the benefit of each party hereto and its successors and permitted assigns and transferees;

31.2	No Borrower (in any of its capacities) shall be entitled to assign or transfer all or any of its rights, benefits and obligations hereunder or under the Subject Documents;

31.3	Any Bank may at any time (with a prior notification to the Borrowers and the Servicing Banks) assign to any one or more banks or other financial institutions all or any part of such Bank’s rights and benefits hereunder or transfer in accordance with Clause 31.5 all or any part of such Bank’s rights, benefits and obligations to any bank or financial institution;

31.4	If any Bank assigns all or any of its rights and benefits hereunder in accordance with Clause 31.3, then, unless and until the relevant Bank, as transferor and the transferee have duly completed and duly executed a Transfer Certificate in accordance with Clause 31.5, the other parties hereto shall not be obliged to recognise such assignee as having the rights against each of them which it would have had if it had been a party hereto;

31.5	Subject to the provisions of Clauses 31.6, 31.7, 31.8 and 31.9, if any Bank wishes to transfer all or any part of its Commitment as contemplated in Clause 31.3, then such transfer may be effected by the delivery to the Agent of a duly completed and duly executed Transfer Certificate and upon the later of the date of receipt by the Agent of such Transfer Certificate and the date of transfer specified therein:
(a)	to the extent that a Bank seeks to transfer its rights and/or obligations, the Borrowers (on the one hand) and the Bank in question (on the other), shall be released from all further obligations towards the other;

(b)	the Borrowers (on the one hand) and the Transferee (on the other) shall assume the obligations towards the other identical to those released pursuant to Clause 31.5 (a);

(c)	the Commitment of such Bank party to such Transfer Certificate shall be reduced by the amount expressed in such Transfer Certificate to be transferred to the Transferee;

(d)	the Transferee party to such Transfer Certificate shall become a party to this Agreement as a Bank entitled to the rights and liable to observe the obligations of a Bank with a Commitment equal to the amount expressed in such Transfer Certificate to be transferred to such Transferee; and

(e)	the other parties hereto shall acquire the same rights and benefits (including but not limited to rights in the trust declared by the Security Trustee in Clause 29) and assume the same obligations between themselves vis-à-vis the Transferee as they would have acquired and assumed had such Transferee been an original party hereto as the Bank with a Commitment equal to the amount expressed in such Transfer Certificate to be transferred to the Transferee.

31.6	Each of the parties hereto confirms that (a) the delivery to a Transferee of a Transfer Certificate signed by a Bank constitutes an irrevocable offer by each of the parties hereto to accept such Transferee (subject to the conditions set out herein) as a Bank party hereto with the rights and obligations so expressed to be transferred and (b) such offer may be accepted by such Transferee by the execution of such Transfer Certificate by such Transferee and (c) the provisions of this Agreement shall apply to the contract between the parties thereto arising as a result of the acceptance of such offer;

31.7	The Transferee and all other relevant parties undertake to execute all further documents, at the expense of the Transferee, to give effect and validity to the required transfer of all interests in the Trust Property and Security Documents in consequence of the Transfer Certificate;

31.8	On the date on which a transfer takes effect pursuant to this Clause 31 the Transferee in respect of such transfer shall pay to the Agent for its own account a fee of One thousand Dollars ($1,000);

31.9	The Agent shall not be obliged to accept any Transfer Certificate received by it hereunder and no such Transfer Certificate may take effect on any day on or after the receipt by the Agent of a Notice Drawdown and prior to the Drawdown Date;

31.10	The Borrowers, the Security Trustee and each Bank irrevocably authorises the Agent to sign Transfer Certificates on its behalf upon receiving the relevant instructions;

31.11	The Agent shall promptly notify the other Creditor Parties of the receipt by it of any Transfer Certificate, identifying in such notice the parties thereto in their respective capacities and the portion of the Commitment transferred (as specified in such Transfer Certificate); and

31.12	The Agent shall be fully entitled to rely on any Transfer Certificate delivered to it in accordance with the foregoing provisions which is complete and regular on its face as regards its contents and purportedly signed on behalf of the relevant Bank and the Transferee and shall have no liability or responsibility to any party as a consequence of placing reliance upon and acting in accordance with any such Transfer Certificate;

31.13	Any Bank may provide or disclose to any actual or potential Transferee or assignee or to any person who may otherwise enter into contractual relations with such Bank in relation to this Agreement, a copy of this Agreement, copies of all information provided by the Borrowers pursuant to each Subject Document to which it is party, details of drawings made by the Borrowers thereunder, information regarding the performance of the Borrowers of their obligations thereunder;

31.14	A Bank may change its lending office by giving notice to the Agent and the change shall become effective on the later of:
(a)	on the date of which the Agent receives a notice; and

(b)	the date, if any, specified in the notice as the date on which the change shall come into effect.
31.15	On receiving such a notice, the Agent shall notify the Borrowers and the other Creditor Parties and until the Agent receives such a notice, it shall be entitled to assume that a Bank is acting through its lending office of which the Agent last had notice.

32	LANGUAGE

Each document, instrument, certificate or statement referred to herein or to be delivered hereunder by the Borrowers shall, if not in the English language, be accompanied by an English translation thereof certified by the Borrowers, which translation shall prevail in the case of conflict with the non-English version.

33	NON-IMMUNITY

33.1	The Borrowers do not have any right of immunity from set-off, suit or execution, attachment or other legal process under the laws of England, the Republic of Greece, the Republic of the Marshall Islands, the Republic of Liberia, the Republic of Panama or any other Flag State or any other jurisdiction.

33.2	The exercise by the Borrowers of their rights and performance and discharge of their duties and liabilities hereunder will constitute commercial acts done and performed for private and commercial purposes.

33.3	To the extent that the Borrowers may in any jurisdiction, in which proceedings may at any time be taken for the enforcement of this Agreement and/or any of the other Finance Documents, claim for themselves or their assets immunity from suit, judgment, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process, and to the extent that in any such jurisdiction there may be attributed to themselves or their assets any such immunity (whether or not claimed), the Borrowers hereby irrevocably agree not to claim and hereby irrevocably waive any such immunity to the full extent permitted by the laws of such jurisdiction.

34	NOTICES

34.1	Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

34.2	A notice shall be sent:

(a)	to the Borrowers:	c/o	Newlead Bulkers S.A. 1-7, Flessa & 83, Akti Miaouli 185 38 Piraeus
Greece
Fax No.: +30 213 0148408

(b)	to a Bank:	At the address below its name in Schedule 1 or (as the case may require) in the relevant Transfer Certificate

(c)	to the Swap Bank, Agent and the Security Trustee:	24B Kifissias Avenue 151 25 Maroussi Attiki, Greece Fax No: +30 210 6896358
or to such other address as the relevant party may notify the Servicing Banks or, if the relevant party is a Creditor Party or a Servicing Bank, the Borrowers, the other Creditor Parties and the Security Parties.

34.3	Subject to Clauses 34.4 and 34.5:
(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered;

(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, two (2) hours after its transmission is completed.
34.4	However, if under Clause 34.3 a notice would be deemed to be served:
(a)	on a day which is not a Business day in the place of receipt; or

(b)	on such a Business day, but after 5 p.m. local time;
the notice shall (subject to Clause 34.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

34.5	Clauses 34.3 and 34.4 do not apply if the recipient of a notice notifies the sender within one (1) hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

34.6	A notice under or in connection with a Finance Document shall not be invalid by reason that the manner of serving it does not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice.

34.7	Any notice under or in connection with a Finance Document shall be in English.

34.8	In this Clause “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

35	SUPPLEMENTAL

35.1	The rights and remedies which the Finance Documents give to each Creditor Party are:
(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.
35.2	If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

35.3	A Finance Document may be executed in any number of counterparts.

35.4	A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

36	LAW AND JURISDICTION

36.1	This Agreement and any non-contractual obligations connected with it shall in all respects be governed by, and construed in accordance with, English law.

36.2	Subject to Clause 36.3, the courts of England shall have exclusive jurisdiction to settle any disputes, which may arise out of or in connection with this Agreement and any non-contractual obligations connected with it.

36.3	Clause 36.2 is for the exclusive benefit of the Creditor Parties, each of which reserves the right:
(a)	to commence proceedings in relation to any matter which arises out of or in connection with this Agreement in the courts of the Republic of Greece and/or any country other than England or Greece and which have or claim jurisdiction to that matter; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or Greece or without commencing proceedings in England or Greece.

The Borrowers shall not commence any proceedings in any country other than England in relation to a matter which arises out of or in connection with this Agreement and any non-contractual obligations connected with it.

36.4	The Borrowers irrevocably appoint Messrs. HFW Nominees Limited, presently at Friary Court, 65 Crutched Friars, London EC3N 2AE, England , to act as their agent to receive and accept on their behalf any process or other document relating to any proceedings in the English courts which are connected with this Agreement and any non-contractual obligations connected with it.

36.5	The Borrowers irrevocably designate and appoint Mr. Peter Kallifidas, an attorney-at-law with offices at 83 Akti Miaouli, 185 38 Piraeus, Greece, as agent for the service of process in Greece (“antiklitos”) and agree to consider any legal process or any demand or notice made served on behalf of the Creditor Parties and/or the Security Trustee on the said agent as being made to the Borrowers or any of them (as the case may be). The designation of such an authorized agent (“antiklitos”) shall remain irrevocable until all Indebtedness shall have been paid in full in accordance with the terms of this Agreement and the other Finance Documents.

36.6	The Borrowers irrevocably waive any objection which they may now or in the future have to the laying of the venue of any proceedings in any court referred to in this Clause, and any claim that those proceedings have been brought in an inconvenient or inappropriate forum, and irrevocably agree that a judgment in any proceedings commenced in any such court shall be conclusive and binding on them and may be enforced in the courts of any other jurisdiction.

36.7	Nothing in this Clause 36 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

36.8	In this Clause 36, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure or enforcement court order (diatagi pliromis).

37	THIS AGREEMENT AND THE OTHER FINANCE DOCUMENTS

In case of any conflict between the provisions of this Agreement and any of the other Finance Documents the provisions of this Agreement shall prevail.
AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

EXECUTION PAGE

BORROWERS

SIGNED	)
by Panagiotis-Peter Kallifidas	) /s/ Panagiotis-Peter Kallifidas
for and on behalf of	)
GRAND VENETICO INC.	)
in the presence of: Vasiliki Madia	) /s/ Vasiliki Madia

SIGNED	)
by Panagiotis-Peter Kallifidas	) /s/ Panagiotis-Peter Kallifidas
for and on behalf of	)
GRAND MARKELA INC.	)
in the presence of: Vasiliki Madia	) /s/ Vasiliki Madia

SIGNED	)
by Panagiotis-Peter Kallifidas	) /s/ Panagiotis-Peter Kallifidas
for and on behalf of	)
NEWLEAD SHIPPING S.A.	)
in the presence of: Vasiliki Madia	) /s/ Vasiliki Madia

SIGNED	)
by Panagiotis-Peter Kallifidas	) /s/ Panagiotis-Peter Kallifidas
for and on behalf of	)
NEWLEAD BULKERS S.A.	)
in the presence of: Vasiliki Madia	) /s/ Vasiliki Madia

SIGNED	)
by Panagiotis-Peter Kallifidas	) /s/ Panagiotis-Peter Kallifidas
for and on behalf of	)
GRAND RODOSI INC.	)
in the presence of: Vasiliki Madia	) /s/ Vasiliki Madia

SIGNED	)
by Panagiotis-Peter Kallifidas	) /s/ Panagiotis-Peter Kallifidas
for and on behalf of	)
BRAZIL HOLDINGS LTD.	)
in the presence of: Vasiliki Madia	) /s/ Vasiliki Madia

SIGNED	)
by Panagiotis-Peter Kallifidas	) /s/ Panagiotis-Peter Kallifidas
for and on behalf of	)
AUSTRALIA HOLDINGS LTD.	)
in the presence of: Vasiliki Madia	) /s/ Vasiliki Madia

SIGNED	)
by Panagiotis-Peter Kallifidas	) /s/ Panagiotis-Peter Kallifidas
for and on behalf of	)
CHINA HOLDINGS LTD.	)
in the presence of: Vasiliki Madia	) /s/ Vasiliki Madia

THE BANKS

SIGNED	)
by Sonya Horvathova	) /s/ Sonya Horvathova
for and on behalf of	)
MARFIN POPULAR BANK PUBLIC CO. LTD	)
in the presence of: Vasiliki Madia	) /s/ Vasiliki Madia

AGENT, SECURITY TRUSTEE AND SWAP BANK

SIGNED	)
by Chaelis M.	) /s/ Chaelis M.
and by Stavros Yagos	) /s/ Stavros Yagos
for and on behalf of	)
MARFIN EGNATIA BANK Societe Anonyme	)
in the presence of: Vasiliki Madia	) /s/ Vasiliki Madia

THE ARRANGER

SIGNED	)
by Panos Dakiaos	) /s/ Panos Dakiaos
and by A. Margetidi	) /s/ A. Margetidi
for and on behalf of	)
INVESTMENT BANK OF GREECE S.A.	)
in the presence of: Vasiliki Madia	) /s/ Vasiliki Madia

SCHEDULE 1
THE BANKS AND THEIR COMMITMENTS

COMMITMENT
IN RESPECT OF
BANK AND LENDING OFFICE	THE FACILITY
MARFIN POPULAR BANK PUBLIC CO. LTD	up to $62,000,000
134 Limassol Avenue
Strovolos 2025
Nicosia Cyprus
Fax nr.: +357 2236 3900

SCHEDULE 2
NOTICE OF DRAWDOWN
Dated [•]

To:	MARFIN EGNATIA BANK Societe Anonyme 24B Kifissias Avenue 151 25 Maroussi Attiki, Greece as Agent
Attention: Loans Administration
1.	We refer to the financial agreement dated [•] 2010 (the “Financial Agreement”) and made between ourselves, as Borrowers the Banks referred to therein, the Swap Bank, yourselves as Agent and Security Trustee and the Arranger in connection with a reducing revolving credit facility of up to Sixty Two million Dollars ($62,000,000). Terms defined in the Financial Agreement have their defined meanings when used in this Notice of Drawdown.
2.	We request to borrow [an][•] Advance[s] of the Facility as follows:
(a)	Amount: [•] Dollars ($[•]);

(b)	Drawdown Date: [•];

(c)	Duration of the first Interest Period shall be [•] months; and

(d)	Payment instructions: account in the name of [•] and numbered [•] with [•] of [•].
3.	We represent and warrant that:
(a)	the representations and warranties in Clause 14 of the Financial Agreement and in the other Finance Documents would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing;

(b)	no Event of Default has occurred or will result from the borrowing of the Advance[s].
4.	This notice cannot be revoked without the prior consent of the Instructing Group.
[5.	We authorise you to deduct from the Advance[s] the amount of the [up-front fee][Commitment Fee] [management fee] referred to in Clause 23.[1][2][3] and all legal fees payable pursuant to Clause 16.1.13.]

[Name of Signatory]

for and on behalf of GRAND VENETICO INC.

[Name of Signatory]

for and on behalf of GRAND MARKELA INC.

[Name of Signatory]

for and on behalf of NEWLEAD SHIPPING S.A.

[Name of Signatory]

for and on behalf of NEWLEAD BULKERS S.A.

[Name of Signatory]

for and on behalf of GRAND RODOSI INC.

[Name of Signatory]

for and on behalf of BRAZIL HOLDINGS LTD.

[Name of Signatory]

for and on behalf of AUSTRALIA HOLDINGS LTD.

[Name of Signatory]

for and on behalf of CHINA HOLDINGS LTD.

SCHEDULE 3
FORM OF ACKNOWLEDGEMENT
Date: [•]
Financial Agreement dated [•] 2010
We, the undersigned Borrowers, declare that we received [an] Advance[s] under the above Financial Agreement amounting to [•] Dollars ($ [•]) for value [•].
Capitalised terms used herein shall have the respective meanings specified in the Financial Agreement.

Yours faithfully, For and on behalf of GRAND VENETICO INC.

Attorney-in-Fact

For and on behalf of GRAND MARKELA INC.

Attorney-in-Fact

For and on behalf of NEWLEAD SHIPPING S.A.

Attorney-in-Fact

For and on behalf of NEWLEAD BULKERS S.A.

Attorney-in-Fact

For and on behalf of GRAND RODOSI INC.

Attorney-in-Fact

For and on behalf of BRAZIL HOLDINGS LTD.

Attorney-in-Fact

For and on behalf of AUSTRALIA HOLDINGS LTD.

Attorney-in-Fact

For and on behalf of CHINA HOLDINGS LTD.

Attorney-in-Fact

SCHEDULE 4
FORM OF TRANSFER CERTIFICATE
To: [Agent]
TRANSFER CERTIFICATE
Relating to the financial agreement (the “Financial Agreement”) dated [•] 2010 made between (1) Grand Venetico Inc. of the Marshall Islands, Grand Markela Inc., Grand Rodosi Inc., Brazil Holdings Ltd., Australia Holdings Ltd., China Holdings Ltd. Newlead Bulkers S.A. all of Liberia and Newlead Shipping S.A. of Panama (as joint and several Borrowers) and (2) the banks and financial institutions listed in schedule 1 thereof (as Banks) and (3) Marfin Egnatia Bank Societe Anonyme (as Swap Bank, Agent and Security Trustee) and the Investment Bank of Greece S.A. (as Arranger). Terms defined in the Agreement shall bear the same meaning herein.
1.	Terms defined in the Financial Agreement shall, unless otherwise expressly indicated, have the same meaning when used in this Certificate. The term “Transferor” and “Transferee” are defined in this Certificate.

2.	[Bank/Transferor] (the “Transferor”) hereby confirms the accuracy of the summary of its Commitment in the Financial Agreement set out in the Schedule below and requests [Transferee] (the “Transferee”) to accept and procure by way of novation the transfer to the Transferee of the portion of such Commitment specified in the Schedule by counter-signing and delivering this Transfer Certificate to the Agent at its address for the service of notices specified in the Agreement.

3.	The Transferee hereby requests the Agent to accept this transfer Certificate as being delivered to the Agent pursuant to and for the purposes of Clause 31 (Assignments) of the Financial Agreement so as to take effect in accordance with the terms thereof on the date of receipt by it of this Transfer Certificate or (if later) on [specify date of transfer] subject only to the provisions of the Financial Agreement.

4.	The Agent (on its own behalf and on behalf of each of the Banks other than the Transferor) by the execution of this Certificate confirms its acceptance of this Certificate for the purposes of Clauses 31.4 and 31.5 of the Financial Agreement.

5.	The Transferee confirms that it has received from the Transferor a copy of the Financial Agreement together with such other documents and information as it has required in connection with this transaction and that it has not relied and will not hereafter rely on the Transferor or any other party to the Financial Agreement to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such documents or information and further agrees that it has not relied and will not rely on the Transferor or any other party to the Financial Agreement to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of each Borrower or any other party to the Financial Agreement.

6.	The execution of this Transfer Certificate by the Transferee constitutes its representation to the Transferor and all other parties to the Financial Agreement that it has power to become a party to the Financial Agreement as a Bank on the terms herein and therein set out, has taken all necessary steps to authorise execution and delivery of this Transfer Certificate.

7.	The Transferee hereby undertakes with the Transferor and each of the other parties to the Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Financial Agreement will be assumed by it after delivery of this Transfer Certificate to the Agent and satisfaction of the conditions subject to which this Transfer Certificate is expressed to take effect.

8.	The Transferor makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Financial Agreement or any document relating thereto and assumes no responsibility for the financial condition of each Borrower or any other party to the Financial Agreement or for the performance and observance by each Borrower or any other such party of any of its obligations under the Financial Agreement or any document relating thereto and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.

9.	The Transferor hereby gives notice that nothing herein or in the Financial Agreement (or any document relating thereto) shall oblige the Transferor to (i) accept a re-transfer from the Transferee of the whole or any part of its rights, benefits and/or obligations under the Financial Agreement transferred pursuant hereto or (ii) support any losses directly or indirectly sustained or incurred by the Transferee for any reason whatsoever including, without limitation, the non-performance by each Borrower or any other party to the Financial Agreement (or any document relating thereto) of its obligations under any such document. The Transferee hereby acknowledges the absence of any such obligation as is referred to in (i) or (ii) above.

10.	The Transferor and the Transferee each undertake with the Agent and the Security Trustee severally, on demand, to fully indemnify the Agent and/or the Security Trustee in respect of any claim, proceeding, liability or expense (including all legal expenses) which they or either of them may incur in connection with this Certificate or any matter arising out of it, except such as are shown to have been mainly and directly caused by the gross and culpable negligence or dishonesty of the Agent’s or the Security Trustee’s own officers or employees.

11.	The Transferee shall repay to the Transferor on demand so much of any sum paid by the Transferor under paragraph 10 above as exceeds one-half of the amount demanded by the Agent or the Security Trustee in respect of a claim, proceeding, liability or expense which was not reasonably foreseeable at the date of this Certificate; but nothing in this paragraph shall affect the liability of each of the Transferor and the Transferee to the Agent or the Security Trustee for the full amount demanded by it.

12.	This Transfer Certificate and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with English law.

Notes: A transfer fee of US$1,000 is payable by the Transferee to the Agent for its own account on the date upon which the transfer takes effect.
AS WITNESS the hands of the authorised signatures of the parties hereto on the date appearing below.

[Name of Transferor]	[Name of Transferee]

By: ____________________________________________	By: ____________________________________________
Date:	Date:
Agent
Signed for itself and for and on behalf of the Borrowers and as agent for every other Creditor Party
[Name of Agent]

By: ____________________________________________
Date:

THE SCHEDULE

Commitment	Portion Transferred

[Transferor]	[Transferee]

By:____________________________________________	By:____________________________________________

Date:	Date:
Administrative Details of Transferee

Facility Office:

Contact Name:

Account for payments:

Telephone:

Fax:

Note:	THIS TRANSFER CERTIFICATE ALONE MAY NOT BE SUFFICIENT TO TRANSFER A PROPORTIONATE SHARE OF THE TRANSFEROR’S INTEREST IN THE SECURITY CONSTITUTED BY THE FINANCE DOCUMENTS IN THE TRANSFEROR’S OR TRANSFEREE’S JURISDICTION OR IN THE JURISDICTION OF THE LAW WHICH GOVERNS A PARTICULAR SECURITY INTEREST. IT IS THE RESPONSIBILITY OF EACH BANK TO ASCERTAIN WHETHER ANY OTHER DOCUMENTS ARE REQUIRED FOR THIS PURPOSE.

SCHEDULE 5
FORM OF COMPLIANCE CERTIFICATE

To:	MARFIN EGNATIA BANK Societe Anonyme
24B Kifissias Avenue
151 25 Maroussi
Attiki, Greece
as Agent
Date: [●]
Dear Sirs,
We refer to a financial agreement dated [●] 2010 (the “Financial Agreement”) made between (1) Grand Venetico Inc., Grand Markela Inc., Newlead Shipping S.A., Newlead Bulkers S.A., Grand Rodosi Inc, China Holdings Ltd., Australia Holdings, Ltd. and Brazil Holdings Ltd. (together the “Borrowers”) as joint and several borrowers, (2) you, as agent, security trustee and swap bank, (3) the banks and financial institutions listed in Schedule 1 of the Financial Agreement as lenders and (4) Investment Bank of Greece Societe Anonyme Bancaire as arranger.
Words and expressions defined in the Financial Agreement shall have the same meaning when used in this compliance certificate.
We enclose with this certificate a copy of the [audited annual][unaudited semi-annual] Financial Statements of the Borrowers and the Group for the annual][semi-annual][period] ended [●]. The Financial Statements (i) have been prepared in accordance with all applicable laws and Applicable Accounting Principles consistently applied, (ii) give a true and fair view of the state of affairs of the Group at the date of the accounts and of its profit for the period to which the accounts relate and (iii) fully disclose or provide for all significant liabilities of the Group.
We hereby represent that no Event of Default has occurred as at the date of this certificate [except for the following matter or event: [set out all material details of matter or event]].
We now certify that, as at [●]:
(a)	the Equity Ratio is not less than [25%][30%]

(b)	Working Capital is not less than zero Dollars ($0)

(c)	the ratio of EBITDA to Interest Payable is not less than [2.0] [2.50] to 1.00
[or as the case may be, specify in what respect any of the financial covenants are not complied with]
(d)	no Event of Default has occurred and is continuing
This certificate shall be governed by, and construed in accordance with, English law.
[●]
Chief Financial Officer
NEWLEAD HOLDINGS LTD.